UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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PGT INNOVATIONS, INC.

(Name of Registrant as Specified in its Charter)

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Notice of 2022 Annual

Meeting of Stockholders

AGENDA ITEM		BOARD RECOMMENDATION		FOR MORE INFORMATION	2022 Annual Meeting of Stockholders June 10, 2022 3:00 p.m. Eastern Time Virtual Meeting via Live Webcast www.virtualshareholdermeeting.com/ PGTI2022
1.	To elect three members of our Board of Directors, each to hold office for a three-year term or until such director’s successor shall have been duly elected or qualified (or, if earlier, such director’s removal or resignation from our Board of Directors).	✓	FOR (all three nominees)	Page 18
2.	Advisory vote to Approve PGT’s executive compensation (say-on-pay).	✓	FOR	Page 28
3.	To Approve an Amendment and Restatement of the 2019 Equity and Incentive Compensation Plan.	✓	FOR	Page 53
4.	Ratification of appointment of Ernst & Young LLP as PGT’s independent registered public accounting firm.	✓	FOR	Page 62

Note: We also will consider any other matters that may properly be brought before the Annual Meeting (and any postponements or adjournments of the Annual Meeting). As of the date of this proxy statement (“2022 Proxy Statement” or “Proxy Statement”), we have not received notice of any such matters.

HOW TO VOTE

Our Board of Directors has set April 11, 2022 as the record date for the 2022 annual meeting of stockholders (the “2022 Annual Meeting of Stockholders” or the “Annual Meeting”). This means that holders of record of our common stock at the close of business on that date are entitled to receive the notice of the Annual Meeting and to vote their shares at the Annual Meeting and any related adjournments or postponements.

At the Virtual meeting

At the Annual Meeting at

www.virtualshareholdermeeting.com/PGTI2022

Telephone

Instructions provided in the Notice of Internet Availability

Mail

Please mail your completed proxy card or voting instruction card to

Vote Processing, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717

Internet

Instructions provided in the Notice of Internet Availability

Your vote is important. Please vote as promptly as possible.

Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting of Stockholders to be held on June 10, 2022: Copies of the Proxy Statement and of our Annual Report on Form 10-K for the fiscal year ended January 1, 2022 are available by visiting the following website: www.proxydocs.com/PGTI.

Notice

We are first distributing to our stockholders a notice of Internet availability (the “Notice of Internet Availability” or “Notice”) of the proxy materials (the “Proxy Materials”) on or about April 29, 2022. This Notice informs our stockholders how to access our Proxy Statement and our 2021 Annual Report on Form 10-K, and how to vote electronically via the Internet. The Notice also contains instructions on how to receive a paper copy of the Proxy Materials.

If there are questions pertinent to meeting matters that cannot be answered during the Annual Meeting due to time constraints, management will post answers to a representative set of such questions at ir.pgtinnovations.com. The questions and answers will remain available until PGT’s 2023 Proxy Statement is filed. We also encourage you to read our Annual Report on Form 10-K available at www.proxydocs.com/PGTI.

Ryan S. Quinn

General Counsel & Corporate Secretary

DEAR FELLOW STOCKHOLDERS

We achieved continued strong growth in 2021, reporting record sales despite many challenges across the U.S. economy and ongoing effects of the global pandemic. Most importantly, we succeeded while maintaining our first priority, the health and safety of our team members, families, customers, and communities.

Each of our 5,500 plus team members has responded to these unprecedented times with unwavering perseverance, inspiring fortitude, and extraordinary resourcefulness. On a daily basis, this team goes above and beyond to serve our customers – both internal and external, to lead through challenges, and to support each other in our mission to thrive. We are continuously amazed by and grateful for the dedication our team has to living out the spirit and culture of PGT Innovations.

In addition to the various, long-standing development and advancement opportunities we offer to our team members, we have also actualized the following efforts to further demonstrate our deep appreciation of our team’s commitment to our Company’s success over the past several years:

•	granted shares of common stock to our team members, including our hourly team members, with at least one year of tenure, in 2019 and 2020;

•	increased wages in 2021;

•	opened a training center in 2022 for our team members;

•	provided a total of $285,600 in scholarship dollars to the children of eligible team members who are pursuing secondary education in a trade school or college;

•	provided a tuition reimbursement program that provides eligible team members up to $50,000 lifetime for courses related to current or future roles at the Company; and

•	established a Commercial Driver’s License (CDL) driver certification training course for our existing team members allowing such team members to obtain their CDL.

Over the course of 2021 and by the end of 2022 we will have invested $29.5 million in our team members through starting wage increases, training, education, and healthcare.

FINANCIAL HIGHLIGHTS

Full year fiscal 2021 sales grew 31.6% to a record $1.16 billion, including $107.1 million of sales contribution from Anlin Windows & Doors and our 75% ownership stake in Eco Window Systems, both acquired during 2021. Excluding sales from all 2021 acquisitions, our organic growth of $164.4 million or 18.6% reflected the increase in demand we’ve seen across all our core markets in 2021 compared to 2020, with especially strong growth in the NewSouth and Western Window brands.

Our 2021 performance is a credit to the exceptional dedication to customer service of our approximately 5,500 team members, who facilitated our Company’s continued growth and enabled us to navigate macroeconomic headwinds, including a tight labor market, supply chain constraints, and increasing commodity prices across the supply chain. Although we initiated a number of pricing actions to offset these inflationary pressures, we incurred some expenses that negatively impacted profit margins before we began to benefit from higher prices.

Overall, I am extremely proud of the results our team was able to accomplish, in large part because of proactive actions taken throughout 2021. To position the Company to grow, we have aggressively increased hiring, especially in our Florida facilities, implemented operational improvements in manufacturing and distribution, expanded our geographic footprint through strategic acquisitions, and diligently managed our supply of glass, aluminum, and other key inputs. Our strategic execution enabled us to grow product shipments in 2021 and position PGT Innovations to meet strong demand across our key markets in 2022 and beyond.

STRATEGIC PILLARS

PGT Innovations’ average annual growth rate has exceeded 20% over the past 10 years. Implementation of our strategic framework enabled us to achieve this level of growth, and we believe it can help us to create long-term value for stockholders while serving our customers and communities. Our pillars are:

1.    Customer-centric innovation: Through investment in R&D, we seek to anticipate builder and consumer preferences to bring products to market that deliver the performance and value they demand. Our marketing strategies have enabled us to gain insights into the market needs that are driving sales, and we will continue to evolve with the dynamic housing market.

2.    Attracting talent: Success depends on having employees with the right skills in the geographic areas where they are needed. Notwithstanding the tight U.S. labor market, we increased headcount by approximately 2,000 team members in 2021 to support growth in the years ahead. In order to source talent, we work hard to be an employer of choice and enable our team members to grow their careers. We attract and retain talent through active communications; competitive compensation packages, including long-term incentive programs; and an emphasis on workplace safety and a culture where our team members know they’re appreciated.

3.    Scaling our business: In 2021, in addition to increasing hiring, we focused on building our capacity and capabilities to accommodate the large backlog of existing orders and anticipated demand growth. We leased a new facility to increase warehouse capacity in Southeast Florida, which improved our fulfillment capabilities and created additional space to increase production. Our strategy has allowed us to increase capacity throughout 2021 and positions us for future growth.

4.    Strategically allocating capital: Prudent capital allocation can support profitable growth and generate stockholder value over the long term. These capital allocation priorities are:

•

Internal investment in projects expected to result in organic revenue growth and/or improved margins. We have boosted production output by adding critical vinyl and glass manufacturing equipment to alleviate ongoing supply challenges.

•	Debt reduction to maintain a strong balance sheet. We have a proven track record of deleveraging after acquisitions and expect to continue that approach.

•

Strategic acquisitions aligned with growth priorities are expected to grow stockholder value over the long term. In the first quarter of 2021, we purchased a 75% ownership stake in Eco Window Systems, which vertically integrated glass production to increase capacity and expand our market footprint in Florida. In the fourth quarter of 2021, we acquired Anlin Windows & Doors to expand our dealer network in the high-growth West Coast region. Over time, we will continue to look for accretive acquisition opportunities to support further expansion into new markets, new channels, and other building product categories that offer strong growth potential and attractive margins.

CORPORATE RESPONSIBILITY

At PGT Innovations, our responsibility to the environment, human capital management, and sound corporate governance is something we take very seriously. We believe our enduring commitment to corporate responsibility will help create long-term value for our stakeholders and position our business for success in the future. A detailed description of our environmental, social and governance programs and initiatives can be found beginning on page 13 of the Proxy Statement.

LOOKING AHEAD

Entering 2022, we saw impressive strength in both new construction and repair and remodeling. Housing inventory remains tight, and we expect demand to be strong through the remainder of 2022, especially in our core Florida market. We are also seeing growing demand for our Western Windows Systems products in our Western markets of California, Arizona, and Texas, and we will continue to invest to ensure we can meet this growing demand.

I am very excited about our future. Given our market strength, differentiated products and tremendous talent, we believe PGT Innovations has never been in a better position to achieve its strategic initiatives and create long-term value for our stockholders. I thank you for your support and look forward to updating you on our progress.

Jeffrey T. Jackson

President and Chief Executive Officer

PGT Innovations 2022 Proxy Statement | Table of Contains        i

Table of Contains | PGT Innovations 2022 Proxy Statement        ii

    Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting.

We have first released this Proxy Statement to PGT stockholders beginning on April 29, 2022.

2022 ANNUAL MEETING OF STOCKHOLDERS

Date and Time June 10, 2022 at 3:00 p.m. Eastern Time	Place www.virtualshareholdermeeting.com/PGTI2022	Record Date April 11, 2022

You are entitled to vote if you held PGT stock on the record date. Holders of our common stock are entitled to one vote per share.

AGENDA

Proposal		Board Recommendation		For More Information
1.	Election of three directors	✓	FOR (all nominees)	Page 18
2.	Advisory vote to approve PGT’s executive compensation (say-on-pay)	✓	FOR	Page 28
3.	Approval of an Amendment and Restatement of the 2019 Equity and Incentive Compensation Plan	✓	FOR	Page 53
4.	Ratification of appointment of Ernst & Young LLP as PGT’s independent registered public accounting firm	✓	FOR	Page 62

2021 Performance Highlights

In fiscal 2021, the ongoing impact of COVID-19 created significant challenges for our business and operations. However, despite these significant challenges, during 2021, we experienced increases in sales at both our Southeast and Western segments, as demand in our key markets of Florida, Arizona and California continued to increase, and the strong order entries we reported in prior quarters have translated into higher shipments in 2021. Our sales grew to $1.16 billion in our 2021 fiscal year, an increase of $279 million, or 32 percent, compared to $883 million in 2020. Sales in 2021 include a combined $107 million in sales from our Eco and Anlin acquisitions. Excluding sales from all 2021 acquisitions, we experienced solid organic growth of $164 million, or nearly 19 percent, in 2021, compared to 2020.

Board Highlights

Our Board of Directors is committed to maintain an effective team of directors, which includes a commitment to recruiting and retaining directors who provide a diverse set of skills and expertise. The Governance Committee considers the extent to which director nominees possess the requisite skills and expertise to enable us to respond most appropriately to our stockholders and customers.

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BOARD OVERVIEW

The following charts reflect the tenure, age and gender of the Board of Directors as of the date of this Proxy Statement:

EXPERIENCE AND EXPERTISE

The following chart reflects the experience and expertise of our Board of Directors. These are the skills and qualifications our Board of Directors considers important for our directors in light of our current business and structure.

CURRENT OR FORMER PUBLIC COMPANY CEO: 3 of 10	INDUSTRY EXPERIENCE & EXPERTISE: 5 of 10	M&A EXPERTISE: 5 of 10

FINANCIAL MATTERS: 6 of 10	OTHER PUBLIC COMPANY BOARD EXPERIENCE: 5 of 10

BOARD AND COMMITTEE MEMBERSHIPS

The following table provides summary information about each director nominee, including current committee memberships.

DIRECTOR	AGE	DIRECTOR SINCE	PRINCIPAL OCCUPATION	OTHER PUBLIC COMPANY BOARDS	INDEPENDENT	AUDIT	COMPENSATION	GOVERNANCE	TRANSACTION
Xavier F. Boza	57	2021	Chief Human Resources Officer of Flex Ltd.	0	●		●
Alexander R. Castaldi	72	2004	Former Managing Director of JLL Partners, Inc.	0	●		C
William J. Morgan	75	2007	Former Partner of KPMG LLP	0	●	C		●
Richard D. Feintuch	69	2006	Former Partner of Wachtell, Lipton, Rosen & Katz	0	●	●		C
Jeffrey T. Jackson	56	2016	President and CEO of PGT Innovations, Inc.	0
Brett N. Milgrim	53	2003	Former Managing Director of JLL Partners, Inc.	2	●				●
Frances Powell Hawes	67	2019	Former Chief Financial Officer of NCI Building Systems, Inc.	2	●	●
Sheree L. Bargabos	66	2016	Former President of Owens Corning, Roofing and Asphalt division	0	●			●
Rodney Hershberger	65	2004	Former Chief Executive Officer of PGT Innovations, Inc.	0					C
Floyd F. Sherman	82	2005	Former Chief Executive Officer of Builders FirstSource, Inc.	1	●		●		●
Number of meetings in fiscal 2021						8

(1)	“C” indicates a committee chair.

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Executive Compensation Highlights

We employ a number of practices that reflect our compensation philosophy and related approach to executive compensation.

What we do:	What we don’t do:

✓  Grant performance-based equity incentive awards to our named executive officers (“NEOs”).

✓  Maintain a clawback policy that applies to our equity compensation awards.

✓  Review NEO compensation annually, with the review conducted by our Compensation Committee that consists solely of independent directors.

✓  Retain an independent compensation consultant.

✓  Maintain stock ownership guidelines requiring our CEO to hold an aggregate amount of vested and unvested Company equity that equals six times his annual base salary.

✓  Maintain a minimum vesting period of one year for all equity awards.

x No excise tax gross-up.

x No supplemental company-paid retirement benefits.

x No repricing of stock options without stockholder approval.

x No granting of discounted or reload stock options.

x No guaranteed annual salary increases or bonuses.

Stockholder Value Delivered

COMPARISON OF 60 MONTH CUMULATIVE TOTAL RETURN

AMONG PGT INNOVATIONS, INC., THE NYSE COMPOSITE INDEX, THE SPDR S&P

HOMEBUILDERS ETF AND THE S&P 500 BUILDING PRODUCTS INDEX

Returns over the indicated periods should not be considered indicative of future stock prices or stockholder returns. This graph shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or incorporated by reference into any filings under the Securities Act or the Exchange Act, except as otherwise expressly set forth by specific reference in such filing.

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Stockholder Engagement

At PGT, we strive to engage with stockholders on a consistent basis so as to better understand their perspectives and concerns. We held Analyst & Investor Days, investor outreach programs and have direct communication channels between stockholders and the Board of Directors. In December 2019, we held our Analyst & Investor Day where our management team discussed, among other things, PGT’s fiscal 2019 performance, our short- and long-term strategies for growth and our 2020 financial outlook. We hope to hold Analyst & Investor Days in the future as the impacts of COVID-19 diminish. We engage with our stockholders throughout the year to get their perspectives and feedback on various topics, which allows us to better understand their priorities and concerns. Among the topics which we engaged with our stockholders about are: financial results, financial outlook, environmental, social and governance matters, corporate strategy and priorities, key initiatives across various business lines, our balance sheet and capital allocation philosophy. Stockholders may at any time communicate with any of our directors by emailing us at rquinn@pgtinnovations.com.

See the Stockholder Engagement Process discussion in the Corporate Governance section on page 12 of this Proxy Statement for more detail about our stockholder engagement programs, including a summary of the feedback we received during those meetings.

Certain Relationships and Related Transactions

RELATED-PERSON TRANSACTION POLICY

Our Board of Directors has adopted a policy setting forth the procedures we undertake while reviewing and approving related-person transactions. The policy covers any transaction, arrangement or relationship in which we are or will be a participant, and in which any related-person had, has or will have a direct or indirect interest other than (a) employment relationships or transactions involving an executive officer and any related compensation solely resulting from such employment if such compensation was approved, or recommended to our Board of Directors for approval, by the Compensation Committee; (b) compensation for serving as a director; (c) payments arising solely from the ownership of our equity securities in which all holders of that class of equity securities received the same benefit on a pro rata basis; or (d) such other exclusions as may be permitted pursuant to applicable rules and regulations of the SEC or any stock exchange upon which our common stock may then be listed.

All related-person transactions are reviewed and, as appropriate, may be approved or ratified by the Audit Committee. If a director is involved in the transaction, the director may not participate in any review, approval or ratification of such transaction. Related-person transactions are approved by the Audit Committee only if, based on all the facts and circumstances, they are in, or not inconsistent with, the best interests of the Company and the best interests of our stockholders. The Audit Committee considers, among other factors it deems appropriate, whether the transaction is on terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The Audit Committee may also impose such conditions as it deems necessary and appropriate on the Company or the related person in connection with the transaction.

Under the policy, “related-person” means: (1) any of our directors, director nominees or executive officers; (2) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; (3) any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of, and/or any other person (other than a tenant or employee) sharing the household of, any person named in (2) or (3) above; (4) any firm, corporation or other entity or organization (profit or not-for-profit) for which any person named in (1)-(2) above serves as an employee, executive officer, partner or principal (or other similar position); and (5) any firm, corporation or other entity or organization (profit or not-for-profit) for which any person named in (1)-(2) above has a 5% or greater beneficial ownership interest.

Under the policy, all related-person transactions where the amount involved exceeds $120,000 must be reviewed by either our Audit Committee or another independent body of our Board of Directors.

EMPLOYMENT OF FAMILY MEMBER

Benji Hershberger serves as Vice President, Customer Care and Field Service for the Company. Mr. Hershberger is the son of Rodney Hershberger, the Chair of our Board of Directors. As a result of his employment, Mr. Hershberger received annual compensation of $403,202.10 in 2021, which included the full value of the shares of restricted stock awards granted to Mr. Hershberger in 2021.

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    Corporate Governance

Corporate Governance Practices

PGT is committed to good corporate governance that aligns with stockholder interests. We maintain numerous policies and practices that demonstrate this commitment, including the following:

Board Practices, Composition, Accountability and Independence	Alignment with Stockholder Interests

•  80% of our directors are independent.

•  Separate CEO and Chair roles.

•  “Plurality Plus” vote for director elections.

•  20% of directors are female.

•  Annual Board and committee evaluations.

•  Written Governance Guidelines clearly defining the role of the Board of Directors.

• One vote per share. • Not a controlled company. • Stock ownership guidelines for CEO. • Mandatory retirement age for directors.

Board of Directors Responsibilities and Structure

ROLES

Our Board of Directors acts as an agent of PGT’s stockholders by closely monitoring the performance of PGT’s management. The Board of Directors primarily:

Assesses PGT’s financial and corporate governance performance to determine whether PGT’s policies and practices create value for PGT’s stockholders.	Approves acquisitions, divestitures and investments and associated financing, employee retention and compensation arrangements.	Oversees the determination of executive compensation, benefit and related plans, policies and agreements, including those to be submitted to the stockholders for final approval.

The Board’s Role in Strategy

BOARD ROLE IN RISK OVERSIGHT

Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to enhance long-term organizational performance and stockholder value. A fundamental part of risk management is not only understanding the risks we face, how those risks may evolve over time, and what steps management is taking to manage and mitigate those risks, but also understanding what level of risk tolerance is appropriate for us.

Senior management is responsible for the day-to-day management of the risks we face, while our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board of Directors regularly reviews information regarding

PGT Innovations 2022 Proxy Statement | Corporate Governance        5

cybersecurity, operations, finance and business development as well as the risks associated with each. While our Board of Directors is ultimately responsible for risk oversight, committees of our Board of Directors also have been allocated responsibility for specific aspects of risk oversight. In particular, the Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls, cybersecurity, risk assessment and risk management. Our Board of Directors and the Audit Committee regularly discuss with management the Company’s major risk exposures, their potential financial impact on the Company, and the steps taken to monitor and control those risks. The Compensation Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the risks arising from our compensation policies and programs. The Governance Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the risks associated with board organization, membership and structure, ethics and compliance, succession planning for our directors and senior management, environmental and social matters, and corporate governance.

We believe the current leadership structure of the Board of Directors supports the risk oversight functions described above by providing independent leadership at each of the Audit Committee, Compensation Committee and Governance Committee levels with ultimate oversight by the full Board.

BOARD OVERSIGHT

•

Regularly review and discuss significant risks with management, including through reviews of annual operating plans, financial performance, merger and acquisition opportunities, market environment updates and presentations on specific risks.

•	Consider regular reports form each committee regarding risk matters under its purview.

Audit Committee	Compensation Committee	Governance Committee	Finance and Transaction Committee

•  Maintains the integrity of our financial statements.

•  Assesses the effectiveness of our internal control over financial reporting.

•  Reviews the qualifications and independence of our independent registered public accounting firm.

•  Oversees the performance of our internal audit function and independent registered public accounting firm.

•  Ensures our compliance with legal and regulatory requirements.

•  Annually reviews and recommends compensation, including incentive opportunities, for our executive officers.

•  Periodically reviews and recommends employment agreements, severance arrangements, change-in-control agreements, and special or supplemental compensation or benefits for our executive officers.

•  Oversees the administration of stockholder approved incentive and benefit plans.

•  Annually reviews and recommends director compensation.

•  Provides an annual Compensation Committee Report.

•  Identifies, evaluates and recommends candidates for election to our Board of Directors.

•  Oversees our corporate governance practices and procedures.

•  Reviews environmental, social and governance efforts that management has implemented to monitor and address the Company’s impact on environmental and social issues.

•  Periodically reviews the Company’s management succession planning, and the Board of Director’s director succession planning.

•  Oversees the annual evaluation of the Board of Directors.

•  Reviews and assesses, and assists the Board of Directors in reviewing and assessing, potential acquisitions, divestitures and investments.

•  Conducts periodic reviews of completed transactions.

•  Reviews financing and capitalization strategies of the Company.

•  Oversees stock repurchase plans approved by the Board of Directors.

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Board of Directors Leadership and Structure

Mr. Hershberger serves as Chair of our Board of Directors and is the Company’s former Chief Executive Officer. Mr. Hershberger retired effective as of December 31, 2017. Mr. Jackson serves as both a director and the Company’s President and Chief Executive Officer. Our Board of Directors has not designated a lead independent director. Our Board of Directors believes that currently there are several important advantages for the Company having the position of Chair held by the retired, former Chief Executive Officer. Mr. Hershberger is especially familiar with the Company’s business and industry, and is capable of assisting the Board in evaluating strategic priorities and discussing execution of strategy.

Our independent directors bring experience, oversight and expertise from outside the Company and its industry, while Mr. Hershberger and Mr. Jackson bring Company-specific experience and expertise. Our Board of Directors believes that the role of Chair being held by our recently-retired, former Chief Executive Officer facilitates information flow between management and our Board of Directors, which are essential to effective governance. Our Board of Directors also believes that having a director position filled by a member of the Company’s executive management, specifically the role of President and Chief Executive Officer, adds additional industry and Company-specific experience and expertise and further enhances our Board of Directors’ ability to obtain information and evaluate the effectiveness of the Company’s leadership and operating strategies, and allows Mr. Jackson to serve as a bridge between management and our Board of Directors.

Board of Directors Meetings

The Board of Directors and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time, as appropriate. The Board of directors held eight meetings during fiscal 2021.

ATTENDANCE AT BOARD OF DIRECTORS AND COMMITTEE MEETINGS

Pursuant to our Policy on Director Attendance at the Annual Meeting of Stockholders, which can be obtained without charge in the “Investors” section of our Company website at www.pgtinnovations.com in the section titled “Corporate Governance,” all directors are strongly encouraged to attend each of our annual meetings of stockholders. Any director who is unable to attend an annual meeting of stockholders is expected to notify the Chair of our Board of Directors in advance of such meeting. Eight members of our Board of Directors participated in our 2021 annual meeting of stockholders.

For 2021, each of our directors attended 76% or more of the aggregate of all meetings of our Board of Directors and its committees on which he or she served.

Director Independence

Our common stock trades on the New York Stock Exchange (the “NYSE”) and, accordingly, we are subject to the NYSE Listed Company Manual (the “NYSE Rules”).

Our Corporate Governance Guidelines require that at least a majority of our Board of Directors be independent, consistent with the NYSE Rules. Our Board of Directors applies standards in affirmatively determining whether a director is “independent,” in compliance with the NYSE Rules and SEC rules and regulations. Our Board of Directors, in applying the above-referenced standards, has affirmatively determined that Messrs. Boza, Castaldi, Feintuch, Milgrim, Morgan, and Sherman, Ms. Bargabos, and Ms. Powell Hawes are “independent” directors. As part of our Board of Directors’ process in making such determination, it also determined that each such director has no other “material relationship” with the Company that could interfere with his or her ability to exercise independent judgment.

Our Board of Directors includes one management director, Mr. Jackson, who serves as both a director and the Company’s President and Chief Executive Officer. Our Board of Directors has determined that Mr. Jackson is not independent under the NYSE Rules and SEC rules and regulations. In addition, our Board of Directors has determined that Mr. Hershberger, who served as the Company’s Chief Executive Officer until his retirement, effective December 31, 2017, and who continued to serve as a paid consultant to the Company until the end of 2020, is not independent under such rules.

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As part of its annual evaluation of director independence, our Board of Directors examined, among other things, whether any transactions or relationships exist currently (or existed during the past three years) between each director and the Company, its subsidiaries, affiliates, equity investors, or independent auditors and the nature of those relationships under the NYSE Rules and SEC rules and regulations. No transactions, relationships or arrangements, other than those described under “Certain Relationships and Related Transactions” were presented to, or considered by, our Board of Directors. Our Board of Directors also examined whether there are (or have been within the past year) any transactions or relationships between each director and any executive officer of the Company or its affiliates. As a result of this evaluation, our Board of Directors has affirmatively determined that each independent director named above is independent under those criteria. Independent directors meet in regularly scheduled executive sessions outside the presence of other directors and management representatives. Interested parties, including stockholders, may communicate with the Chair of our Board of Directors or the independent directors as a group by sending a communication, addressed to PGT Innovations, Inc., 1070 Technology Drive, North Venice, Florida 34275, Attention: General Counsel and Corporate Secretary.

Executive Sessions of Non-Management Directors

In accordance with the NYSE Rules, our Board of Directors typically holds an executive session of non-management and independent directors as a part of every regularly scheduled meeting of our Board of Directors. These executive sessions are chaired by a member of our independent directors. At the beginning of such executive sessions, at least a majority of the independent directors determine who should preside over the executive session.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Upon the advice and recommendation of our Governance Committee and in accordance with the NYSE Rules, our Board of Directors has adopted Corporate Governance Guidelines. The Corporate Governance Guidelines address an array of governance issues and principles, including director qualifications and responsibilities, annual performance evaluations of our Board of Directors and meetings of independent directors.

In response to feedback from our stockholder engagement efforts, the Board of Directors revised the Corporate Governance Guidelines in 2018 to include a “Plurality Plus” voting standard for uncontested director elections. Under our Plurality Plus voting standard, any director nominee who receives a greater number of “WITHHOLD” votes than “FOR” votes in an uncontested election is required to tender his or her resignation promptly after certification of the election results for consideration by the Governance Committee of the Board of Directors. Broker non-votes, if any, are not counted as either a “WITHHOLD” or a “FOR” vote for these purposes. The Governance Committee will consider the resignation offer, considering all facts and circumstances it deems relevant, and recommend to the Board of Directors whether to accept or reject the resignation offer, or whether other action should be taken. The Board of Directors will consider the recommendation of the Governance Committee and will determine whether to accept the resignation offer within ninety days of certification of the election results. Full details of this policy are set forth in our Corporate Governance Guidelines, which are available in the “Investors” section of our Company website at www.pgtinnovations.com in the section titled “Corporate Governance.”

We maintain a Code of Business Conduct and Ethics (“Code of Ethics”) applicable to all directors, officers and employees that complies with the NYSE Rules, as well as a Policy on Insider Trading. Our employees are also subject to additional specific policies, guidelines and Company rules governing certain types of conduct or situations. On an annual basis, each director and officer of the Company is required to provide an acknowledgment that he or she has received and reviewed our Code of Ethics and to disclose any related person transactions. In addition, all employees of the Company (including all officers) are required to undergo an annual ethics training program.

Violations of our Code of Ethics by senior officers must be reported to the Audit Committee. A copy of the Code of Ethics can be obtained without charge in the “Investors” section of our Company website at www.pgtinnovations.com in the section titled “Corporate Governance,” or by written request to the Company at the address appearing on the first page of this Proxy Statement to the attention of our Corporate Secretary. There have been no waivers of the Code of Ethics, and we are not aware of any material violations of the Code of Ethics.

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Our employees are encouraged to anonymously report any suspected violations of laws, regulations, or the Code of Ethics and/or any suspected unethical business practices via our continuously monitored hotline.

Assessment of Director Candidates and Required Qualifications

Our Governance Committee is responsible for considering and recommending to our Board of Directors nominees for election as director at our annual meeting of stockholders and nominees to fill any vacancy on our Board of Directors. Our Board of Directors, after taking account of the assessment provided by our Governance Committee, is responsible for considering and recommending to our stockholders, nominees for election as director at our annual meeting of stockholders. In accordance with our Corporate Governance Guidelines, both our Governance Committee and our Board of Directors, in evaluating director candidates, consider the experience, talents, skills and other characteristics of each candidate and our Board of Directors as a whole, in assessing potential nominees to serve as director.

Our Board of Directors believes that the minimum qualifications for serving as a director of the Company are that a nominee have high moral character and personal integrity, a record and reputation for honest, ethical conduct, demonstrated accomplishment in his or her field, the ability to devote sufficient time to carry out the duties of a director, and be at least 21 years of age. Also, a nominee should demonstrate the ability and judgment to work effectively with other members of our Board of Directors to serve the long-term interests of the Company’s stockholders. In addition to these minimum qualifications, our Governance Committee and our Board of Directors may consider all other information relevant in their business judgment to the decision of whether to nominate a candidate for a director seat considering the then-current composition of our Board of Directors.

These factors may include a candidate’s experience, judgment and skills, such as an understanding of: (i) the building products industry and markets; (ii) public company management; (iii) manufacturing and distribution; (iv) industry-relevant technologies; (v) executive compensation and human resources matters; and (vi) accounting and financial management expertise. In addition, diversity of race, ethnicity, gender and age are factors our Board of Directors may consider in evaluating candidates for membership to our Board of Directors.

Our Governance Committee will identify potential nominees by asking current directors and executive officers to notify the Board if they become aware of persons meeting the criterion described above or by engaging a firm or firms that specialize in identifying director candidates. The Governance Committee also will consider candidates recommended by stockholders as described below.

Stockholder Recommendations and Nominations for Election to the Board

Our Governance Committee will consider nominees recommended by stockholders. Stockholder recommendations can be submitted in writing to our Corporate Secretary at rquinn@pgtinnovations.com. Stockholder recommendations are evaluated under the same standards as other candidates recommended from other sources for membership to our Board of Directors described above in “Assessment of Director Candidates and Required Qualifications.” Any stockholder wishing to nominate a candidate for director at the next annual meeting of stockholders must submit a proposal as described under “Other Business – Stockholder Proposals or Director Nominations for the 2023 Annual Meeting of Stockholders” and otherwise comply with the advance notice provisions and information requirements contained in our By-Laws. The stockholder nomination submission should be sent to our Corporate Secretary at 1070 Technology Drive, North Venice, Florida 34275.

Board Evaluation Process

Annually, our Board members complete an assessment of Board performance. This assessment typically includes an evaluation of topics covered by the Board during the year, Board culture and structure, Board processes, and information received by the Board during the past year. The Governance Committee oversees this process.

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Board Committees and Charters

The Board has delegated certain responsibilities and authority to its four standing committees, as described below. Committees report regularly to the full Board on their activities and actions.

The Board currently has a standing Audit Committee, Compensation Committee, Governance Committee, and Finance and Transaction Committee. The Finance and Transaction Committee was established in February 2022. Each committee has a charter that it reviews annually, making recommendations to our Board of Directors for any charter revisions that might be needed to reflect evolving best practices. The members of each of the Audit Committee, Compensation Committee, and Governance Committee are independent and appointed by the Board based on recommendations of the Governance Committee. These committees have the opportunity to meet in closed session, without management present, during each committee meeting.

CURRENT MEMBERS	Audit Committee

William J. Morgan (Chair) Richard D. Feintuch Frances Powell Hawes NUMBER OF MEETINGS HELD IN FISCAL 2021 4

The Audit Committee functions pursuant to a written charter adopted by our Board of Directors, a copy of which may be found at our website at ir.pgtinnovations.com/corporate-governance (not hereby incorporated by reference). The Audit Committee assists our Board of Directors in fulfilling its responsibilities with respect to the oversight of the accounting and financial reporting practices of the Company, including oversight of the integrity of our financial statements and compliance with legal and regulatory requirements, and the qualifications, independence and performance of our independent registered public accounting firm. The Audit Committee also reviews the adequacy of staff and management performance and procedures in connection with financial and disclosure controls, including our system to monitor and manage business risks and legal and ethical compliance programs. The Audit Committee also is charged with preparation of an audit committee report, retention and termination of our independent registered public accounting firm, annual review of the report of our independent registered public accounting firm, and discussion with our independent registered public accounting firm of the audited annual and unaudited quarterly financial statements of the Company and any audit problems or difficulties and management’s response thereto.

Our Board has determined that each member of the Audit Committee is both independent (as that term is defined by the NYSE Rules and SEC rules and regulations related to audit committee members) and financially literate as required by the NYSE Rules, and that Mr. Morgan and Ms. Powell Hawes are “financial experts” as defined by SEC rules and regulations.

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CURRENT MEMBERS	Compensation Committee

Alexander Castaldi (Chair) Xavier Boza Floyd Sherman NUMBER OF MEETINGS HELD IN FISCAL 2021 3

The Compensation Committee functions pursuant to a written charter adopted by our Board of Directors, a copy of which may be found at our website at ir.pgtinnovations.com/corporate-governance (not hereby incorporated by reference). The Compensation Committee reviews, and recommends to our Board of Directors, compensation of our executive officers, including our Chief Executive Officer. The Compensation Committee also evaluates annually the appropriate level of compensation for our Board of Directors and Committee service by members of the Board based on appropriate factors as determined by the Compensation Committee, and report to our Board of Directors. In addition, the Compensation Committee determines participants and levels of awards to be granted under our equity incentive plans. For information about our compensation program, the role of the Compensation Committee and the engagement of compensation consultants in setting executive compensation, see “Executive Compensation – Compensation Discussion and Analysis.”

Each member of the Compensation Committee is independent under the NYSE Rules, and each member is also a “Non-Employee Director,” as defined in SEC Rule 16(b)-3. The Compensation Committee held a portion of each regularly scheduled meeting in closed session with only the committee members present.

CURRENT MEMBERS	Governance Committee

Richard D. Feintuch (Chair) Sheree Bargabos William J. Morgan NUMBER OF MEETINGS HELD IN FISCAL 2021 1

The Governance Committee functions pursuant to a written charter adopted by our Board of Directors, a copy of which may be found at our website at ir.pgtinnovations.com/corporate-governance (not hereby incorporated by reference). The Governance Committee advises our Board of Directors on corporate governance matters and, among other things, assists our Board of Directors in identifying and recommending qualified director candidates. The Governance Committee also reviews and makes recommendations to our Board of Directors on the size and composition of our Board of Directors, independence determinations with respect to continuing and prospective directors, assignments to committees of our Board of Directors and resignations of directors, when appropriate. The Governance Committee also oversees the evaluation of our Board of Directors, the committees and individual directors.

Our Board has determined that each member of the Governance Committee is independent under both the NYSE Rules and SEC rules and regulations.

CURRENT MEMBERS	Finance and Transaction Committee

Rodney Hershberger (Chair) Brett Milgrim Floyd Sherman

The Finance and Transaction Committee functions pursuant to a written charter adopted by our Board of Directors, a copy of which may be found at our website at ir.pgtinnovations.com/corporate-governance (not hereby incorporated by reference). The Finance and Transaction Committee is responsible for reviewing and assessing, and assisting the Board in reviewing and assessing, potential strategic acquisitions, divestitures and investments, and related financing and strategies. The Finance and Transaction Committee also conducts periodic reviews of completed transactions and oversees stock repurchase plans approved by the Board.

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Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of independent, non-employee directors only. Messrs. Castaldi, Milgrim, and Sherman served as members of our Compensation Committee in fiscal 2021. No interlocking relationship existed during 2021 between our executive officers, members of our Board of Directors or members of our Compensation Committee, and the executive officers, members of the board of directors or members of the compensation committee of the board of directors of any other company.

Stockholder Engagement Process

At PGT, we strive to engage with stockholders on a consistent basis so as to better understand their perspectives and concerns. We hold investor days, investor outreach programs and have direct communication channels between stockholders and the Board. Our Annual Meeting also provides an opportunity for further stockholder engagement. Stockholder feedback is shared with the Board and referenced during Board discussions. Where appropriate, we aim to incorporate feedback and information obtained through our stockholder engagement process into our decision-making.

INVESTOR OUTREACH

We engage with our stockholders and other prospective investors throughout the year to get their perspectives and feedback on various topics, which allows us to better understand their priorities and concerns. Among the topics which we engaged with our stockholders about are:

•	Financial results;

•	Financial outlook;

•	Environmental, social and governance matters;

•	Corporate strategy and priorities;

•	Key initiatives across various lines of business; and

•	The health of the Company’s balance sheet and capital allocation philosophy.

We will continue to engage with our stockholders on a regular basis in order to understand their perspectives and incorporate their feedback, as appropriate, on our performance business strategies, executive compensation programs, environmental and social matters, and corporate governance practices.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders may, at any time, communicate with any of our directors by emailing rquinn@pgtinnovations.com. The subject line should read “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such emails must identify the sender as a stockholder, provide evidence of the sender’s stock ownership, and clearly state whether the intended recipients are all members of our Board of Directors or a particular director or directors.

All communications received in accordance with these procedures will be reviewed by the Corporate Secretary and forwarded to the appropriate director or directors unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient. Examples of stockholder communications that would be considered improper for submission include communications that:

•	Do not relate to the business or affairs of our Company or the functioning or constitution of our Board of Directors or any of its committees;

•	Relate to routine or insignificant matters that do not warrant the attention of our Board of Directors;

•	Are advertisements or other commercial solicitations;

•	Are frivolous or offensive; or

•	Are otherwise not appropriate for delivery to directors.

The inclusion of any website address in this Proxy Statement does not incorporate by reference the information on or accessible through the website into this Proxy Statement.

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Environmental, Social and Governance Approach

Environmental, social and governance (“ESG”) considerations continue to evolve and influence how we conduct our business. We believe that environmental and social responsibility, the safety of our employees, and strong, ethical governance practices drive stockholder value and benefit our company as a whole. We intend to continue making efforts to improve ESG performance and conduct our business in a manner that contributes to positive economic, social and environmental outcomes for our customers, stockholders, employees and the communities in which we operate.

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ENVIRONMENTAL

Environmental Responsibility

Our Board of Directors and management team recognize that environmental responsibility by public companies is of increasing importance to investors and believe that being a responsible corporate citizen in this area helps drive shareholder value. We are committed to making a positive impact on the environment, including in the communities where our customers and employees live and work. We have undertaken steps to proactively and positively impact the environment, including programs to reduce waste and encourage recycling, reduce energy consumption, and improve the fuel efficiency of our vehicle fleet. Those steps and related accomplishments have included:

•

Continued comprehensive scrap/waste audit and reduction program at our largest Florida manufacturing facilities, which resulted in the amount of scrap materials those production facilities generated in 2021 being approximately 29.4 million pounds;

•

Continued adoption of waste recycling programs that resulted in us identifying and recycling more than 74% of the production scrap materials we generated during 2021, with a goal of further improvement in 2022;

•

Recycling approximately 21 million pounds of materials in 2021 (which otherwise would have been disposed of in landfills), including approximately 11 million pounds of glass, 7 million pounds of aluminum, and more than 3 million pounds of vinyl and interlayer materials;

•	Our full-time environmental specialist continues to work as part of our Environmental, Health and Safety team to gather data and identify opportunities to further reduce our environmental impacts; and

•

Installing electric car charging stations at our Venice, Florida facility, which is our largest location, and exploring opportunities to install them at other locations as well. Our plans include extending this practice to additional sites in 2022.

Environmental Sustainability

In 2021, we focused more closely on managing stormwater runoff and preventing stormwater pollution at our Venice, Florida location. These efforts included routine visual inspections of the grounds surrounding the production facilities and production operations that could conceivably contribute to stormwater pollution, quarterly monitoring of the stormwater runoff generated for signs of pollution, and proactively maintaining the stormwater control structures on the facility grounds.

We continue to research zero-landfill disposal options for the manufacturing waste generated at our production facilities that is not currently recycled. Our Fort Myers facility started up its manufacturing operations with landfill-free chemical-related waste disposal and has diverted over 1 ton of chemical-related manufacturing waste from the landfill since operations began in July 2021.

We are continuing to track the effects of this transition on our environmental footprint over time. Compared with 2019, the total volatile organic compounds emitted by our headquarters manufacturing operations in 2021 was reduced by approximately 60%.

Energy and Fuel Management

We expect to continue our efforts to improve the energy efficiency of our operations because we believe it is good for our business and for the environment. We did not directly utilize any renewable energy sources in 2020. In 2021, we started investigating the potential for installing solar panels at our headquarters in the future to offset a portion of the electricity used in our manufacturing operations and reduce our carbon footprint.

As part of our effort to reduce our carbon footprint, we have focused on making our fleet of delivery vehicles more fuel efficient. For example, almost all of our existing fleet of tractor-trucks, and all new trucks we purchase, utilize the injection of an aqueous urea solution diesel exhaust fluid, as an element of a selective catalytic reduction process, to help convert nitrogen oxide emissions into nitrogen gas and water vapor before being released into the environment, to reduce the amount of air pollution created. In addition, we have installed regulators or similar control mechanisms on our fleet of tractor-trucks that do not allow them to exceed a speed of sixty miles per hour, which further conserves fuel and reduces the amount of emissions they generate. We also have systems in place to monitor and correct any excessive acceleration, stopping-and-starting, or other driver behavior that decreases fuel efficiency. Finally, we are partnering with a large, internationally-known tractor-truck manufacturer to beta-test electric trucks that we may utilize in the future.

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How Our Products Promote Energy Efficiency

We believe our products, which have some of the best energy efficiency ratings in North America, promote energy conservation and efficiency, and thus, help decrease greenhouse gas emissions and global warming. For example, during 2021, our new, energy-efficient windows and doors were used in the replacement of older, less energy-efficient windows and doors in more than 32,000 residences. We believe that the replacement of those older windows and doors with our products will result in those homes utilizing approximately 65 million fewer kilowatt hours of electricity on an annual basis. In addition, because our products last much longer than wooden windows and doors, the use of our products helps conserve trees, reducing the number that must be cut and processed each year for use in windows and doors.

OUR PEOPLE

Employee Safety

The safety of our team members is our top priority, and we have taken significant steps in recent years to drive improvements in this area. Specifically, our total recordable incident rate (a measurement of the number of OSHA recordable incidents per 100 full-time workers during a one-year period) was 3.45 in 2021, an improvement of more than 50% since 2017. We believe these improvements in worker safety are due to the workplace safety initiatives we have taken, including:

•	Increasing the size, experience and other qualifications of our environment, health and safety (EH&S) staff;

•

Adopting a new incident management system that records workplace injuries and near misses, and ensures that investigations with targeted corrective and preventative actions are conducted to address and mitigate the root causes of any incident;

•	Continuing focus and improvement of our “Serious Six” OSHA compliance training program;

•	Increasing focus on “Leading Indicators” to help resolve unsafe conditions and behaviors prior to an injury;

•	Implementing ergonomics-related safety improvements, which has reduced ergonomic injuries by over 30% from 2019;

•	Training team members to identify and quickly address potentially unsafe activities and practices;

•

Developing an incident sharing practice, which allows all of our locations to learn from the incidents and injuries that occur at other locations so they can proactively implement measures to mitigate the risk that a similar incident or injury will occur at their location;

•	Partnering with vendors to obtain high quality personal protective equipment and related training;

•	Developing a system of in-house trainers to ensure that critical safety topics are conducted in a timely manner; and

•	Providing onsite physical therapy and fitness centers to our employees at our Venice, Florida site and other facilities.

Labor Practices and Human Rights

All of our employees earn more than the federal minimum wage and we believe our hourly wages are competitive with the local communities in which our facilities operate. The average hourly wage, excluding incentive compensation, of a full-time hourly employee of the Company was approximately $17.70 as of January 3, 2022, with approximately one-half of those hourly employees earning an average hourly wage of approximately $16.00 or more. The average total compensation, including incentive compensation and benefits, for a full-time hourly employee of our Company in 2021 was $58,150. We are currently evaluating the market and our minimum starting wage for a full-time hourly team member.

We strive to help our employees maintain job stability, so they are encouraged to stay with the Company and positioned to grow their skills and knowledge on the job. The 2020 annualized voluntary turnover rate in our workforce generally was flat as compared to 2019. In an effort to reduce employee turnover, we engage in annual surveys with employees, we maintain an open-door policy that enables us to help identify any issues before they cause an employee to leave the Company, and we review exit interview data, hotline calls and root cause analysis to help deter turnover. We also assign dedicated Company human resources representatives to each department so that we can better monitor employee morale within each department.

PGT respects the rights of workers of other companies who provide products and services to PGT. We communicate our expectations to suppliers on compliance with applicable federal, state and local laws, including with respect to compensation and safety, through the terms of our written agreements and policies with our suppliers.

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Workforce Diversity and Inclusion and Human Capital Management

We believe in being an inclusive workplace for all of our employees and are committed to having a diverse workforce that is representative of the communities in which we operate and sell our products. A variety of perspectives enriches our culture, leads to innovative solutions for our business, enables us to better meet the needs of a diverse customer base, and reflects the communities we serve. Our aim is to develop inclusive leaders and an inclusive culture, while also recruiting, developing, mentoring, training, and retaining a diverse workforce, including a diverse group of management-level employees. For example, we have had or currently have female executives in several of our senior leadership roles, including the positions of Vice President of Marketing, Chief Human Resources Officer, and President of our NewSouth business. Our diversity and inclusion initiatives include:

•	PGT Innovations Leading Ladies, a program designed to identify, develop and mentor female employees who have demonstrated potential for serving as leaders within our organization;

•	Annual diversity & inclusion training;

•	Dale Carnegie, a program that helps our managers understand how to appreciate, respect and value individual differences and behaviors; and

•

CORE - Creating Open Relationships Every Day, drives loyalty, engagement, inclusion and affiliation. This training is presented to leaders annually and facilitates discussion related engagement topics centered around celebrate and appreciate, demonstrating pride, being fair, accountability and the importance of communication.

We believe in offering career opportunities, resources, programs and tools to help employees grow and develop, as well as competitive wages and benefits to retain them. Our efforts in these areas include:

•	Offering platforms, including on-line and in-person professional growth and development training, to help employees develop their skills and grow their careers at the Company;

•	Providing management development training to all of our management-level employees in 2021, including compliance, ethics and leadership training;

•	Conducting formal feedback sessions quarterly between our employees and their supervisors on their collaboration and development, and informal sessions on a weekly basis;

•	Providing employees with recurring training on critical issues such as safety and security, compliance, ethics and integrity and information security;

•

Gathering engagement feedback from our employees on a regular basis and responding to that feedback in a variety of ways including personal, one-on-one interactions, team meetings, leadership communications, and town hall meetings with employees, led by senior executives;

•	Offering a tuition reimbursement program that provides eligible employees up to $50,000 lifetime for courses related to current or future roles at the Company;

•	Providing scholarship dollars to the children of eligible employees who are pursuing secondary education in a trade school or college;

•	Offering health benefits for all eligible employees, including our eligible hourly employees;

•	Providing confidential counseling for employees through our employee assistance program;

•	Providing paid time off to eligible employees;

•	Matching employees’ 401(k) plan contributions of up to 3% of eligible pay after one year of service;

•

Making one-time equity grants in 2019 and 2020 to all employees, including hourly employees, with at least one year of tenure who do not participate in the Company’s equity and incentive compensation plan;

•	Offering an employee stock purchase program for eligible employees;

•	Providing a Company-subsidized childcare center for the employees of our Venice, Florida facility; and

•	Offering employees an hourly incentive program that monetarily rewards employees for improving operational efficiency and productivity along with quality and material utilization. We call this BOOM.

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In our efforts to have all of our employees comply with all applicable employment-related laws, we provide non-discrimination and anti-harassment training as part of the Company’s mandatory compliance training, including for the hourly employees in our call centers, fulfillment centers and stores.

Our Communities

Our work is more than producing exceptional building products. A constant is putting our families and communities first. That means contributing where we live and work. Our corporate giving and volunteering efforts focus on local agencies and nonprofits as well as, volunteering or charitable giving to support communities in need after a natural disaster. Examples of our work in the communities where we operate include the following:

•

Truckers Against Trafficking. While human trafficking takes place in many forms and places, roadways and related infrastructure serve as a prime breeding ground for trafficking. Commercial Driver License (CDL) holders play a pivotal role in the fight against this horrendous crime, serving as the eyes and ears of our highways. All of our CDL drivers, field service technicians and sales representatives have been trained to look for signs of human trafficking and how to report it. This training was executed through the Highway Heroes program in association with the Florida Attorney General. We furthered our partnership with the Florida Attorney General by becoming a founding member of the 100% Club and pledging to train 100% of our team members on identifying and reporting human trafficking.

•

Hurricane Relief. Staying true to our roots of serving communities that have been impacted by hurricanes, we hosted a hurricane relief event in New Orleans following Hurricane Ida. Through that 4-hour event, we were able to distribute supplies to more than 1,000 families.

•

PGTI University. PGTI University, our dealer education and training group, worked with technical colleges in the Venice, Florida area to provide education and real-world skills training to students as part of their course curriculum.

•

Pathway to PGTI. Pathway to PGTI is a program that we created to reach the future workforce that is currently still in high school. This program is one of the ways we’re working with high school students to provide education and real-world skills training to offset the challenges our industry is seeing with generating interest in manufacturing careers among younger generations.

GOVERNANCE

PGT is committed to good corporate governance that aligns with stockholder interests. We maintain numerous policies and practices that demonstrate this commitment as described in more detail in our “Corporate Governance” section above. In addition to those policies and practices described above our Board has adopted a “Plurality Plus” voting standard for uncontested director elections. In addition, our Board of Directors implemented:

•	Stock ownership guidelines for our CEO that require the CEO to hold an aggregate amount of vested and unvested Company equity that equals six times his annual base salary;

•

A clawback policy, which gives the independent members of the Board, upon the recommendation of the Compensation Committee, the authority to claw back from the Company’s executive officers all or a portion of the incentive compensation paid to the executive officers in the event the Company is required to restate its financial statements, where those officers would not have earned all or that portion of the incentive compensation paid to them, based upon the Company’s performance as measured by the restated financial statements, regardless of whether any executive officer engaged in wrongdoing or misconduct in connection with the financial statements that the Company had to restate; and

•	Full Board cybersecurity training, and regular cybersecurity updates.

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    Proposal 1 - Election of Directors

There are currently ten members of our Board of Directors. Pursuant to the Company’s Amended and Restated Certificate of Incorporation, our Board of Directors is “classified,” which means it is divided into three classes of directors based on the expiration of their terms. Under this arrangement, directors are elected to terms that expire on the annual meeting date three years following the annual meeting at which they were elected, and the terms are “staggered.”

Our Board of Directors has nominated Mr. Boza Mr. Castaldi, and Mr. Morgan to be elected during the Annual Meeting to serve again as Class I directors until our 2025 annual meeting of stockholders and until their respective successors shall have been duly elected and qualified.

Each director nominee has consented to continue to serve as a director if elected during the Annual Meeting. Should a nominee become unavailable to accept election as a director, the persons named in the enclosed proxy will vote the shares of our common stock that such proxy represents for the election of such other person as our Board of Directors may nominate. We have no reason to believe that any of the nominees will be unable to serve.

✓	THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE ELECTION OF THESE THREE CLASS I DIRECTOR NOMINEES.

Set forth below is certain information concerning each nominee for election as a director during the Annual Meeting and each director whose current term of office will continue after the Annual Meeting. Each of our directors brings to our Board of Directors a wealth of varied experience derived from service as executives, financial experts, subject experts and/or industry leaders.

Name	Age	Class and Position	Date Elected or Appointed Director
Xavier F. Boza*	57	Class I Director	2021
Alexander R. Castaldi*	72	Class I Director	2004
William J. Morgan*	75	Class I Director	2007
Richard D. Feintuch*	69	Class II Director	2006
Jeffrey T. Jackson	56	Class II Director	2016
Brett N. Milgrim*	53	Class II Director	2003
Frances Powell Hawes*	67	Class II Director	2019
Sheree L. Bargabos*	66	Class III Director	2016
Rodney Hershberger	65	Class III Director	2004
Floyd F. Sherman*	82	Class III Director	2005

*	Denotes director whom our Board of Directors has affirmatively determined to be independent.

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CLASS I - DIRECTORS WITH TERMS EXPIRING IN 2022

Xavier F. Boza Chief Human Resources Officer of Flex Ltd. Director Since: 2021 Age: 57

Committees: • Compensation Committee

Biography

Mr. Boza became a director in 2021. Mr. Boza has served in senior human resources positions with public companies for more than twenty years, including in his current role as Chief Human Resources Officer of Flex Ltd. Prior to joining Flex, Mr. Boza was Executive Vice President and Chief Human Resources Officer of Campbell Soup Company, Inc., which he joined in 2015. Mr. Boza joined Campbell as Vice President of Human Resources of its Global Biscuits and Snacks division, serving in that role from 2015 to 2017, then served as Vice President of Human Resources of Global Operations from 2017 to 2018. He was promoted to Senior Vice President and Chief Human Resources Officer in 2018 and became Executive Vice President in 2019. Prior to joining Campbell, Mr. Boza was with the Kellogg Company as Regional Vice President of Human Resources and Global Supply Chain for Kellogg Latin America from 2013 to 2015. Prior to joining Kellogg, Mr. Boza was with Kraft Foods Group, Inc. from 2009 to 2013 in various management roles in human resources with increasing levels of responsibility, from Director to Head of Human Resources, serving domestically and internationally.

Relevant Expertise

The Board recognizes Mr. Boza’s extensive human capital management experience, as well as his significant experience assisting with the development and implementation of new strategic plans and business models, managing corporate restructurings, identifying operating synergies and assisting executive officers with aligning management and labor structures with corporate strategies as being of great value to the Company, its stockholders, and the Compensation Committee of the Board of Directors.

Other Public Company Boards

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Alexander R. Castaldi Former Managing Director of JLL Partners, Inc. Director Since: 2004 Age: 72

Committees: • Compensation Committee (Chair)

Biography

Mr. Castaldi became a director in 2004. Mr. Castaldi was a Managing Director of JLL Partners, Inc., which he joined in 2003, until his retirement in August 2018, and was previously a chief financial officer of three management buyouts. He was most recently Executive Vice President, Chief Financial Officer and Administration Officer of Remington Products Company. Previously, Mr. Castaldi was Vice President and Chief Financial Officer at Uniroyal Chemical Company. From 1990 until 1995, he was Senior Vice President and Chief Financial Officer at Kendall International, Inc. During the 1980s, Mr. Castaldi was also Vice President, Controller of Duracell, Inc. and Uniroyal, Inc. From 2004 to February 2006, Mr. Castaldi served as a director of Builders FirstSource, Inc.

Relevant Expertise

The Board recognizes the vast experience at the senior executive management level which Mr. Castaldi possesses and deems it to be of great value to the Company and its stockholders.

Other Public Company Boards

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William J. Morgan Former Partner of KPMG LLP Director Since: 2007 Age: 75

Committees: • Audit Committee (Chair) • Governance Committee

Biography

Mr. Morgan became a director in 2007. Mr. Morgan is a retired partner of the accounting firm KPMG LLP (“KPMG”) where he served clients in the industrial and consumer market practices. From 2004 until 2006, he was the Chairman of KPMG’s Audit Quality Council and, from 2002 until 2006, he was a member of its Independence Disciplinary Committee. Mr. Morgan was the Lead Partner for the Chairman’s 25 Partner Leadership Development Program and continued through 2009 to provide services to KPMG as an independent consultant to its leadership development group and as Dean of the then current Chairman’s 25 Partner Leadership Development Program. He previously served as the Managing Partner of the Stamford, Connecticut office and as a member of the board of directors for KPMG LLP and KPMG Americas. Mr. Morgan served as a member of the board of directors of Barnes Group, Inc. from 2006 to present and in that time served as the Chairman of its Audit Committee and a member of the Executive and Corporate Governance Committees. Mr. Morgan will step off the board of directors of Barnes Group in May 2022 in accordance with Barnes Group’s term limit policy. Mr. Morgan was a member of the Board of Directors and Audit Committee of The J.G. Wentworth Company from 2014 until January 2018. The Board identified Mr. Morgan’s extensive experience in public accounting (29 years as a partner), where he worked closely with client management and audit committees on matters relating to accounting, auditing, control, corporate governance, and risk management, as providing significant value to the Company and its stockholders.

Relevant Expertise

The Board also recognizes Mr. Morgan’s significant Board and Audit Committee experience and qualifications as a “financial expert” on the Audit Committee.

Other Public Company Boards

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Continuing Directors

CLASS II - DIRECTORS WITH TERMS EXPIRING IN 2023

Brett N. Milgrim Former Managing Director of JLL Partners, Inc. Director Since: 2003 Age: 53

Committees: • Finance and Transaction Committee

Biography

Mr. Milgrim became a director in 2003. Mr. Milgrim is a director of Builders FirstSource, Inc., and is the Co-Chair of the Board of Directors of Loar Group, Inc., a business specializing in the design and manufacture of aerospace components. Effective April 4, 2019, Mr. Milgrim was appointed to the Board of Directors of Horizon Global Corporation, one of the world’s leading manufacturers of branded towing and trailering equipment. He was a Managing Director of JLL Partners, Inc., which he joined in 1997, until his retirement in 2011.

Relevant Expertise

Our Board of Directors believes that Mr. Milgrim is extremely knowledgeable regarding all aspects of corporate finance and the capital markets, and that this knowledge is important to the Company and its stockholders.

Other Public Company Boards

Builders Firstsource, Inc.

Horizon Global Corporation

Richard D. Feintuch Former Partner of Wachtell, Lipton, Rosen & Katz Director Since: 2006 Age: 69

Committees: • Governance Committee (Chair) • Audit Committee

Biography

Mr. Feintuch became a director in 2006. Mr. Feintuch was a partner of the law firm Wachtell, Lipton, Rosen & Katz from 1984 until his retirement in 2004, specializing in mergers and acquisitions, corporate finance, and the representation of creditors and debtors in large restructurings. Mr. Feintuch earned a Bachelor of Science in Economics from the Wharton School of the University of Pennsylvania and a J.D. from New York University School of Law.

Relevant Expertise

The Board of Directors believes that Mr. Feintuch’s significant knowledge, and the experience he obtained as a partner of a leading international law firm, brings not only legal skills but practical know-how into the board room, and such skills are useful in the discussion and evaluation of all corporate affairs.

Other Public Company Boards

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Jeffrey T. Jackson President and Chief Executive Officer Director Since: 2016 Age: 56

Committees: • None

Biography

Mr. Jackson has served as the Company’s President and Chief Executive Officer since his appointment to that role effective January 1, 2018. He joined PGT Innovations in November 2005 as Vice President and Chief Financial Officer. In 2006, Mr. Jackson helped lead the Company’s IPO, and was later named Executive Vice President. In 2014, Mr. Jackson became President and Chief Operating Officer with responsibilities overseeing the Company’s strategic direction, as well as all aspects of operations. In 2016, Mr. Jackson was appointed to the Board of Directors. Prior to joining PGT Innovations, Mr. Jackson held various executive management roles. In 2004, he joined The Hershey Company as Vice President and Corporate Controller. Prior to Hershey, Mr. Jackson served in positions of increasing responsibility with Schwan’s Bakery, including Senior Vice President - General Manager of Emerging Channels, and Senior Vice President and CFO. In addition, Mr. Jackson worked for Flowers Foods, Inc., The Coca-Cola Company, and KPMG. Mr. Jackson serves on the Board of Directors for Smith Douglas Homes, a private home builder based in Atlanta, Georgia, and for the Sarasota Manatee Airport Authority, which oversees the Sarasota Bradenton International Airport. Mr. Jackson earned a Bachelor of Business Administration from the University of West Georgia and is a Certified Public Accountant in the State of Georgia.

Relevant Expertise

The Board of Directors believes that Mr. Jackson brings company-specific experience and expertise. The Board of Directors also believes that Mr. Jackson adds industry-specific experience and expertise, and further enhances our Board of Directors’ ability to obtain information and evaluate the effectiveness of the Company’s leadership and operating strategies.

Other Public Company Boards

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Frances Powell Hawes Former Chief Financial Officer of NCI Building Systems, Inc. Director Since: 2019 Age: 67

Committees: • Audit Committee

Biography

Ms. Powell Hawes joined our Board of Directors effective on January 1, 2019. Ms. Powell Hawes has served in senior finance and accounting positions with public and private companies for more than thirty years, including as Chief Financial Officer of NCI Building Systems, Inc., a manufacturer of metal products for the construction industry, and Grant Prideco, Inc., a supplier of premium drill pipe and drill stem accessories. In addition to her extensive finance and accounting experience, Ms. Powell Hawes also has significant mergers and acquisitions experience. Ms. Powell Hawes serves on the boards of directors of two other public companies, Archrock, Inc. and Laredo Petroleum, Inc., and served on the board of Energen Corporation from 2013 until November 2018.

Relevant Expertise

Our Board of Directors believes that Ms. Powell Hawes’ extensive experience, including her roles in executive finance and accounting leadership, strengthens our Board of Directors’ ability to provide financial and accounting-related oversight and make other significant contributions to the Company.

Other Public Company Boards

Archrock, Inc.

Laredo Petroleum, Inc.

CLASS III – DIRECTORS WITH TERMS EXPIRING IN 2024

Rodney Hershberger Former Chief Executive Officer of PGT Innovations, Inc. Director Since: 2004 Age: 65

Committees: • Finance and Transaction Committee (Chair)

Biography

Mr. Hershberger serves as the Company’s non-employee Chairman of the Board, effective as of January 1, 2018. He retired as our Chief Executive Officer effective December 31, 2017. Mr. Hershberger, a co-founder of the Company, has served the Company for nearly 40 years. He was named President, and appointed to our Board of Directors, in 2004, and became our Chief Executive Officer in March 2005. In 2003, Mr. Hershberger became Executive Vice President and Chief Operating Officer, and oversaw the Company’s Florida and North Carolina Operations, sales, marketing, and engineering groups. Previously, Mr. Hershberger led the manufacturing, transportation, and logistics operations in Florida, and served as Vice President of Customer Service.

Relevant Expertise

The Board of Directors recognizes Mr. Hershberger’s nearly 40 years of experience with the Company in the Florida market and the position of respect he has earned throughout the industry in which the Company operates through his thoughtful and honest leadership, and further recognizes his knowledge, skills, reputation and service to the community, including as the chair of the board of directors of Gulf Coast Community Foundation, a public charity serving the needs of the local Sarasota community, and as a board member of the Argus Foundation, a foundation that applies business leadership to identify, educate, advocate and collaborate on solutions for important community issues to enhance the quality of life, the environment and economic wellbeing of citizens, as driving great value to the Company and its stockholders.

Other Public Company Boards

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Floyd F. Sherman Former Chief Executive Officer of Builders FirstSource, Inc. Director Since: 2005 Age: 82

Committees: • Compensation Committee • Finance and Transaction Committee

Biography

Mr. Sherman became a director in 2005. Mr. Sherman served as Chief Executive Officer of Builders FirstSource, Inc., a leading supplier and manufacturer of structural and related building products for residential new construction, until his retirement as CEO effective January 1, 2018. Mr. Sherman also served as a director of Builders FirstSource, Inc. during that time, and continues to do so following his retirement as CEO. Before joining Builders FirstSource, Mr. Sherman spent 28 years at Triangle Pacific/Armstrong Flooring, the last nine of which he served as Chairman and Chief Executive Officer. Mr. Sherman has over 50 years of experience in the building products industry. A native of Kerhonkson, New York and a veteran of the U.S. Army, Mr. Sherman is a graduate of the New York State College of Forestry at Syracuse University. He also holds a Master of Business Administration degree from Georgia State University.

Relevant Expertise

The Board understands that Mr. Sherman’s 50 years of experience in the building products industry provide him with the knowledge to make significant contributions to the development of the Company’s business strategy.

Other Public Company Boards

Builders FirstSource, Inc.

Sheree L. Bargabos Former President of Owens Corning, Roofing and Asphalt division Director Since: 2016 Age: 66

Committees: • Governance Committee

Biography

Ms. Bargabos became a director in 2016. Ms. Bargabos is a seasoned executive whose career spans over 35 years at Owens Corning, a global maker of building and composite material systems, until her retirement in 2015. Prior to her most recent transition role as Vice President, Customer Experience, she spent a decade as the President of Owens Corning’s $2 billion Roofing and Asphalt division. In October 2018, Ms. Bargabos was appointed to the Board of Directors of Steel Dynamics, Inc., one of the largest domestic steel producers and metals recyclers in the United States. Ms. Bargabos earned a Bachelor of Science in Chemistry from McGill University and a Master of Business Administration from Babson College.

Relevant Expertise

The Board of Directors recognizes Ms. Bargabos’ experience in various roles of increasing responsibility in the building materials industry, which the Board believes is an asset to the Company and its stockholders.

Other Public Company Boards

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ELECTION MECHANICS

Plurality Plus. Director nominees are elected by a plurality of the votes cast, and the director nominees who receive the greatest number of votes during the Annual Meeting (up to the number of directors to be elected) will be elected. However, the Company’s Corporate Governance Guidelines provide for a “Plurality Plus” voting standard with respect to the election of directors. Any director nominee who receives a greater number of “WITHHOLD” votes than “FOR” votes in an uncontested election, such as this election, is required to promptly submit an offer of resignation for consideration by the Governance Committee of the Board of Directors. Shares of our common stock represented by a validly executed proxy will be voted, if authority to do so is not withheld, for the election of director nominees named in Proposal 1. Only votes “FOR” are counted in determining whether a plurality has been cast in favor of a director nominee. Broker non-votes are not counted as a “WITHHOLD” or a “FOR” vote for these purposes.

Director Compensation

OVERVIEW OF OUR COMPENSATION PROGRAM FOR NON-EMPLOYEE DIRECTORS

Our director compensation program is designed to attract and retain top director talent and align the interests of our directors with the interests of our stockholders. Our Compensation Committee is responsible for reviewing and making recommendations to the Board with respect to the compensation of our directors, including any equity-based compensation. Directors who are our employees do not receive compensation for their services on the Board.

Our Compensation Committee’s review of our director compensation programs is supported by information provided by the independent compensation consultant to the Compensation Committee, Aon Rewards Solutions.

Non-Employee Director Compensation Elements for 2021

Annual compensation for the non-management members of our Board of Directors typically is established each year. In 2021, all non-management directors received the following annual compensation:

Compensation Elements(1)	Amount in $
Compensation Element - Retainers
Annual cash retainer	$70,000
Annual equity retainer(2)	100,000
Compensation Element - Committee Fees
Chair of the Board of Directors	$50,000
Committee Chair - Audit	20,000
Committee Chair - Compensation	15,000
Committee Chair - Governance	12,000
Committee Member - Audit	10,000
Committee Member - Compensation	8,750
Committee Member - Governance	7,250

(1)

Members also receive reimbursement of reasonable travel expenses, which typically does not exceed $5,000 annually, but which is not considered to be compensation for purposes of the table set forth above.

(2)

This amount is paid in restricted stock awards or restricted stock units, depending on the election made by the director. The restrictions on those that elect to receive restricted stock awards are scheduled to lapse on the first anniversary of the date of grant, which is generally granted at or around the time of the annual meeting of stockholders each year, with a value at the time of grant in 2021 of $100,000. See notes (2), (4) and (6) to the table titled “Director Compensation for 2021” on the next page.

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Director Compensation for 2021

	Fees Earned or Paid in Cash for Service on
Name	Our Board of Directors(1)	Committees of Our Board of Directors	Stock Awards(1)(2)	All Other Compensation	Total
Sheree L. Bargabos	$70,000	$7,250	$100,000	$—	$177,250
Xavier Boza(3)	58,333	8,750	115,569	—	182,652
Alexander R. Castaldi	70,000	15,000	100,000	—	185,000
Richard D. Feintuch(4)	70,000	22,000	100,000	—	192,000
Rodney Hershberger(5)	70,000	50,000	100,000	—	220,000
Brett N. Milgrim	70,000	8,750	100,000	—	178,750
William J. Morgan	70,000	27,250	100,000	—	197,250
Frances Powell Hawes(6)	70,000	10,000	100,000	—	180,000
Floyd F. Sherman(7)	70,000	8,750	100,000	—	178,750

(1)

Beginning in 2021, cash fees paid by the Company for service on our Board of Directors was increased from $57,500 to $70,000 per year, and the value of equity awards granted was increased from $71,000 to $100,000 per year.

(2)

Represents the aggregate grant date fair value of stock awards granted during the reported fiscal year, computed in accordance with FASB ASC Topic 718. The stock awards represent grants of restricted stock the values of which are calculated using (a) the number of shares awarded as of the grant date, or 4,020 shares, and (b) the market value of our common stock on the date awarded, which we define as the closing price of our common stock the business day prior to the grant date of May 20, 2021, or $24.88 per share, for a total grant-date fair value of approximately $100,000. The restrictions on these shares lapse on May 20, 2022, the first anniversary of the grant date. Such shares were held at year-end 2021 by each director. However, see notes (4) and (6) regarding deferral elections executed by Mr. Feintuch and Ms. Powell-Hawes, respectively. Also, see note (3) regarding stock awards held by Mr. Boza at year-end 2021. At the end of our 2021 fiscal year, each director held 4,020 restricted stock awards, except for Mr. Feintuch and Ms. Powell Hawes who each held 4,020 restricted stock units, and Mr. Boza. See (3) below.

(3)

Mr. Boza became a director in March 2021. Mr. Boza’s cash fee for service on our Board of Directors for 2021, which we base on our fiscal year, and which began on March 1, 2021, was prorated for his service of 10 of 12 months for 2021. Mr. Boza’s equity award for service on our Board of Directors, which we base on one-year service periods which typically begin on or about May 20th of each year, was a prorated stock award of 660 shares of restricted stock on March 1, 2021 with a grant-date fair value of $15,569, and is considered as director compensation in the 2020/2021 year during which the value of director equity awards were still at the $71,000 per year level. Mr. Boza vested in this grant on March 1, 2022. As discussed in note (1) above, on May 20, 2021, all directors, including Mr. Boza, received a grant of 4,020 shares with an aggregate grant date fair value of approximately $100,000, which are scheduled to vest on May 20, 2022. As such, at year-end 2021, Mr. Boza held 4,680 shares of unvested stock awards.

(4)

In December 2017, Mr. Feintuch executed a valid deferral election to defer his earnings from stock awards, beginning with stock awards granted in May 2018, and continuing indefinitely thereafter. Pursuant to his deferral agreement, such earrings, which would otherwise have vested beginning in May 2019, will be deferred until the earliest of (i) his separation from the Company, (ii) a change in control of the Company, as defined in the Company’s Long-Term Equity Incentive Plans, or (iii) his disability or death.

(5)

During 2021, Mr. Hershberger received $28,385 of ordinary taxable income representing the pre-tax value of healthcare benefits paid for by the Company on Mr. Hershberger’s behalf. The Company reimburses Mr. Hershberger for the dues relating to his membership to the Sarasota Yacht Club. In 2021, such reimbursements totaled $7,333.

(6)

In December 2020, Ms. Powell-Hawes executed a valid deferral election to defer her earnings from stock awards, beginning with stock awards to be grant in May 2021, and continuing indefinitely thereafter. Pursuant to her deferral agreement, such earrings, which would otherwise have vested beginning in May 2022, will be deferred until the earliest of (i) her separation from the Company, (ii) a change in control of the Company, as defined in the Company’s Long-Term Equity Incentive Plans, or (iii) her disability or death.

(7)

On April 14, 2021, Mr. Sherman exercised a total of 67,797 options to purchase our common stock, which had an exercise price of $2.04 per share and were set to expire on May 3, 2022. Mr. Sherman paid cash to the Company totaling $138,306 relating to the exercise price of the options. These options were exercised at a value of $25.82 per share, resulting in taxable income to Mr. Sherman of $1,612,213.

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Proposal 2 - Approval, on an Advisory Basis, of Our Named Executive Officer Compensation

In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking stockholders to vote, on an advisory basis, to approve the executive compensation as reported in this Proxy Statement. This proposal is advisory in nature and, therefore, is not binding upon our Board of Directors or our Compensation Committee. However, the Compensation Committee will, as it has done in the past, carefully evaluate the outcome of the vote when considering future executive compensation decisions.

We believe that our compensation components provide a reasonable balance of base compensation, cash incentive compensation, long-term equity-based incentive compensation, and other benefits and perquisites that is closely aligned with each executive officer’s individual performance and the Company’s overall performance. The Company aims to provide executive officers with a reasonable level of security through base salary and benefits, while rewarding them through cash and equity-based incentive compensation to achieve business objectives and create stockholder value. We believe that each of our compensation components is integral to attracting, retaining and rewarding qualified NEOs, and fostering operating performance.

Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our compensation policies and procedures implement our compensation philosophy, and which contains tables and a narrative discussion about specific compensation of our NEOs. The Compensation Committee and the Board of Directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

We value the feedback provided by our stockholders and seek their input as part of our regular stockholder outreach efforts. At the 2021 annual meeting of stockholders, approximately 90% of votes cast supported our executive compensation program. We would like to sustain the stockholder support for our executive compensation program and will continue to engage in regular discussions with our stockholders regarding their views on executive compensation matters. We will continue to consider stockholder feedback, input from our independent compensation consultant and the outcomes of future “say-on-pay” votes when assessing our executive compensation programs and policies, and when making compensation decisions for our NEOs. The stockholder vote to approve, on an advisory basis, a Say-on-Pay proposal currently occurs annually, and the next such vote will occur at the 2023 annual meeting of stockholders.

✓	OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION PAID BY THE COMPANY TO ITS NAMED EXECUTIVE OFFICERS.

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    Compensation Committee Report

Set forth below is the “Compensation Discussion and Analysis,” which is a discussion of our executive compensation program written from the perspective of how we view and administer such program.

Given our role in providing guidance on executive compensation program design, administering the program and making specific compensation decisions for our executive officers, we participated in the preparation of the “Compensation Discussion and Analysis” and reviewed and discussed its contents with management. Based on the review and discussions, we unanimously recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement, which is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended January 1, 2022, each as filed with the SEC.

The foregoing report was submitted by the Compensation Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Securities Exchange Act of 1934, and shall not be deemed incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Submitted by the Compensation Committee

Alexander R. Castaldi (Chair)

Xavier F. Boza

Floyd F. Sherman

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Executive Compensation - Compensation Discussion and Analysis

Introduction

The purpose of this section is to provide information about the compensation objectives and policies for our named executive officers (the “NEOs”) and to explain how the Compensation Committee of our Board of Directors made its compensation decisions for 2021.

Our NEOs for 2021 were:

Jeffrey T. Jackson, President and Chief Executive Officer	Ryan S. Quinn, General Counsel and Corporate Secretary
Mike Wothe, President, Western Division	Brad West, Senior Vice President, Corporate Development and Treasurer, and Interim Chief Financial Officer(1)
Robert A. Keller, Senior Vice President, Customer Strategy and Innovation, Southeast Division

(1)

Mr. West served as Interim Chief Financial Officer from February 8, 2021 to January 17, 2022. Effective on January 17, 2022, the Company appointed John Kunz as Senior Vice President and Chief Financial Officer.

Also included in this Proxy as NEOs for 2021 are Sherri Baker, who served as Senior Vice President, Chief Financial Officer until close of business February 7, 2021, when she voluntarily terminated her employment, and Brent Boydston, who served as an executive officer of the Company in his role as Senior Vice President, Customer Strategy and Innovation until September 13, 2021, when he was appointed as President, Eco Enterprises, LLC. Mr. Boydston’s employment with the Company was terminated effective on May 6, 2022.

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Information Concerning Named Executive Officers

Jeffrey T. Jackson, President and Chief Executive Officer. Mr. Jackson, 56, has served as the Company’s President and Chief Executive Officer since his appointment to that role effective January 1, 2018. He joined PGT Innovations in November 2005 as Vice President and Chief Financial Officer. In 2006, Mr. Jackson helped lead the Company’s IPO, and was later named Executive Vice President. In 2014, Mr. Jackson became President and Chief Operating Officer with responsibilities overseeing the Company’s strategic direction, as well as all aspects of operations. In 2016, Mr. Jackson was appointed to the Board of Directors. Prior to joining PGT Innovations, Mr. Jackson held various executive management roles. In 2004, he joined The Hershey Company as Vice President and Corporate Controller. Prior to Hershey, Mr. Jackson served in positions of increasing responsibility with Schwan’s Bakery, including Senior Vice President - General Manager of Emerging Channels, and Senior Vice President and CFO. In addition, Mr. Jackson worked for Flowers Foods, Inc., The Coca-Cola Company, and KPMG. Mr. Jackson earned a Bachelor of Business Administration from the University of West Georgia and is a Certified Public Accountant in the State of Georgia. Mr. Jackson serves on the Board of Directors for Smith Douglas Homes, a private home builder based in Atlanta, Georgia, and for the Sarasota Manatee Airport Authority, which oversees the Sarasota Bradenton International Airport.

Mike Wothe, President of Western Division. Mr. Wothe, 58, joined the Company in December 2019 as President of the Western Business Unit (“WEBU”) and Senior Vice President of PGT Innovations, Inc. In this role, Mr. Wothe is responsible for all aspects of WEBU’s business, including strategy, sales and marketing, operations, and results of operations. Mr. Wothe brings decades of operations and industry experience, as well as a strong understanding of customer relations. Prior to joining the Company as President of WEBU, Mr. Wothe was President at Cardinal LG Company, a leader in residential glass for windows and doors in the United States. Mr. Wothe holds a Bachelor of Science in chemical engineering from the University of Washington.

Robert A. Keller, Senior Vice President, Customer Strategy and Innovation, Southeast Division. Mr. Keller, 50, has served as the Company’s Senior Vice President, Customer Strategy and Innovation, Southeast Division since September 2021. Mr. Keller is responsible for managing the overall sales, marketing, customer care, and field service functions, with respect to all the Company’s product lines, for those subsidiaries in a business region that includes seven states in the Southeastern United States and the Caribbean. His responsibilities also include providing strategic leadership for SEBU by working with the Company’s Chief Executive Officer and other executive leadership to establish long-range goals, strategies, plans and policies. Prior to his current role, Mr. Keller served as President, Southeast Business Unit beginning on January 1, 2019. In that position, he was responsible for managing all aspects of manufacturing and other operations of the Company’s PGT Custom Windows and Doors, CGI Windows and Doors, CGI Commercial, WinDoor and NewSouth brands. Mr. Keller served as Senior Vice President, Operations from January 1, 2018 until December 31, 2018. He was hired as Vice President and General Manager of PGT Custom Windows and Doors in May 2016 and served in that role until his promotion to Senior Vice President, Operations. Mr. Keller has more than two decades of experience in the building products industry, including serving as Vice President of Global Operations for Moen, a manufacturer of faucets, fixtures and other accessories for bathrooms, starting in 2015. Prior to that, he held several positions of increasing responsibility with Therma-Tru Doors, from 2002 through 2014, including Vice President of Manufacturing and Senior Vice President of Operations. Mr. Keller earned a Bachelor of Science in Mechanical Engineering from the Ohio State University and a Master of Business Administration from Regis University.

Ryan S. Quinn, General Counsel and Corporate Secretary. Mr. Quinn, 37, joined the Company as General Counsel and Corporate Secretary on March 15, 2021. In this role, Mr. Quinn is responsible for managing all legal aspects of the Company. Prior to joining the Company, Mr. Quinn served as Senior Vice President, Co-General Counsel and Corporate Secretary at LendingTree, Inc. from 2019 until 2021, where he was responsible for overseeing all legal matters of LendingTree, and prior to that served as Vice President and Assistant General Counsel at LendingTree beginning in August 2017 where he managed all corporate transactions for LendingTree, including mergers, acquisitions, divestitures and financing transactions, and also acted as Assistant Secretary where he managed all of the Company’s securities and governance matters, including annual, quarterly and periodic reporting, and all matters relating to LendingTree’s Board of Directors. Prior to joining LendingTree, Mr. Quinn served as Senior Corporate Attorney for Nordson Corporation, where he managed merger and acquisition matters on behalf of the company, in addition to working on a variety of general corporate law matters. Mr. Quinn holds a Bachelor of Arts in Business Administration and Political Science from Baldwin-Wallace University, and a J.D. from Case Western Reserve University School of Law.

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Brad West, Senior Vice President of Corporate Development and Treasurer. Mr. West, 52, served as the Company’s Interim Chief Financial Officer from February 8, 2021 until January 17, 2022. Effective on April 8, 2019, Mr. West was appointed to Senior Vice President of Corporate Development and Treasurer for the Company. Prior to that role, Mr. West was appointed as Chief Financial Officer in 2014 and Senior Vice President in 2015. Prior to this, Mr. West served as the Company’s Vice President and Controller. Mr. West joined the Company in 2006 serving as Director of Financial Planning and Analysis, Director of Accounting and Finance, and Vice President and Controller through 2014. In his role as Chief Financial Officer, Mr. West was responsible for the Company’s Accounting and Finance Departments, as well as its Investor Relations, Treasury, and Risk Management functions. Mr. West has nearly 20 years of management experience in manufacturing organizations, earned a Bachelor of Business Administration degree from the University of Michigan, and is a Certified Public Accountant in Georgia.

Brent Boydston, President of Eco Enterprises, LLC. Mr. Boydston, 53, joined the Company as Vice President of Sales in 2016. He served as Senior Vice President of Corporate Sales and Innovation from January 1, 2018 until September 13, 2021. On September 13, 2021, Mr. Boydston was appointed to the role of President of Eco Enterprises, LLC. Prior to joining the Company, he was Vice President of Sales for Liberty Hardware Manufacturing Corporation Mr. Boydston began working for Liberty Hardware Manufacturing Corporation in 2011. Mr. Boydston’s employment was terminated effective May 6, 2022.

Sherri Baker, Senior Vice President and Chief Financial Officer. Ms. Baker, 49, joined the Company as Senior Vice President and Chief Financial Officer, effective April 8, 2019. On January 8, 2021, Ms. Baker notified the Company that she would be resigning from the Company effective at the close of business on February 7, 2021. Prior to joining the Company, Ms. Baker served as Vice President, Commercial Finance for Dean Foods Company from October 2018. Prior to that role, Ms. Baker was Vice President of Investor Relations, Strategy and Corporate Finance for Dean Foods, beginning in January 2016.

Compensation Philosophy and Objectives

Our goal in establishing the executive compensation structure is to attract, retain and reward key leaders who drive both near-term and long-term value for our stockholders. Our compensation structure is designed to reward leadership skills, operating performance and financial accomplishments. We also believe that successful compensation programs for executive officers and other key employees, including the NEOs, must further the following primary objectives, which are to:

•	ensure employee interests are aligned with the enhancement of stockholder value;

•	attract and retain quality leaders;

•	reward consistent and superior Company and individual performance; and

•	provide incentives to enhance future performance and increased levels of responsibility.

All compensation policies and decisions are designed to reward employees, including the NEOs, who demonstrate the capacity to make significant contributions to our operational, financial and competitive performance, thereby furthering the first primary objective referred to above. Key factors that may increase or decrease compensation include:

•	the nature, scope and level of the individual NEO’s responsibilities;

•	our overall performance and profitability, which we primarily measure by net sales, and earnings before interest, taxes, depreciation and amortization (“EBITDA”);

•	our long-term stock price performance and total return to stockholders; and

•	the NEO’s performance compared to goals and objectives.

At our 2021 annual meeting of stockholders, approximately 90% of the votes were cast in favor of the advisory resolution on our executive compensation. We believe that vote outcome indicates stockholder confidence in our compensation programs. At the Annual Meeting, we are again holding a non-binding, advisory vote on executive compensation. The Compensation Committee will consider the results of the advisory votes on executive compensation when making future decisions regarding the structure and implementation of our executive compensation program.

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Roles and Responsibilities of Compensation Committee, Compensation Consultants and Management in Compensation Determinations

Compensation Committee - The Compensation Committee’s primary responsibilities include: (1) establishing, in consultation with our President and Chief Executive Officer, our general compensation and incentive philosophy; (2) establishing, reviewing and recommending approval of each executive officer’s annual compensation, and evaluating each executive officer’s performance in light of the goals and objectives of the Company’s executive compensation plans; (3) evaluating the appropriate level of compensation for board and committee service by non-employee members of our Board of Directors; (4) reviewing incentive compensation programs to ensure unnecessary risk is not encouraged; and (5) overseeing the annual cash incentive plan, the long-term equity incentive plan, and any other equity-based awards.

Management - In collaboration with the Compensation Committee and considering information provided by the compensation consultant, our Chief Executive Officer coordinates the review of the compensation programs for senior management, including the NEOs. Such review includes an evaluation of individual and Company performance, competitive practices and trends, and various compensation issues. Based on the outcomes of this review, our Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of each of the NEOs, other than the Chief Executive Officer.

Compensation Consultant - Under its charter, the Compensation Committee has the authority to retain independent compensation consultants to assist it in fulfilling its responsibilities. During fiscal 2021, the Compensation Committee engaged Aon Rewards Solutions as its independent compensation consultant. The executive compensation consulting services provided by Aon included:

•	Supporting the Compensation Committee to ensure our executive compensation program is competitive and aligns the interests of our executives with those of our stockholders;

•	At the Compensation Committee’s request, attending Compensation Committee meetings;

•	Providing independent advice on current trends and best practices in executive compensation design and program alternatives;

•	Advising on our compensation plans and practices to improve their effectiveness; and

•	Assisting the Compensation Committee to determine our peer group as described below under “Peer Group” below.

During fiscal 2021, Aon reported directly to our Compensation Committee and performed the services described above on behalf of the Compensation Committee while interacting with our management in the course of performing those services. The Compensation Committee has assessed the independence of Aon pursuant to NYSE and SEC rules and the Committee’s charter, and concluded that Aon is independent and that no conflict of interest exists that would prevent Aon from independently representing the Compensation Committee.

Use of Peer Group Data

Compensation to our NEOs is intended to be competitive with that of similar companies. As part of our assessment, we look to the compensation paid to individuals with similar responsibilities at peer companies. Because peer selection is somewhat difficult due to the lack of publicly-traded companies with which we compete and the lack of available data for privately-held competitors, we also consider compensation levels within our relevant labor market to ensure that our compensation arrangements are in line with companies of our size. In addition, the Compensation Committee may consider the nature and amount of compensation paid to executives at other building products companies, including companies larger than the Company, where the Compensation Committee believes the Company competes with those other companies for executive talent.

Based on our assessment, we believe our 2021 total direct annual compensation to senior management (including our NEOs), comprised of total cash compensation and the annualized expected value of long-term incentive awards is generally at or below the median level of total direct compensation for our peer group.

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However, for purposes of determining appropriate levels of certain aspects of executive compensation for our NEOs, we have also compared base salaries, annual bonus targets and longer-term incentive targets against the median levels of such compensation elements at a selected peer group of similarly situated companies. Our Compensation Committee approved an updated peer group in 2021, with the assistance of its independent compensation consultant, taking into consideration factors such as industry, revenue size, competition for talent, investor comparisons and market capitalization. Following are the companies included in our peer group used for evaluating our 2021 executive compensation program:

Trex Company	Apogee Enterprises, Inc.
AAON	American Woodmark Corp.
Gibraltar Industries, Inc.	Simpson MFG
Armstrong World Industries	Advanced Drainage Systems, Inc.
Quanex Building Products	Armstrong Flooring, Inc.
Patrick Industries, Inc.	The AZEK Company, Inc.
Insteel Industries, Inc.	CSW Industrials, Inc.
Masonite International Corp.

Compensation Governance

We believe our compensation programs have a balanced approach and properly reflect our views that our compensation programs should align executive officers’ interests with those of the Company’s stockholders, through designs that emphasize pay-for-performance, while also attracting and retaining talented executive management. We maintain the following compensation practices that reflect this compensation philosophy:

What we continue to do:	What we don’t do:

✓  Grant performance-based equity incentive awards to our named executive officers (“NEOs”).

✓  Maintain a clawback policy that applies to our equity compensation awards.

✓  Review NEO compensation annually, with the review conducted by our Compensation Committee that consists solely of independent directors.

✓  Retain an independent compensation consultant.

✓  Maintain stock ownership guidelines requiring our CEO to hold an aggregate amount of vested and unvested Company equity that equals six times his annual base salary.

✓  Maintain a minimum vesting period of one year for all equity awards.

x No excise tax gross-up.

x No supplemental company-paid retirement benefits.

x No repricing of stock options without stockholder approval.

x No granting of discounted or reload stock options.

x No guaranteed annual salary increases or bonuses.

Prohibition Against Hedging and Pledging

Our executive officers and directors are subject to company-wide policies that prohibit the following transactions: trading in futures and derivative securities and engaging in hedging activities relating to our securities, including exchange traded options, puts, calls, collars, forward sale contracts, equity swaps, exchange funds, or other arrangements or instruments designed to hedge or offset decreases in the market value of our securities; holding our securities in margin accounts; pledging our securities as collateral for loans; and engaging in short sales of our securities.

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Compensation Elements We Used in 2021

The following items summarize the essential elements used as compensation tools to reward and retain our NEOs during fiscal 2021:

•

Annual Base Salary. Base salaries for our NEOs depend on the scope of their responsibilities and performance, as well as the nature of their occupational experience and the length of time they have served in an executive officer role. Our objectives are to consider annual base salary at the median level and to make it competitive in the market, when taken in conjunction with the other compensatory elements;

•

Annual Cash Incentive Plan (the “AIP”). For each NEO, we use annual cash bonuses for the achievement of annual Company performance objectives, and from time to time the AIP may formally include individual performance objectives, and the Compensation Committee reserves the right to always consider each executive’s individual performance when considering possible AIP payments, even if individual performance objectives are not officially part of the AIP design for a given year;

•

Long-Term Incentive Plan (the “LTIP”). Our LTIP is designed to recognize leadership accomplishments, scope of responsibilities and performance, retain our NEOs and align their interest with long-term stockholder value. We grant restricted stock to effectively focus our NEOs on delivering long-term value for the Company and its stockholders; and

•

Executive Benefits and Perquisites. Our executive compensation program remains relatively free of executive benefits and perquisites. Such benefits and perquisites which do exist, however, are described below.

The following table shows the mix of compensation at target levels for 2021 for our NEOs (other than Ms. Baker):

	2021 Annual Base Salary	2021 Annual Cash Incentive Plan	2021 Long-Term Incentive Plan

Jeffrey T. Jackson	22%	22%	56%

Mike Wothe	41%	25%	34%

Robert A. Keller	39%	24%	37%

Ryan Quinn	40%	24%	36%

Brad West	44%	26%	30%

Brent Boydston	42%	25%	33%

Annual Base Salary

Our Compensation Committee sets the annual base salary and annual cash bonus of our Chief Executive Officer. In determining his annual compensation, our Compensation Committee considers the highly competitive industry in which we operate and the unique experience he brings to the position as well as his contributions to our long-term performance.

For our other NEOs, our Chief Executive Officer provides our Compensation Committee with recommendations regarding compensation. Our Compensation Committee reviews such recommendations and approves annual compensation for NEOs, consisting of annual base salary, annual cash bonus and annual equity grant (discussed below). Our Compensation Committee may request additional information and analysis and ultimately determines in its discretion, based on its own analysis and judgment and the recommendations of our Chief Executive Officer, whether to approve any recommended changes in compensation for our other NEOs.

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Our goal is to pay each NEO a base salary sufficient to remain competitive in the market. The annualized base salaries for each of our NEOs (other than Ms. Baker), as of January 2, 2021, which is referred to as the “2020 Annual Base Salary Rate” in the table set forth below, and January 1, 2022, which is referred to as the “2021 Annual Base Salary Rate” in the table set forth below are as follows:

	2020 Annual Base Salary Rate	2021 Annual Base Salary Rate

Jeffrey T. Jackson	$772,500	$800,000

Mike Wothe	$350,000	$375,000

Robert A. Keller	$360,500	$390,000

Ryan Quinn(1)	N/A	$260,000

Brad West	$285,000	$300,000

Brent Boydston(2)	$309,000	$350,000

(1)	Mr. Quinn’s effective date of hire was March 15, 2021.

(2)	Effective on September 13, 2021, Mr. Boydston’s annual salary was increased to $350,000, from $325,000, as a result of a change in his role to President, Eco Enterprises, LLC.

All NEOs’ base salaries for 2021 were approved by the Compensation Committee and, upon the recommendation of the Compensation Committee, by the independent members of our Board of Directors.

Annual Cash Incentive Plan

2021 ANNUAL CASH INCENTIVE PLAN

In order to provide incentives for future annual performance, we believe that a substantial portion of each NEO’s total potential compensation should be in the form of an annual cash bonus, the amount of which should be based upon both individual and Company performance. Accordingly, our policy is to allocate an amount equal to a target range of 60% to 100% of a NEO’s annual base salary to performance-based cash bonus awards. The target percentage of each NEO’s annual base salary is determined by considering, for example, the level and nature of responsibilities given to that NEO and the NEO’s job performance in the prior year, as well as the total annual cash compensation, including cash incentives, paid to individuals with similar responsibilities at peer companies.

Upon the recommendation of the Compensation Committee, the independent members of our Board of Directors established annual cash bonus targets as a percentage of salary under the 2021 Annual Incentive Plan (“2021 AIP”) for each NEO. As a percentage of annual base salary, these targets were 100% for Mr. Jackson, and 60% for all other NEOs. The financial performance component of the 2021 AIP for each NEO was the achievement of a specified amount of EBITDA in 2021 for either the Company, or for one or more of the Company’s business units. In addition, the Compensation Committee reserved the discretion to increase or decrease, subject to the approval of the independent members of our Board of Directors, the amount of payments ultimately made to the NEOs under the 2021 AIP, if the Compensation Committee believed such an adjustment was appropriate in order to incentivize individual achievement by NEOs, or to pay competitive compensation for the purpose of retaining key personnel, even if the Company’s or its business units’ EBITDA results did not meet expectations, including, for example, where the financial results were impacted by weather, economic, market or other events or trends beyond the NEOs’ control. This discretion is intended to provide the Compensation Committee with a mechanism to address retention objectives and to reward individual achievement. The discretionary aspect of the 2021 AIP is not expressed as a formal component of the 2021 AIP with a specified target percentage, but the discretionary aspect of the 2021 AIP remained subject to an EBITDA-related limit or “cap.” Specifically, if the Company or an individual business unit to which a NEO’s AIP payment is tied failed to achieve the target amount of EBITDA set forth in the 2021 AIP, the maximum discretionary AIP payment that the Board could have approved for the portion of that NEO’s AIP payment that was tied to that sub-target EBITDA metric was capped at 100% of the target 2021 AIP payment allocable to that particular EBITDA metric for that NEO.

For 2021, upon the recommendation of the Compensation Committee, the independent members of the Company’s Board of Directors determined it was in the best interest of the Company to increase the AIP payout percentage relating to SEBU to

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10.0% of target performance, from what would have been a payout percentage of 0.0% of target, under the terms of the 2021 AIP for SEBU. This action was taken to provide SEBU team members with an incentive bonus for 2021 to encourage retention of those team members who otherwise would not have received a bonus under the 2021 AIP.

The table below provides a summary of the Company’s performance results under the 2021 AIP comparing minimum, target and 133% performance levels to actual performance results (dollars in millions):

Performance Measure(1)	Target Allocation	Minimum Performance Measure	Target Performance Measure	133% Level Performance Measure	Actual Performance Results(1)	Performance Rating(2)	Payout Percentage(2)

Performance measure %		80%	100%	133%

Payout % of target		50%	100%	200%

EBITDA Consolidated	100%	$153.6	$192.0	$256.0	$165.4	86.1%	78.4%

EBITDA SEBU(3)	100%	$103.1	$128.9	$171.9	$83.8	65.0%	10.0%

EBITDA WEBU	100%	$26.2	$32.7	$43.6	$41.9	128.1%	177.3%

EBITDA NewSouth	100%	$14.3	$17.9	$23.9	$22.0	122.9%	153.4%

EBITDA Eco	100%	$13.3	$16.6	$22.1	$16.2	97.3%	97.3%

(1)

EBITDA represents EBIT for 2021, plus depreciation and amortization, calculated using operating results pursuant to accounting principles generally accepted in the United States (“U.S. GAAP”), as adjusted by management for the inclusion or exclusion of certain costs, with approval by the Board of Directors.

(2)

A performance rating of below 80% does not meet the minimum performance measure and, therefore, results in a zero-payout percentage. Payout percentages for performance ratings between the minimum of 80% and target of 100%, and target of 100% and the 133% level of performance are non-linear, as described below. Payout percentages may be rounded to the nearest whole percent.

For performance ratings between the minimum of 80% and target of 100%, the payout percentage begins at 50% for the minimum performance rating of 80%, and increases by 5% in payout percentage for every 1% of performance rating up to 85%, then increases by 3% in payout percentage for every 1% percent of performance rating up to 90%, then increases by 1% in payout percentage for every 1% of performance rating up to the 100% target performance and 100% payout percentage of target.

For performance ratings between the target of 100% and the 133% level of performance, the payout percentage begins at 100% and increases by 2% in payout percentage for every 1% of performance rating up to 120%, then increases by 4.6% in payout percentage for every 1% of performance rating up to 133%. Performance ratings above 133% increase the payout percentage by 3% for every 1% of performance rating, with no upper limit.

(3)

For our Southeast Business Unit (SEBU), the Compensation Committee and other independent members of the Board exercised their discretion to increase SEBU’s payout percentage to 10% which, based on a 65.0% performance rating would otherwise have been 0.0% under the above described terms in note (2) for payout percentages under the 2021 AIP.

The table below provides a summary of each NEO’s payment under the 2021 AIP, other than for Ms. Baker, who was not eligible for a 2021 AIP payment:

				Calculation of 2021 AIP:
	2021 AIP- Eligible Salary	2021 AIP Target Percentage	2021 Target Payment Amount	Percentage of Target Paid	2021 Actual Payment Amount

Jeffrey T. Jackson(1)	$799,471	100.0%	$799,471	78.4%	$626,785

Mike Wothe(2)	$374,512	60.0%	$224,707	177.3%	$398,406

Robert A. Keller(3)	$389,433	60.0%	$233,660	0.0%	$0

Ryan Quinn(4)	$205,000	60.0%	$123,000	78.4%	$96,432

Brad West	$299,096	60.0%	$179,458	78.4%	$140,695

Brent Boydston(5)	$331,904	60.0%	$199,142	89.9%	$179,044

(1)	The metric for measuring performance under the 2021 AIP for Mr. Jackson was based on EBITDA derived from the consolidated performance of PGT Innovations, Inc., for which he had responsibility.

(2)	The metric for measuring performance under the 2021 AIP for Mr. Wothe was based on EBITDA derived from the Western Business Unit (WEBU), the business unit performance for which he had responsibility.

(3)

As discussed above, the independent members of the Company’s Board of Directors determined it was in the best interest of the Company to increase the AIP payout percentage relating to SEBU to 10.0% of target performance, from what would have been a payout percentage of 0.0% of target, under the terms of the 2021 AIP for SEBU. This action was taken to provide SEBU team members with an incentive bonus for 2021 to

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encourage retention of those team members who otherwise would not have received a bonus under the 2021 AIP, except that Mr. Keller’s pay-out percentage under the 2021 AIP for SEBU remained at 0.0% based on SEBU’s EBITDA metric as calculated under the plan for which he had responsibility as the Compensation Committee and other independent members of the Board determined that Mr. Keller’s performance for 2021 did not warrant any payout under the 2021 AIP.

(4)	Mr. Quinn’s effective date of hire was Monday, March 15, 2021. Accordingly, his payout under the 2021 AIP was prorated based on his salary earned from his date of hire during the 2021 fiscal year.

(5)

The metric for measuring performance under the 2021 AIP for Mr. Boydston was based on EBITDA derived from several AIP performance measures. Mr. Boydston was deemed to have a responsibility level of 27.1% for SEBU, whose payout percentage was 10.0% of target, 20.3% for WEBU, whose payout percentage was set at 177.3% of target, and 52.6% for Eco, whose payout percentage was 97.3% of target, resulting in a weighted-average payout percentage for Mr. Boydston of 89.9% under the 2021 AIP. SEBU’s payout percentage was set by the Compensation Committee and other independent members of the Board, who exercised their discretion to set SEBU’s payout percentage for 2021 at 10.0% which otherwise would have been 0.0% under the 2021 AIP.

Long-Term Incentive Plan

2021 LONG-TERM INCENTIVE PLAN

We believe the best way to align the interests of our senior leaders, including each of the NEOs, with those of our stockholders is for those leaders to own a meaningful amount of our common stock. Our Compensation Committee approved a long-term incentive plan for 2021 (“2021 LTIP”), and in February 2021, we granted equity-based awards to senior leaders, including each of our NEOs, pursuant to the 2021 LTIP.

Upon recommendation of the Compensation Committee, the independent members of our Board of Directors established long-term incentive compensation targets for 2021 as a percentage of annual base salary under the 2021 LTIP for each NEO. As a percentage of annual base salary, these targets were 250% for Mr. Jackson, 80% for Mr. Wothe, 90% for Mr. Keller, 80% for Mr. Quinn, 65% for Mr. West, and 75% for Mr. Boydston.

The 2021 LTIP awards were comprised of restricted stock. Half of such restricted stock is not subject to any Company performance criteria, for which the which restrictions lapse over time in three equal amounts on the first, second and third anniversaries of the grant date of February 15, 2021. The grant date fair value of the time-vesting restricted stock award under the 2021 LTIP granted on February 15, 2021 was $23.00 per share, representing the prior day’s closing share price of our common stock as traded on the NYSE.

The other half of such target restricted stock includes a first tranche of 37.5% which is subject only to the Company’s 2021 performance and a second tranche of 62.5% is subject to both the Company’s 2021 performance and a total shareholder return (“TSR”) metric. Company performance for 2021 is being measured by the Company’s consolidated earnings before interest, taxes, depreciation and amortization as defined in our 2021 business plan (“EBITDA”) achieved. Total shareholder return is calculated via calculation of the Company’s stock-price performance over the three-year period from the February 15, 2021 grant date to the third anniversary of the grant date compared to performance of the stock of a peer group of companies, stratified into percentiles, such that if the Company’s stock-price performance falls at the 75th percentile or higher compared to the peer group, grantees will receive an additional 25% of shares after adjustment for the Company’s 2021 EBITDA performance. If the Company’s TSR falls at the 25th percentile or lower compared to the peer group, grantees will forfeit 25% of shares after adjustment for the Company’s 2021 EBITDA performance. If the Company’s TSR falls within the 75th and 25th percentiles as compared to the peer group, there will be no additional adjustment and grantees will have earned the amount of shares they would have received based solely on the Company’s 2021 EBITDA performance. Restrictions on these shares lapse on the third anniversary of the February 15, 2021 grant date. See (2) in the table below for a discussion of the grant date fair value of the restricted stock subject to Company performance, including those subject to a TSR.

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The following table sets forth the 2021 LTIP amounts by NEO in grant date fair value and the target number of shares granted for both the fixed and performance portions of the award, other than for Ms. Baker, who was not eligible for a 2021 LTIP amount:

	2020 LTIP				Fixed LTIP			Performance LTIP
	Total Target $	Grant Date Fair Value Per Share	Total Target Shares		Fixed Target Shares	Grant Date Fair Value Per Share	Total Fixed Target $	Perfor- mance Target Shares	Grant Date Fair Value Per Share(2)	Total Perfor- mance Target $	Total Target $ At Fair Value

J. Jackson	$2,000,000	$23.00	86,956		43,478	$23.00	$1,000,000	43,478	$24.94	$1,084,239	$2,084,239

M. Wothe	$300,000	$23.00	13,044		6,522	$23.00	$150,000	6,522	$24.94	$162,636	$312,636

R. Keller	$351,000	$23.00	15,260		7,630	$23.00	$175,500	7,630	$24.94	$190,284	$365,784

R. Quinn(1)	$173,333	$23.00	6,492	(1)	3,246	$23.00	$74,700	3,246	$24.94	$80,939	$155,639

B. West	$195,000	$23.00	8,478		4,239	$23.00	$97,500	4,239	$24.94	$105,713	$203,213

B. Boydston	$243,750	$23.00	10,598		5,299	$23.00	$121,875	5,299	$24.94	$132,142	$254,017

(1)

Mr. Quinn’s effective date of hire was Monday, March 15, 2021. Based on Company practice for assigning grant-date fair value to its equity plans, which is to use the closing price of the Company’s stock on the most recent trading day prior to the grant date, which on Friday, March 12, 2021 was $26.70 per share, we applied a discount of 13.9% when calculating Mr. Quinn’s target shares for purposes of the 2021 LTIP.

(2)

The grant date fair value of stock awards under the performance portion of the 2021 LTIP was calculated in accordance with FASB ASC Topic 718. Of the target shares under the performance portion of our 2021 LTIP, the number of shares which vest under the first tranche of 37.5% is based solely on the Company’s performance for 2021 and vest on the second anniversary date of the February 15, 2021 grant date. The remaining 62.5% of such shares, while being subject to the performance criteria based on the Company’s 2021 results, are also subject to a total shareholder return (“TSR”) metric, which when finalized, could result in the grantee receiving an additional 25% of such shares, forfeiting 25% of such shares, or there being no change in such shares. Because this second tranche of 62.5% of such shares is subject to both the Company performance criteria and the TSR metric, under FASB ASC Topic 718, we were required to establish a fair value for such shares which necessitated the engagement of a third-party, independent valuation firm to determine the grant-date fair value of each share, which was determined to be $26.10 per share, which we consider to be a Level 3 input. Because these shares are subject to a TSR metric which will not be finalized until the third anniversary of the February 15, 2021 grant-date, these shares will not be considered earned by the grantee until that date. The grant-date fair value was determined based on a weighted-average of 37.5% of a grant-date fair value of $23.00 per share, which was the fair market value of our common stock, which we define as the closing price of our common stock on the business day prior to the February 15, 2021 grant date, and 62.5% of such shares having a grant-date fair value of $26.10 per share as calculated by the independent, third-party valuation firm, resulting in a weighted-average grant-date fair value of this grant of $24.94 per share.

The following table sets forth the threshold, target and maximum performance levels and related grant date fair values and number of shares that could have been earned under the 2021 LTIP, by each NEO, with respect to the portion of the 2021 LTIP grants that were performance-based:

	Threshold		Target(2)		Maximum
Performance EBITDA(1)	80%		100%		120%
Awarded Shares(1)	50%		100%		200%
	Grant Date Fair Value in $	Grant Date Fair Value in Shares	Grant Date Fair Value in $	Grant Date Fair Value in Shares	Grant Date Fair Value in $	Grant Date Fair Value in Shares

Jeffrey T. Jackson	$542,120	21,739	$1,084,239	43,478	$2,168,478	86,956

Mike Wothe	$81,318	3,261	$162,636	6,522	$325,272	13,044

Robert A. Keller	$95,142	3,815	$190,284	7,630	$380,568	15,260

Ryan Quinn	$40,470	1,623	$80,939	3,246	$161,878	6,492

Brad West	$52,857	2,120	$105,713	4,239	$211,426	8,478

Brent Boydston	$66,071	2,650	$132,142	5,299	$264,284	10,598

(1)

In the case of performance between threshold and target or target and maximum, the number of awarded shares shall be determined through straight line interpolation, up to a maximum of 200% of the target number of shares. If actual performance is less than 80% of target performance, no shares are awarded. If actual performance is more than 120% of target performance, shares awarded are capped at 200% of the target number of shares.

(2)

The grant date fair value of stock awards under the performance portion of the 2021 LTIP was calculated in accordance with FASB ASC Topic 718. Of the target shares under the performance portion of our 2021 LTIP, the number of shares which vest under the first tranche of 37.5% is based solely on the Company’s performance for 2021 and vest on the second anniversary date of the February 15, 2021 grant date. The remaining 62.5%

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of such shares, while being subject to the performance criteria based on the Company’s 2021 results, are also subject to a total shareholder return (“TSR”) metric, which when finalized, could result in the grantee receiving an additional 25% of such shares, forfeiting 25% of such shares, or there being no change in such shares. Because this second tranche of 62.5% of such shares is subject to both the Company performance criteria and the TSR metric, under FASB ASC Topic 718, we were required to establish a fair value for such shares which necessitated the engagement of a third-party, independent valuation firm to determine the grant-date fair value of each share, which was determined to be $26.10 per share. Because these shares are subject to a TSR metric which will not be finalized until the third anniversary of the February 15, 2021 grant-date, these shares will not be considered earned by the grantee until that date. The grant-date fair value was determined based on a weighted-average of 37.5% of a grant-date fair value of $23.00 per share, which was the fair market value of our common stock, which we define as the closing price of our common stock on the business day prior to the February 15, 2021 grant date, and 62.5% of such shares having a grant-date fair value of $26.10 per share as calculated by the independent, third-party valuation firm, resulting in a weighted-average grant-date fair value of this grant of $24.94 per share.

The table below provides a summary of the Company’s performance results with respect to the portion of the 2021 LTIP grants that were performance-based, comparing threshold, target and maximum performance to actual performance results (dollars in millions):

Performance Measure(1)	Target Allocation	Threshold Performance Measure	Target Performance Measure	Maximum Performance Measure	Actual Performance Results(1)	Performance Rating(2)	Award Percentage(2)

Performance measure %		80.0%	100.0%	120.0%

Payout % of target		50.0%	100.0%	200.0%

EBITDA Consolidated	100%	$153.6	$192.0	$230.4	$165.4	86.1%	65.3%

(1)

EBITDA represents EBIT for 2021, plus depreciation and amortization, calculated using operating results pursuant to accounting principles generally accepted in the United States (“U.S. GAAP”), as adjusted by management for the inclusion or exclusion of certain costs, with approval by the Board of Directors.

(2)

In the case of performance between threshold and target or target and maximum, the number of awarded shares shall be determined through straight line interpolation, up to a maximum of 200% of the target number of shares. If actual performance is less than 80% of target performance, no shares are awarded. If actual performance is more than 120% of target performance, shares awarded are capped at 200% of the target number of shares.

Actual performance for 2021 was between the threshold and target performance at 86.1%, resulting in a 65.3% award percentage under the portion of the 2021 LTIP grant that was performance-based. The following table provides a summary of each NEO’s earned performance shares, in both grant date fair value and shares, for the first tranche under the 2021 LTIP:

	2021 Performance LTIP Amount in Shares (Target)	(1) First Tranche Earned As Of 1st Anniversary	2021 Performance LTIP Shares Earned as % of Target	2021 Performance LTIP Shares Earned - First Tranche	Grant Date Fair Value per Share	2021 Performance LTIP Award in $

Jeffrey T. Jackson	43,478	37.5%	65.3%	10,647	$23.00	$244,881

Mike Wothe	6,522	37.5%	65.3%	1,597	$23.00	$36,731

Robert A. Keller	7,630	37.5%	65.3%	1,868	$23.00	$42,964

Ryan Quinn	3,246	37.5%	65.3%	795	$23.00	$18,285

Brad West	4,239	37.5%	65.3%	1,038	$23.00	$23,874

Brent Boydston	5,299	37.5%	65.3%	1,298	$23.00	$29,854

(1)

Of the target shares under the performance portion of our 2021 LTIP, the first tranche of such shares representing 37.5% of the 2021 LTIP performance shares granted on February 15, 2021 is based solely on the Company’s performance for 2021, which was 65.3% for 2021 and, as such, is considered to be earned by the grantee on the first anniversary, and vest on the second anniversary of the February 15, 2021 grant date. The second tranche of shares under the performance portion of our 2021 LTIP, representing the remaining 62.5% of such shares, while being subject to the performance criteria based on the Company’s 2021 results, are also subject to a total shareholder return (“TSR”) metric, which when finalized, could result in the grantee receiving an additional 25% of such shares, forfeiting 25% of such shares, or there being no change in such shares. Because this second tranche of 62.5% of such shares is subject to both the Company performance criteria for 2021 and the TSR metric, which is measured over the three-year vesting period of the 2021 LTIP grant, it will not be finalized until the third anniversary of the February 15, 2021 grant-date and, therefore, they will not be considered earned by the grantee until that date.

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The Compensation Committee periodically reviews the AIP and LTIP performance goals considering changes in the Company’s strategy, industry-specific market conditions, general economic conditions and other factors it deems relevant to determine whether the performance measures remain appropriate to properly motivate participants.

Executive Benefits and Perquisites

In 2021, the Company paid the monthly cost of club memberships to the Sarasota Yacht Club (“SYC”) for Mr. Jackson, the Company’s Chief Executive Officer, and Mr. Boydston, the Company’s President of Eco Enterprises LLC. Except for those club-membership dues the Company did not provide its NEOs with any separate dining or other facilities, company cars, other club dues, or other similar perquisites in 2021. Company-provided air travel for NEOs is for business purposes only. Any use of non-commercial aircraft on a rental basis is limited to appropriate business-only travel. There was no use of non-commercial aircraft on a rental basis in 2021. The Company’s health care, insurance, 401(k) plan, and other welfare and employee-benefit programs are substantially the same for all eligible employees, including the NEOs. Additionally, the Company does, within certain limits, provide our products free of charge to NEOs and certain of their direct reports for installation in their respective primary residences, pursuant to a policy adopted by our Board of Directors. The Company does not, however, pay for the cost of installing such product. The Company has occasionally provided relocation benefits to NEOs in the past, including to Mr. Quinn in 2021 in connection with his relocation from North Carolina, in March 2021 with his appointment as General Counsel and Corporate Secretary of the Company.

The value of benefits and perquisites provided to our NEOs in 2021 are presented in the “All Other Compensation” column (and described in the related footnotes, if required) of the “Summary Compensation Table”.

Other Compensation

Retirement/Post-Employment Benefits. The Company does not provide any retirement programs, pension benefits or deferred compensation plans to its NEOs other than its 401(k) plan, which is available to all employees. The NEOs are eligible to participate in the Company’s, 2019 Employee Stock Purchase Plan on the same terms as other eligible employees.

The Company also provides severance protection to its NEOs upon qualifying terminations of employment and change in control termination, as further described in the Summary of Termination Payments and Benefits section below. The Company uses these benefits to attract and retain executives by providing protections like those provided by our competitors and peer group. In addition, the Company’s Board of Directors believes the change in control benefits would allow executives to focus on the evaluation and possible completion of change in control transactions without undue concern for their personal employment situations.

Policy on Compensation Tax Deductibility

Section 162(m) of the Internal Revenue Code of 1986 (“Section 162(m)”), generally disallows a federal tax deduction by the Company for compensation paid to certain executive officers in excess of $1,000,000.

The Compensation Committee and our Board of Directors view the tax deductibility of executive compensation as one factor among many to be considered in the context of our overall compensation philosophy. Therefore, the Committee expects to recommend, and our Board of Directors expects to authorize, compensation in excess of $1,000,000 to named executive officers that will not be deductible under Section 162(m), when the Committee and Board believe doing so is in the best interests of the Company and its stockholders.

Risk Assessment in Compensation Programs

We believe our compensation programs encourage and reward prudent business judgment without encouraging undue risk. The Company Committee reviews our compensation programs for features that might encourage inappropriate risk-taking. We believe our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.

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Summary Compensation Table

				Equity Awards(2)		Non-Equity Incentive Plan Compensation(4)
Name and Position	Year(1)	Salary	Bonus	Stock Awards(3)	Option Awards		All Other Compensation		Total
Jeffrey T. Jackson President and Chief Executive Officer	2021	$799,471	$-	$2,084,239	$-	$626,785	$20,724	(10)	$3,531,219
	2020	783,886	-	1,660,875	-	783,887	23,525		3,252,173
	2019	747,115	-	1,350,000	-	373,558	18,350		2,489,023

Mike Wothe(5) President, Western Business Unit	2021	374,512	-	312,636	-	398,406	8,815		1,094,369
	2020	359,423	-	227,500	-	215,654	201,765		1,004,342
	2019	20,192	-	-	-	-	-		20,192

Robert A. Keller Sr. Vice President. Customer Strategy and Innovation, SEBU	2021	389,433	-	365,784	-	-	9,637		764,854
	2020	365,822	-	288,400	-	250,222	7,995		912,439
	2019	349,038	-	227,500	-	110,994	8,226		695,758

Ryan Quinn(6) General Counsel and Corporate Secretary	2021	205,000	-	155,639	-	96,432	106,319	(11)	563,390

Brad West(7) Sr. Vice President, Corporate Development and Treasurer	2021	299,096	-	203,213	-	140,695	9,384		652,388
	2020	290,481	-	185,250	-	152,502	9,212		637,445
	2019	285,000	-	185,250	-	85,500	7,352		563,102

Brent Boydston(8) President, Eco Enterprises LLC	2021	331,904	-	254,017	-	179,044	19,793	(12)	784,758
	2020	313,562	-	200,850	-	207,892	18,330		740,634
	2019	299,327	-	195,000	-	89,798	14,921		599,046

Sherri Baker(9) Former Principal Financial Officer	2021	43,952	-	-	-	-	69		44,021
	2020	365,822	-	234,325	-	-	11,036		611,183
	2019	249,038	-	306,000	-	80,938	159,971		795,947

(1)	The fiscal years of 2021 and 2019 were composed of 52 weeks. The fiscal year of 2020 was composed of 53 weeks.

(2)

Amounts shown reflect the aggregate grant date fair value of stock awards granted during the reported fiscal year, computed in accordance with FASB ASC Topic 718. Stock awards represent grants of restricted stock the values of which are calculated using (a) the number of shares awarded as of the grant date and (b) the market value of our common stock, which we define as the closing price of our common stock the business day prior to the grant date. There were no option awards during any reported fiscal year.

(3)

Reflects annual equity incentive awards granted under the LTIP. For information regarding our LTIP, see the discussion in “Executive Compensation - Compensation Discussion and Analysis - Long-Term Incentive Plan”. See the table titled “Grants of Plan-Based Awards for 2021” under the columns titled “Estimated Future Payouts in # of Shares Under Equity Incentive Plan Awards - Target” and “All Other Stock Awards: Number of Shares of Stock or Units (#)”. These amounts represent the total fair value of the shares granted, including those shares subject to Company performance criteria at target. Regarding the shares awarded under the 2021 LTIP subject to Company performance criteria, the maximum number of shares possible under the award was 200% of target, which for Mr. Jackson was 86,956 shares, or grant date fair value of $2,168,478, for Mr. Wothe was 13,044 shares, or grant date fair value of $325,272, for Mr. Keller was 15,260 shares, or grant date fair value of $380,568, for Mr. Quinn was 6,492 shares, or grant date fair value of $161,878, for Mr. West was 8,478 shares, or grant date fair value of $211,426, and for Mr. Boydston was 10,598 shares, or grant date fair value of $264,284. See also table titled “Outstanding Equity Awards at Year-End 2021 - Stock Awards”.

(4)

Reflects annual cash incentive awards earned under the 2021, 2020, and 2019 AIPs. For information regarding our Annual Incentive Plan, see the discussion in “Executive Compensation - Compensation Discussion and Analysis - Annual Cash Incentive Plan.”

(5)	Mr. Wothe became President of our Western Business Unit effective on December 2, 2019. Mr. Wothe succeeded Scott Gates, who left the Company effective on January 31, 2020.

(6)	Mr. Quinn became General Counsel and Corporate Secretary of the Company effective on March 15, 2021.

(7)

Mr. West served as the Company’s Principal Financial Officer (“PFO”) on an interim basis for the period from January 8, 2021 to January 17, 2022. As such, Mr. West was serving as the Company’s PFO on January 1, 2022, the last day of the Company’s 2021 fiscal year. As announced on January 6, 2022, the Company appointed John Kunz as its Senior Vice President and Chief Financial Officer, effective on January 17, 2022. As such, Mr. Kunz became the Company’s PFO effective on that date.

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(8)

Mr. Boydston served as an executive officer of the Company in his role as Senior Vice President, Customer Strategy and Innovation until September 13, 2021, when he was appointed as President, Eco Enterprises, LLC. Mr. Boydston’s employment with the Company was terminated effective May 6, 2022.

(9)

During the Company’s 2021 fiscal year, Sherri Baker was PFO of the Company from January 3, 2021 to January 8, 2021, the date on which she was succeeded as PFO on an interim basis by Brad West, the Company’s former PFO prior to the employment of Sherri Baker as the Company’s PFO on April 9, 2019. Her last day of employment with the Company was February 7, 2021. She has no beneficial ownership of any kind in the Company as of the April 11, 2022 record date.

(10)

Includes the taxable values of dues paid by the Company on behalf of Mr. Jackson for his membership at the Sarasota Yacht Club of $11,796, employer matching contributions under the PGT Industries, Inc. 401(k) Savings Plan of $5,061, and Company-paid premiums for life insurance exceeding $50,000 of $3,867.

(11)

Includes the taxable value of relocation benefits of $104,247 provided to Mr. Quinn relating to his relocation to Florida due to his appointment as General Counsel and Corporate Secretary of PGT Innovations, Inc. Also includes employer matching contributions under the PGT Industries, Inc. 401(k) Savings Plan of $1,950, and the taxable value of Company-paid premiums for life insurance exceeding $50,000 of $122.

(12)

Includes the taxable values of dues paid by the Company on behalf of Mr. Boydston for his membership at the Sarasota Yacht Club of $10,698, employer matching contributions under the PGT Industries, Inc. 401(k) Savings Plan of $8,317, and the taxable value of Company-paid premiums for life insurance exceeding $50,000 of $778.

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Grants of Plan-Based Awards for 2021

The following table contains information concerning the potential threshold, target and maximum payments originally applicable to each of our NEOs under the 2021 AIP and 2021 LTIP. Awards earned by our NEOs under the 2021 AIP are included in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation”. Awards earned by our NEOs under the 2021 AIP were paid in February 2022. Awards granted to our NEOs under the 2021 LTIP are included in the Summary Compensation Table in the column titled “Equity Awards - Stock Awards”.

	Estimated Possible Payouts in $ Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts in # of Shares Under Equity Incentive Plan Awards(2)				All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value in $ of Stock and Option Awards(3)(4)(5)
Name	Threshold	Target	Maximum	Threshold	Target	Maximum

Jeffrey T. Jackson	$399,736	$799,471	$-	-	-	-		-		$-

Granted 02/15/21	-	-	-	-	-	-		43,478	(3)	1,000,000

Granted 02/15/21	-	-	-	21,739	43,478	86,956	(4)	-		1,084,239

Mike Wothe	112,354	224,707	-	-	-	-		-		-

Granted 02/15/21	-	-	-	-	-	-		6,522	(3)	150,000

Granted 02/15/21	-	-	-	3,261	6,522	13,044	(4)	-		162,636

Robert A. Keller	116,830	233,660	-	-	-	-		-		-

Granted 02/15/21	-	-	-	-	-	-		7,630	(3)	175,500

Granted 02/15/21	-	-	-	3,815	7,630	15,260	(4)	-		190,284

Ryan Quinn(6)	61,500	123,000	-	-	-	-		-		-

Granted 03/15/21	-	-	-	-	-	-		3,246	(3)	74,700

Granted 03/15/21	-	-	-	1,623	3,246	6,492	(4)	-		80,939

Brad West	89,729	179,458	-	-	-	-		-		-

Granted 02/15/21	-	-	-	-	-	-		4,239	(3)	97,500

Granted 02/15/21	-	-	-	2,120	4,239	8,478	(4)	-		105,713

Brent Boydston	99,571	199,142	-	-	-	-		-		-

Granted 02/15/21	-	-	-	-	-	-		5,299	(3)	121,875

Granted 02/15/21	-	-	-	2,650	5,299	10,598	(4)	-		132,142

(1)

These columns show the range of payouts targeted for 2021 performance under the 2021 AIP. For more information regarding the 2021 AIP, see the discussion in “Executive Compensation - Compensation Discussion and Analysis - Annual Cash Incentive Plan”. Payments of cash bonuses to be made to participants in 2022, related to the 2021 AIP, were made on February 25, 2022, and the amounts are included in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation”. The 2021 AIP had no stated maximum payout.

(2)

These columns show the range of payouts targeted for 2021 performance under the 2021 LTIP. For more information regarding the 2021 LTIP, see the discussion in “Executive Compensation - Compensation Discussion and Analysis - Long-Term Incentive Plan”.

(3)

Represents restricted stock awarded under the 2021 LTIP for which there is no Company performance criteria. The restrictions lapse over time in three equal amounts on the first, second and third anniversary dates of the grant date of February 15, 2021. Also, see table titled “Outstanding Equity Awards at Year-End 2021 - Stock Awards”. The grant date fair value of these awards are included in the Summary Compensation Table in the column titled “Equity Awards - Stock Awards” for 2021.

(4)

Represents restricted stock awarded under the 2021 LTIP, subject to Company performance criteria and a portion of which are subject to a total shareholder return (“TSR”) metric. The performance criteria provides for a graded awarding of shares based on the Company’s performance for 2021. The grant date fair value of these awards are based upon the probable outcome of the performance conditions at the time of the date of grant. Accordingly, the values set forth in the above table assume target performance. Based on the Company’s 2021 results, the actual number of shares awarded under this grant was 65.3% of the Target award. However, the first tranche of such shares of only 37.5% of such shares, which had a grant-date fair value of $23.00 per share, are based solely on the Company’s 2021 performance, which for Mr. Jackson was 10,647 shares, or grant date fair value of $244,881; for Mr. Wothe was 1,597 shares, or grant date fair value of $36,731; for Mr. Keller was 1,868 shares, or grant date fair value of $42,964; for Mr. Quinn was 795 shares, or grant date fair value of $18,285; for Mr. West was 1,038 shares, or grant date fair value of $23,874; and for Mr. Boydston was 1,298 shares, or grant date fair value of $29,854. These shares are considered to be earned by the grantee as the performance criteria to which they were subject has been finalized and will vest to the grantee on the second anniversary of the

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February 15, 2021 grant date. The remaining 62.5% of such shares, while being subject to the performance criteria based on the Company’s 2021 results of 65.3%, are also subject to a TSR which when the outcome of the TSR metric is finalized, could result in the grantee receiving an additional 25% of such shares, forfeiting 25% of such shares, or there being no change in such shares. Because this second tranche of 62.5% of such shares is subject to both the Company performance criteria and the TSR metric, under FASB ASC Topic 718, we were required to establish a fair value for such shares which necessitated the engagement of a third-party, independent valuation firm to determine the grant-date fair value of each share, which was determined to be $26.10 per share. Because these shares are subject to a TSR metric which will not be finalized until the third anniversary of the February 15, 2021 grant-date, these shares are not yet considered to be earned by the grantee, even though the Company’s 2021 performance has been finalized and established at 65.3%. After finalization of the TSR metric, these shares will vest on the third anniversary of the February 15, 2021 grant date. Based on 37.5% of these shares having a grant-date fair value of $23.00 per share, and 62.5% of such shares having a grant-date fair value of $26.10 per share, the weighted-average grant-date fair value of this grant was $24.94 per share. See also “Outstanding Equity Awards at Year-End 2020 - Stock Awards”.

(5)

The grant date fair value of stock awards was calculated in accordance with FASB ASC Topic 718. For shares in the column titled “Estimated Future Payouts in # of Shares Under Equity Incentive Plan Awards”, the grant-date fair value was determined based on a weighted-average of 37.5% of these shares having a grant-date fair value of $23.00 per share, which is the fair market value of our common stock, which we define as the closing price of our common stock the business day prior to the grant date, and 62.5% of such shares having a grant-date fair value of $26.10 per share, resulting in a weighted-average grant-date fair value of this grant of $24.94 per share. See (2) above. For shares in the column titled “All Other Stock Awards: Number of Shares of Stock” the grant-date fair value was determined based on the fair market value of our common stock, which we define as the closing price of our common stock the business day prior to the grant date, which was $23.00 per share. See “Summary Compensation Table - Equity Awards - Stock Awards”.

(6)

Mr. Quinn’s target under the Company’s non-equity incentive plan award program for 2021 was based on his salary from his start-date with the Company of March 15, 2021. Mr. Quinn’s targets under the Company’s equity incentive plan award program and all other stock awards for 2021 were discounted to reflect the increase in the Company’s stock value from 2021 LTIP grant date of February 15, 2021, and his start-date with the Company of March 15, 2021. See note (1) under the table in the section titled “Executive Compensation - Compensation Discussion and Analysis - Long-Term Incentive Plan”.

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Outstanding Equity Awards at Year-End 2021

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)

Jeffrey T. Jackson	-	-	-	-		$-

	-	-	-	43,478	(2)	977,820	(2)

	-	-	-	43,478	(3)	977,820	(3)

	-	-	-	33,431	(4)	751,863	(4)

	-	-	-	47,139	(5)	1,060,156	(5)

	-	-	-	12,669	(6)	284,926	(6)

Mike Wothe	-	-	-	-		-

	-	-	-	6,522	(2)	146,680	(2)

	-	-	-	6,522	(3)	146,680	(3)

	-	-	-	4,579	(4)	102,982	(4)

	-	-	-	6,457	(5)	145,218	(5)

Robert A. Keller	-	-	-	-		-

	-	-	-	7,630	(2)	171,599	(2)

	-	-	-	7,630	(3)	171,599	(3)

	-	-	-	5,805	(4)	130,554	(4)

	-	-	-	8,186	(5)	184,103	(5)

	-	-	-	2,135	(6)	48,016	(6)

Ryan Quinn	-	-	-	-		-

	-	-	-	3,246	(2)	73,003	(2)

	-	-	-	3,246	(3)	73,003	(3)

Brad West	-	-	-	-		-

	-	-	-	4,239	(2)	95,335	(2)

	-	-	-	4,239	(3)	95,335	(3)

	-	-	-	3,728	(4)	83,843	(4)

	-	-	-	5,257	(5)	118,230	(5)

	-	-	-	1,738	(6)	39,088	(6)

Brent Boydston	-	-	-	-		-

	-	-	-	5,299	(2)	119,175	(2)

	-	-	-	5,299	(3)	119,175	(3)

	-	-	-	4,042	(4)	90,905	(4)

	-	-	-	5,700	(5)	128,193	(5)

	-	-	-	1,830	(6)	41,157	(6)

(1)	Values are based on the closing price on the NYSE of our common stock on December 31, 2021, the last day on which stock markets were open during our 2021 fiscal year, which was $22.49.

(2)

Represents restricted stock awarded under the 2021 LTIP for which there is no Company performance criteria. The restrictions lapse over time in three equal amounts on the first, second and third anniversaries of the grant date of February 15, 2021. See table titled “Grants of Plan-Based Awards for 2021 - All Other Stock Awards: Number of Shares of Stock or Units (#)” and “Grants of Plan-Based Awards for 2021 - Grant Date Fair Value in $ of Stock and Option Awards”. The grant date fair value of this award is also included in the Summary Compensation Table under the column titled “Equity Awards - Stock Awards” for 2021.

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(3)

Represents restricted stock awarded under the 2021 LTIP, subject to Company performance criteria and a portion of which is subject to a total shareholder return (“TSR”) metric. The grant date fair value of these awards are based upon the probable outcome of the performance conditions at the time of the date of grant. Accordingly, the values set forth in the above table assume target performance. Based on the Company’s 2021 results, the actual number of shares awarded under this grant was 65.3% of the Target award. However, the first tranche of such shares of only 37.5% of such shares, which had a grant-date fair value of $23.00 per share, are based solely on the Company’s 2021 performance, which for Mr. Jackson was 10,647 shares, or grant date fair value of $244,881; for Mr. Wothe was 1,597 shares, or grant date fair value of $36,731; for Mr. Keller was 1,868 shares, or grant date fair value of $42,964; for Mr. Quinn was 795 shares, or grant date fair value of $18,285; for Mr. West was 1,038 shares, or grant date fair value of $23,874; and for Mr. Boydston was 1,298 shares, or grant date fair value of $29,854. These shares are considered to be earned by the grantee as the performance criteria to which they were subject has been finalized and will vest to the grantee on the second anniversary of the February 15, 2021 grant date. The remaining 62.5% of such shares, while being subject to the performance criteria based on the Company’s 2021 results of 65.3%, are also subject to a TSR which when the outcome of the TSR metric is finalized, could result in the grantee receiving an additional 25% of such shares, forfeiting 25% of such shares, or there being no change in such shares. Because this second tranche of 62.5% of such shares is subject to both the Company performance criteria and the TSR metric, under FASB ASC Topic 718, we were required to establish a fair value for such shares which necessitated the engagement of a third-party, independent valuation firm to determine the grant-date fair value of each share, which was determined to be $26.10 per share. Because these shares are subject to a TSR metric which will not be finalized until the third anniversary of the February 15, 2021 grant-date, these shares are not yet considered to be earned by the grantee, even though the Company’s 2021 performance has been finalized and established at 65.3%. After finalization of the TSR metric, these shares will vest on the third anniversary of the February 15, 2021 grant date. Based on 37.5% of these shares having a grant-date fair value of $23.00 per share, and 62.5% of such shares having a grant-date fair value of $26.10 per share, the weighted-average grant-date fair value of this grant was $24.94 per share. See “Grants of Plan-Based Awards for 2021 - Estimated Future Payouts in # of Shares Under Equity Incentive Plan Awards” and “Grants of Plan-Based Awards for 2021 - Grant Date Fair Value in $ of Stock and Option Awards”. The grant date fair value of this award is also included in the Summary Compensation Table under the column titled “Equity Awards - Stock Awards” for 2021.

(4)

Represents restricted stock awarded under the 2020 LTIP for which there is no Company performance criteria. The restrictions lapse over time in three equal amounts on each of the first, second and third anniversaries of the grant date of February 14, 2020.

(5)

Represents restricted stock awarded under the 2020 LTIP, which was subject to Company performance criteria, which for 2020 was 94.0% resulting in the forfeiture of 6.0% of the initial target shares granted on February 14, 2020. Restricted shares earned under this grant vest in two equal amounts on the second and third anniversaries of the grant date of February 14, 2020.

(6)

Represents restricted stock awarded under the 2019 LTIP for which there is no Company performance criteria. The restrictions lapse over time in three equal amounts on each of the first, second and third anniversaries of the grant date of February 14, 2019.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

Jeffrey T. Jackson	-	$-	55,880	$1,323,658

Mike Wothe	-	-	2,290	52,670

Robert A. Keller	-	-	9,454	223,845

Ryan Quinn	-	-	-	-

Brad West	-	-	9,057	216,219

Brent Boydston	-	-	7,753	183,975

(1)

The value realized on the vesting of stock awards is based on the closing market price of our common stock on the trading day on the NYSE before the date the restrictions on the stock lapse (used for purposes of determining income taxable to the individual).

Employment Agreements

The Company’s standard practice is to enter into employment agreements with each of its NEOs. The Company entered into employment agreements effective as of April 8, 2022 with each of Messrs. Jackson, Kunz, Keller, Wothe, Quinn and West. The employment agreement with each of Messrs. Jackson, Keller, Wothe, Quinn and West supersedes and replaces his prior employment agreement with the Company. The employment agreement with Mr. Kunz is substantially similar to the employment agreements entered into on April 8, 2022 with the other NEOs, except for individual differences such as base salary and target incentive amount.

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Sherri Baker, the Company’s former Senior Vice President and Chief Financial Officer, entered into an employment agreement with the Company, which was effective on March 26, 2019. However, effective with the close of business on February 7, 2021, Ms. Baker’s employment with the Company ended and, therefore, her employment agreement with the Company terminated at that time. As previously disclosed, Mr. Boydston entered into a new employment agreement upon his appointment as President, Eco Enterprises, LLC, and was no longer an executive officer at the end of fiscal 2021.

Pursuant to the employment agreements entered into on April 8, 2022 referenced above, in the event that (a) the executive’s employment is terminated by the Company without “cause” (as defined in the employment agreement) or (b) the executive terminates his or her employment for “good reason” (as defined in the employment agreement), and subject to the execution and non-revocation of a general release of claims against the Company and its affiliates, the executive is entitled to (1) continuation of his or her base salary for twelve months after the date of termination (except in the case of Mr. Jackson, for whom the period is thirty months), (2) payment by the Company of applicable premiums for medical benefits for twelve months following the date of termination (except in the case of Mr. Jackson for whom the period is thirty months), and (3) payment in a lump sum of an amount of cash equal to 100% of the executive’s target incentive amount (except for Mr. Jackson for whom such percentage is 250%) payable under the Company’s annual incentive plan for the award period ending in which the termination of employment occurred.

Pursuant to the employment agreements, in the event that within twenty-four months of a change of control (as defined in the employment agreement) (a) the executive’s employment is terminated by the Company without “cause” (as defined in the employment agreement) or (b) the executive terminates his or her employment for “good reason” (as defined in the employment agreement), and subject to the execution and non-revocation of a general release of claims against the Company and its affiliates, the executive is entitled to (1) twenty four months of his or her base salary in a lump sum (except for Mr. Jackson who receives thirty months of his base salary in a lump sum); (2) payment by the Company of applicable premiums for medical benefits for twenty four months (except for Mr. Jackson for whom the period is thirty months); (3) payment in a lump sum of an amount of cash equal to 200% of the executive’s target incentive amount (except for Mr. Jackson for whom such percentage is 250%) payable under the Company’s annual incentive plan for the award period ending in which the termination of employment occurred; (4) any outstanding stock options held by the executive that are vested and exercisable as of the date of termination remaining exercisable until the earlier of a period of one year after the date of termination, or the original term of the option, and (5) any equity awards held by the executive that are unvested as of the date of the termination vesting, with any performance-based equity awards paid out in such amount as if maximum performance has been achieved for the relevant performance period.

Should the executive terminate his or her employment other than for “good reason”, the Company will continue to pay such executive’s base salary for the shorter of thirty days (except in the case of Mr. Jackson, for whom the period is ninety days) or the notice period provided by the executive with respect to his or her termination. Further, under each employment agreement, in the event that the executive’s employment is terminated by his or her death or disability (as defined in the employment agreement), the Company will pay to the executive (or, in the case of death, to his or her designated beneficiary) his or her base salary for a period of twelve months.

Each employment agreement also provides that during the executive’s employment with the Company and thereafter, he or she may not disclose any confidential information of the Company and that all inventions of the executive shall belong exclusively to the Company. In addition, each employment agreement provides that during the executive’s employment with the Company and for two years thereafter, unless the employment agreement is terminated by the Company without “cause” or by such executive for “good reason”, in which case the period will be the duration of the executive’s employment with the Company and for one year thereafter, the executive may not directly or indirectly (i) compete with the Company, (ii) solicit or induce any employee or agent of the Company to terminate his or her relationship with the Company or (iii) induce or attempt to induce any supplier or contractor of the Company to terminate or adversely change its relationship with the Company or otherwise interfere with any relationship between the Company and any of its suppliers or contractors.

The following table summarizes the value of the termination payments and benefits that each of our NEOs would receive under the circumstances shown had such circumstances occurred on the last business day of our 2021 fiscal year. The amounts shown in the table exclude distributions under the 401(k) plan and any additional benefits that are generally available to all our salaried employees.

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Summary of Termination Payments and Benefits

Reason for Termination:	Jeffrey Jackson	Mike Wothe	Robert Keller	Ryan Quinn	Brad West	Brent Boydston

By Company Without Cause or by the Executive With “Good Reason”:

Cash Severance(1)	$4,054,928	$618,613	$598,771	$429,600	$498,639	$581,971

By the Executive Without “Good Reason”:

Cash Severance(2)	$200,000	$31,250	$30,042	$21,667	$25,000	$29,167

Change In Control:

Cash Severance(3)	$4,054,928	$993,613	$959,271	$689,600	$798,639	$931,971

Market Value of Equity(4)	$4,052,586	$541,559	$705,871	$146,005	$431,830	$498,603

Death or Disability(5):

Cash Severance(6)	$800,000	$375,000	$360,500	$260,000	$300,000	$350,000

(1)

Includes the dollar value of continuation of Mr. Jackson’s then-current annual base salary for a period of thirty months, plus 250% of his target AIP amount, as well as the value associated with the continued provision of health benefits for a period of thirty months totaling $54,928. Includes the dollar value of continuation of Mr. Wothe’s then-current annual base salary for a period of twelve months, plus 100% of his target AIP amount, as well as the value associated with the continued provision of health benefits for a period of twelve months totaling $18,613. Includes the dollar value of continuation of Mr. Keller’s then-current annual base salary for a period of twelve months, plus 100% of his target AIP amount, as well as the value associated with the continued provision of health benefits for a period of twelve months totaling $21,971. Includes the dollar value of continuation of Mr. Quinn’s then-current annual base salary for a period of twelve months, plus 100% of his target AIP amount. Mr. Quinn does not obtain his healthcare coverage through a Company-sponsored plan. As such, the value associated with the continued provision of health benefits for a period of twelve months for Mr. Quinn is zero. Includes the dollar value of continuation of Mr. West’s then-current annual base salary for a period of twelve months, plus 100% of her target AIP amount, as well as the value associated with the continued provision of health benefits for a period of twelve months totaling $18,613. Includes the dollar value of continuation of Mr. Boydston’s then-current annual base salary for a period of twelve months, plus 100% of his target AIP amount, as well as the value associated with the continued provision of health benefits for a period of twelve months totaling $21,971. The value associated with the continuation of health benefits is based on the combined total of premiums paid by both the employer and employee for health insurance during 2021, multiplied by the amount of time each NEO is entitled to those benefits pursuant to their respective employment agreements.

(2)	Equals the dollar value of continuation of the NEO’s then-current annual base salary for a period of 30 days.

(3)

Includes the dollar value of continuation of benefits as described in (1) above, except that for NEOs other than Mr. Jackson, the period of continuation of the NEOs then-current base salary is doubled to twenty-four months for termination at the time of, or within twelve months of, a change in control (as defined in the employments agreement). Mr. Jackson’s current employment agreement with the Company dated May 26, 2018 does not provide for an escalation of salary continuation benefits under a change of control.

(4)

Equals the market value of shares awarded under our long-term incentive plans for which restrictions had not yet lapsed as of January 1, 2022, but for which the restrictions would lapse and be deemed fully vested, and any performance conditions would be deemed fully achieved, in the event of a termination of employment at or 12 months after a change in control, pursuant to the change-in-control provisions of both the 2006 Equity Incentive Plan, 2014 Omnibus Equity Incentive Plan, and the 2019 Equity and Incentive Compensation Plan. These dollar amounts are based on the closing price on the NYSE of $22.49 of our common stock on December 31, 2021, the last day of trading before the end of our 2021 fiscal year.

(5)	Does not include the dollar value of potential short-term and/or long-term disability payments.

(6)	Equals the dollar value of continuation of the NEO’s then-current annual base salary for a period of twelve months.

2021 Annual Incentive Plan

The 2021 AIP is discussed in “Compensation Discussion and Analysis - Annual Cash Incentive Plan.”

2021 Long-Term Incentive Plan

The 2021 LTIP is discussed in “Compensation Discussion and Analysis - Long-Term Incentive Plan.”

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Change in Control Agreements

Change in control benefits may be payable under the 2006 Equity Incentive Plan, the 2014 Omnibus Equity Plan, and the 2019 Equity and Incentive Compensation Plan. The 2006 Equity Incentive Plan provides that, unless otherwise determined by the board and evidenced in an award agreement, all outstanding awards will generally vest in full (with performance objectives deemed “fully achieved”) upon a change in control. The 2014 Omnibus Equity Plan and the 2019 Equity and Incentive Compensation Plan provide that, unless otherwise determined by the administrator and evidenced in an award agreement, if a participant’s service is terminated without cause or for good reason on or within 12 months following a change in control, then outstanding awards will generally vest in full (with performance objectives deemed “fully achieved”).

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    Equity Compensation Plan Information

The following table summarizes information, as of January 1, 2022, relating to the Company’s equity compensation plans pursuant to which stock options, restricted stock or other rights to acquire shares may be granted from time to time.

	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans

Equity compensation plans approved by security holders(1)	-	-	558,220	(2)

(1)

Represents the 2019 Equity and Incentive Compensation Plan approved by the stockholders of the Company in May 2019. A description of the 2019 Equity and Incentive Compensation Plan is included in Note 18 to the Company’s audited financial statements for the fiscal year ended January 1, 2022, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2022. There have been no options to purchase the Company’s common stock granted under the 2019 Equity and Incentive Compensation Plan.

(2)

Subsequent to the end of our 2021 fiscal year ended January 1, 2022, through April 11, 2022, a total of 483,318 shares of restricted stock has been issued under the 2019 Equity and Incentive Compensation Plan, primarily related to the Company’s 2022 LTIP.

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    CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K promulgated under the Exchange Act, as amended (“Regulation S-K”), we are providing the following information about the relationship of the annual total compensation of the individual identified as our “median” employee and the annual total compensation of Jeff Jackson, our President and Chief Executive Officer (“CEO”).

For 2021, our last completed fiscal year:

•	The annual total compensation of the employee identified as the median employee of our company (based on all of our employees other than our CEO), was $50,806;

•	The annual total compensation of our CEO was $3,547,030; and

•	The ratio between the annual total compensation of our CEO to the annual total compensation of the median employee was calculated to be approximately 70-to-1.

•	The methodology and material assumptions, adjustments, and estimates used to identify our median employee for this purpose were as follows:

•

We selected January 1, 2022 as the determination date for purposes of identifying our median employee. We determined that, as of January 1, 2022, our employee population consisted of approximately 5,500 individuals, all of whom were located in the United States.

•

Given the geographical distribution of our employee population, we use a variety of pay elements to structure the compensation arrangements of our employees. Consequently, for purposes of measuring the compensation of our employees to identify the median employee, rather than using annual total compensation, we selected base salary / wages and overtime pay, plus actual annual cash incentive compensation (annual bonus) paid through January 1, 2022 as the compensation measure.

•

We annualized the compensation of employees to cover the full calendar year and annualized any new hires in 2020 as if they were hired at the beginning of the fiscal year, as permitted by SEC rules, in identifying the median employee.

•	Using this methodology, we estimated that the median employee was an employee with base salary / wages and overtime pay plus actual annual bonus paid for the year ended January 1, 2022 of $43,222.

•

In order to determine the annual total compensation of the median employee, we identified and calculated the elements of such median employee’s compensation using the same methodology reflected in the Summary Compensation Table, with the additional inclusion of the annualized value of employer-paid health benefits of $6,629. This resulted in annual total compensation in the amount of $50,806.

•

In order to determine the annual total compensation of our CEO, in accordance with SEC rules, we included the amount reported for Mr. Jackson in the “Total” column for 2020 in the Summary Compensation Table included in this Proxy Statement of $3,531,219, plus the additional value of his employer-paid health benefits totaling $15,811. This resulted in annual total compensation in the amount of $3,547,030.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median paid employee and calculating this pay ratio allow companies to apply various methodologies and assumptions. As a result, the pay ratio reported above may not be comparable to the pay ratio reported by other companies.

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Proposal 3 - Approval of Amendment and

Restatement of 2019 Equity and Incentive

Compensation Plan

General

The PGT Innovations, Inc. 2019 Equity and Incentive Compensation Plan (the “2019 Plan”) was adopted and approved by our stockholders in May 2019. We originally authorized up to 1,550,000 shares of common stock, par value $0.01 per share, of the Company (“Common Shares”) for issuance under the 2019 Plan, and as of the record date, 96,634 Common Shares remained available for future issuance under the 2019 Plan. On April 26, 2022, the Board approved an amendment and restatement of the 2019 Plan, subject to approval by our stockholders. We are asking our stockholders to approve an amendment to the 2019 Plan which among other things will increase the number of Common Shares authorized for issuance under the 2019 Plan by 3,000,000, for a total of 3,096,634 (such plan, the “Amended 2019 Plan”). The proposed 3,000,000 additional Common Shares, together with the 96,634 Common Shares that remain available for issuance under the 2019 Plan before the 2019 Plan was amended, represents 5.1% of our Common Shares outstanding as of the record date, April 11, 2022. If the Amended 2019 Plan is not approved by our stockholders, no awards will be made under the Amended 2019 Plan, and the existing 2019 Plan will remain in effect.

Why We Believe You Should Vote for this Proposal

We believe that increasing the number of Common Shares issuable under the 2019 Plan is necessary in order to allow us to continue to align the long-term financial interests of employees, directors or consultants of the Company and its subsidiaries with those of the Company’s stockholders, to attract and retain those individuals by providing compensation opportunities that are competitive with other companies and provide incentives to those individuals who contribute significantly to the long-term performance and growth of the Company and its subsidiaries. As of the filing of this Proxy Statement, the number of persons eligible to participate in the 2019 Plan is approximately 5,500. A copy of the Amended 2019 Plan is attached to this Proxy Statement as Appendix A.

Our Board of Directors believes that the Amended 2019 Plan is in the best interest of stockholders and supports this proposal for the following reasons:

•

Equity awards align participants’ interests with stockholders’ long-term interests. The Company strives to maximize employee and stockholder alignment through the use of equity awards. If the proposed amendment to increase the share reserve is not approved by our stockholders, we may be compelled to increase significantly the cash component of our employee and director compensation, which approach may not necessarily align employee and director compensation interests with the investment interests of our stockholders. Replacing equity awards with cash also would increase cash compensation expense and use cash that could be better utilized if reinvested in our business or returned to our stockholders.

•

Reasonable dilution. We believe that the additional 3,000,000 Common Shares requested under the Amended 2019 Plan represent a reasonable amount of potential equity dilution while giving us sufficient flexibility to respond to retention needs and market conditions.

•

No automatic share increase. The Amended 2019 Plan does not contain an “evergreen” feature pursuant to which the Common Shares authorized for issuance under the Amended 2019 Plan can be increased automatically without stockholder approval.

•

No repricing. Repricing of options and SAR awards continues following the amendment and restatement to not be permitted without stockholder approval, except for adjustments with respect to certain specified extraordinary corporate transactions.

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•

Minimum vesting requirements. The Amended 2019 Plan adds a requirement that awards be subject to a minimum vesting period of one year from the date of grant, with only narrow exceptions, which we believe strengthen our employees’ interest in creating long-term value for our stockholders.

•

Director compensation cap. The Amended 2019 Plan adds a requirement that a non-employee director may not receive compensation for any calendar year in excess of $750,000 in the aggregate, including cash payments and equity awards.

The following includes aggregated information regarding our view of the overhang and dilution associated with the existing 2019 Plan and the potential dilution associated with the Amended 2019 Plan. This information is as of April 11, 2022. As of that date, there were 61,181,145 of our fully-diluted Common Shares outstanding:

	Shares	%

Outstanding full-value awards (restricted shares)	1,280,558	2.1%

Outstanding stock options	0	0.0%

Weighted average exercise price of outstanding options	$0.00

Weighted average remaining contractual life of outstanding options in years	0.00

Common Shares subject to potential purchase under the 2019 Employee Stock Purchase Plan (the “2019 ESPP”)	629,586	1.0%

Common Shares available for future issuance under the 2019 Plan	96,634	0.2%

Total Common Shares subject to outstanding awards (1)	2,006,778	3.3%

Proposed Common Shares available for future awards under the Amended 2019 Plan (2)	3,000,000	4.9%

Common Shares subject to outstanding awards under the 2019 ESPP plus the Amended 2019 Plan (3)	5,006,778	8.2%

(1)	Represents current overhang percentage, or potential dilution of our stockholders represented by the Predecessor Plans.

(2)	Represents percentage of simple dilution of our stockholders that would occur if the Amended 2019 Plan is approved.

(3)	Represents total overhang under the proposed Amended 2019 Plan.

Based on the closing price on the NYSE for our Common Shares on April 11, 2022 of $17.04 per share, the aggregate market value as of April 11, 2022 of the additional 3,000,000 Common Shares requested under the Amended 2019 Plan was $51,120,000.

In our last three fiscal years, we granted awards under the existing 2019 Plan as set forth in the following table. Based on our basic weighted average Common Shares outstanding for those three fiscal years, for the last three-fiscal-year period, our average burn rate, not taking into account forfeitures, was 0.830%.

		Fiscal Year

		2021	2020	2019	Average

A	Total Common Shares granted during fiscal year	717,162	676,405	80,000	491,189

B	Basic weighted average Common Shares outstanding	59,517,975	58,886,777	58,345,555	58,916,769

C	Burn rate = A / B	1.205%	1.149%	0.137%	0.830%

In determining the number of additional shares to request for approval under the Amended 2019 Plan, our management team worked with the Compensation Committee and its independent compensation consultant to evaluate a number of factors, including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the Amended 2019 Plan.

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Summary of Plan Terms

The following is a summary of the Amended 2019 Plan, which is qualified in its entirety by the full text of the Amended 2019 Plan, a copy of which is included as Appendix A to this Proxy Statement. The capitalized terms not otherwise defined in this summary have the meaning assigned to them in the Amended 2019 Plan.

Administration: The Amended 2019 Plan will generally be administered by the Compensation Committee (or its successor), or any other committee of our Board of Directors designated by the Board of Directors to administer the 2019 Plan. References to the “Committee” in this proposal refer to the Compensation Committee or such other committee designated by the Board, as applicable. The Committee may from time to time delegate all or any part of its authority under the Amended 2019 Plan to a subcommittee. Any interpretation, construction and determination by the Committee of any provision of the 2019 Plan, or of any agreement, notification or document evidencing the grant of awards under the Amended 2019 Plan, will be final and conclusive. To the extent permitted by applicable law, the Committee may delegate to one or more of its members or to one or more officers, or to one or more agents or advisors of the Company, such administrative duties or powers as it deems advisable. In addition, the Committee may by resolution, subject to certain restrictions set forth in the Amended 2019 Plan, authorize one or more officers of the Company to (1) designate employees to be recipients of awards under the Amended 2019 Plan, and (2) determine the size of such awards. However, the Committee may not delegate such responsibilities to officers for awards granted to non-employee directors or certain employees who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934. The Committee is authorized to take appropriate action under the Amended 2019 Plan subject to the express limitations contained in the 2019 Plan.

Eligibility: Any person who is selected by the Committee to receive benefits under the Amended 2019 Plan and who is at that time an officer or other employee of the Company or any of its subsidiaries (including a person who has agreed to commence serving in such capacity within 90 days of the date of grant) is eligible to participate in the Amended 2019 Plan. In addition, certain persons (including consultants) who provide services to the Company or any of its subsidiaries that are equivalent to those typically provided by an employee (provided that such persons satisfy the Form S-8 definition of “employee”), and non-employee directors of the Company, may also be selected by the Committee to participate in the Amended 2019 Plan. As of April 11, 2022, the Company had approximately 5,500 employees, approximately 40 consultants, and 9 non-employee directors. The basis for participation in the Amended 2019 Plan by eligible persons is the selection of such persons by the Committee (or its authorized delegate) in its discretion.

Shares Available for Awards under the Amended 2019 Plan: The additional 3,000,000 Common Shares will mean that a total of 4,550,000 Common Shares has been reserved under the Amended 2019 Plan since its initial adoption in 2019. Subject to adjustment as described in the Amended 2019 Plan and the Amended 2019 Plan share counting rules, the number of Common Shares available under the Amended 2019 Plan for awards of:

•	stock options or SARs;

•	restricted shares;

•	RSUs;

•	performance shares or performance units;

•	other share-based awards under the Amended 2019 Plan; or

•	dividend equivalents paid with respect to awards under the Amended 2019 Plan;

will not exceed, in the aggregate, 4,550,000 Common Shares, plus any Common Shares that become available under the 2019 Plan as a result of forfeiture, cancellation, expiration, cash settlement or less-than-maximum earning of Amended 2019 Plan awards.

Share Counting: Generally, the aggregate number of Common Shares available under the Amended 2019 Plan will be reduced by one Common Share for every one Common Share subject to an award granted under the Amended 2019 Plan.

Types of Awards Under the Amended 2019 Plan: Pursuant to the Amended 2019 Plan, the Company may grant cash awards and stock options (including stock options intended to be “incentive stock options” as defined in Section 422 of the Code (“Incentive Stock Options”)), SARs, restricted shares, RSUs, performance shares, performance units, and certain other awards based on or related to our Common Shares.

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Generally, each grant of an award under the Amended 2019 Plan will be evidenced by an award agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee (an “Evidence of Award”), which will contain such terms and provisions as the Committee may determine, consistent with the Amended 2019 Plan. A brief description of the types of awards which may be granted under the Amended 2019 Plan is set forth below.

•

Stock Options: A stock option is a right to purchase Common Shares upon exercise of the stock option. Stock options granted to an employee under the Amended 2019 Plan may consist of either an Incentive Stock Option, a non-qualified stock option that is not intended to be an “incentive stock option” under Section 422 of the Code, or a combination of both. Incentive Stock Options may only be granted to employees of the Company or certain of our related corporations. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of stock options held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, Incentive Stock Options and non-qualified stock options must have an exercise price per share that is not less than the fair market value of a Common Share on the date of grant. The term of a stock option may not extend more than 10 years from the date of grant.

•

SARs: A SAR is a right to receive from us an amount equal to 100%, or such lesser percentage as the Committee may determine, of the spread between the base price and the value of our Common Shares on the date of exercise. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of SARs held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, the base price of a SAR may not be less than the fair market value of a Common Share on the date of grant. The term of a SAR may not extend more than 10 years from the date of grant.

•

Restricted Shares: Restricted shares constitute an immediate transfer of the ownership of Common Shares to the participant in consideration of the performance of services, entitling such participant to dividend, voting and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer determined by the Committee for a period of time determined by the Committee or until certain management objectives specified by the Committee are achieved.

•

RSUs: RSUs awarded under the Amended 2019 Plan constitute an agreement by the Company to deliver Common Shares, cash, or a combination of the two, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding management objectives) during the restriction period as the Committee may specify.

•

Performance Shares, Performance Units and Cash Incentive Awards: A performance share is a bookkeeping entry that records the equivalent of one Common Share, and a performance unit is a bookkeeping entry that records a unit equivalent to $1.00 or such other value as determined by the Committee. Each grant will specify the number or amount of performance shares or performance units, or the amount payable with respect to a cash incentive award being awarded, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

•	Other Awards: Other stock-based awards may be granted in the discretion of the Committee subject to the terms of the Amended 2019 Plan.

Change in Control Definition: The Amended 2019 Plan includes a definition of “change in control.” In general, except as may be otherwise prescribed by the Committee in an Evidence of Award, a change in control will be deemed to have occurred upon the occurrence (after the effective date of the Amended 2019 Plan) of any of the following events (subject to certain exceptions and limitations and as further described in the Amended 2019 Plan): (1) a person (as defined in the Amended 2019 Plan) is or becomes the beneficial owner of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding securities; (2) individuals who constitute the Board of Directors as of the effective date of the Amended 2019 Plan cease for any reason to constitute at least a majority of the Board of Directors, unless their replacements are approved as described in the Amended 2019 Plan (subject to certain exceptions); (3) there is consummated a merger, amalgamation, or consolidation of the Company or any direct or indirect subsidiary with any other corporation or entity (subject to certain exceptions); or (4) the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (subject to certain exceptions). However, a change in control will not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of Common Shares immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction

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or series of transactions. Certain additional terms or limitations apply under this definition with respect to awards that are “non-qualified deferred compensation” for purposes of Section 409A of the Code.

Default Change in Control Treatment: Unless otherwise determined by the Committee and evidenced in an Evidence of Award, in the event that (1) a change in control occurs, and (2) a participant’s employment or service is terminated by the Company, its successor or an affiliate thereof without cause (as defined in the Amended 2019 Plan) or by the participant for good reason (as defined in the Amended 2019 Plan) on or after the effective date of the change in control but prior to twelve (12) months following the change in control, then:

•	any unvested or unexercisable portion of any award under the Amended 2019 Plan carrying a right to exercise will become fully vested and exercisable; and

•

the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to an award granted under the Amended 2019 Plan will lapse and such awards will be deemed fully vested and any performance conditions imposed with respect to such awards shall be deemed to be achieved at the target level.

If the Committee determines in its discretion pursuant to the Amended 2019 Plan to accelerate the vesting of stock options or SARs in connection with a change in control, the Committee will also have discretion in connection with such action to provide that all stock options or SARs outstanding immediately prior to such change in control will expire on the effective date of such change in control.

Management Objectives: The Amended 2019 Plan generally provides that any of the awards set forth above may be granted subject to the achievement of specified management objectives. Management objectives are defined as the measurable performance objective or objectives established pursuant to the Amended 2019 Plan for participants who have received grants of performance shares, performance units or cash incentive awards or, when so determined by the Committee, stock options, SARs, restricted shares, RSUs, dividend equivalents or Other Awards.

Additionally, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable, the Committee may in its discretion modify such management objectives or the goals or actual levels of achievement, in whole or in part, as the Committee deems appropriate and equitable.

Transferability of Awards: Except as otherwise provided by the Committee, and subject to the terms of the Amended 2019 Plan with respect to Section 409A of the Code, no stock option, SAR, restricted share, RSU, performance share, performance unit, cash incentive award, Other Award or dividend equivalents paid with respect to awards made under the Amended 2019 Plan will be transferrable by a participant except by will or the laws of descent and distribution. In no event will any such award granted under the Amended 2019 Plan be transferred for value. Except as otherwise determined by the Committee, stock options and SARs will be exercisable during the participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the participant in a fiduciary capacity under state law or court supervision.

The Committee may specify on the grant date that all or part of the Common Shares that are subject to awards under the Amended 2019 Plan will be subject to further restrictions on transfer.

Adjustments; Corporate Transactions: The Committee will make or provide for such adjustments in: (1) the number of and kind of Common Shares covered by outstanding stock options, SARs, restricted shares, RSUs, performance shares and performance units granted under the Amended 2019 Plan; (2) if applicable, the number of and kind of Common Shares covered by Other Awards granted pursuant to the Amended 2019 Plan; (3) the exercise price or base price provided in outstanding stock options and SARs, respectively; (4) cash incentive awards; and (5) other award terms, as the Committee in its sole discretion, exercised in good faith determines to be equitably required in order to prevent dilution or enlargement of the rights of participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company; (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities; or (c) any other corporate transaction or event having an effect similar to any of the foregoing.

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In the event of any such transaction or event, or in the event of a change in control of the Company, the Committee may provide in substitution for any or all outstanding awards under the Amended 2019 Plan such alternative consideration (including cash), if any, as it may in good faith determine to be equitable under the circumstances and will require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or SAR with an exercise price or base price, respectively, greater than the consideration offered in connection with any such transaction or event or change in control of the Company, the Committee may in its discretion elect to cancel such stock option or SAR without any payment to the person holding such stock option or SAR. The Committee will make or provide for such adjustments to the numbers of Common Shares available under the Amended 2019 Plan and the share limits of the Amended 2019 Plan as the Committee in its sole discretion may in good faith determine to be appropriate to reflect such transaction or event. However, any adjustment to the limit on the number of Common Shares that may be issued upon exercise of Incentive Stock Options will be made only if and to the extent such adjustment would not cause any stock option intended to qualify as an Incentive Stock Option to fail to so qualify.

Prohibition on Repricing: Except in connection with certain corporate transactions or changes in the capital structure of the Company or in connection with a change in control, the terms of outstanding awards may not be amended to (1) reduce the exercise price or base price of outstanding stock options or SARs, respectively, or (2) cancel outstanding “underwater” stock options or SARs in exchange for cash, other awards or stock options or SARs with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original stock options or SARs, as applicable, without stockholder approval. The Amended 2019 Plan specifically provides that this provision is intended to prohibit the repricing of “underwater” stock options and SARs and that it may not be amended without approval by our stockholders.

Detrimental Activity and Recapture: Any Evidence of Award may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or forfeiture and repayment to us of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if any participant, either during employment or other service with us or a subsidiary or within a specified period after such employment or service, engages in any detrimental activity, as described in the applicable Evidence of Award or such clawback policy. In addition, any Evidence of Award or such clawback policy may provide for cancellation or forfeiture of an award or the forfeiture and repayment of any Common Shares issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Securities Exchange Act of 1934 and any applicable rules and regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded.

Grants to Non-U.S. Based Participants: In order to facilitate the making of any grant or combination of grants under the Amended 2019 Plan, the Committee may provide for such special terms for awards to participants who are foreign nationals, who are employed by the Company or any of its subsidiaries outside of the United States of America or who provide services to the Company or any of its subsidiaries under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Committee may approve such supplements to, or amendments, restatements or alternative versions of, the Amended 2019 Plan (including sub-plans) as it may consider necessary or appropriate for such purposes, provided that no such special terms, supplements, amendments or restatements will include any provisions that are inconsistent with the terms of the Amended 2019 Plan as then in effect unless the Amended 2019 Plan could have been amended to eliminate such inconsistency without further approval by our stockholders.

Withholding: To the extent the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a participant or other person under the Amended 2019 Plan, and the amounts available to us for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements, in the discretion of the Committee, may include relinquishment of a portion of such benefit. If a participant’s benefit is to be received in the form of Common Shares, and such participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, we will withhold Common Shares having a value equal to the amount required to be withheld. When a participant is required to pay the Company an amount required to be withheld under applicable income,

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employment, tax or other laws, the participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the shares required to be delivered to the participant, Common Shares having a value equal to the amount required to be withheld or by delivering to us other Common Shares held by such participant. The Common Shares used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Shares on the date the benefit is to be included in the participant’s income. In no event will the fair market value of the Common Shares to be withheld and delivered pursuant to the Amended 2019 Plan exceed the minimum amount required to be withheld, unless (1) an additional amount can be withheld and not result in adverse accounting consequences, (2) such additional withholding amount is authorized by the Committee, and (3) the total amount withheld does not exceed the participant’s estimated tax obligations attributable to the applicable transaction. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of stock options.

No Right to Continued Employment: The Amended 2019 Plan does not confer upon any participant any right with respect to continuance of employment or service with the Company or any of its subsidiaries.

Effective Date of the Amended 2019 Plan: The Amended 2019 Plan will become effective on the date it is approved by the Company’s stockholders. No grants will be made under the Predecessor Plans on or after the date on which our stockholders approve the Amended 2019 Plan, provided that outstanding awards granted under the Predecessor Plans will continue unaffected following such date.

Amendment and Termination of the Amended 2019 Plan: The Board generally may amend the Amended 2019 Plan from time to time in whole or in part. However, if any amendment, for purposes of applicable stock exchange rules (and except as permitted under the adjustment provisions of the Amended 2019 Plan) (1) would materially increase the benefits accruing to participants under the Amended 2019 Plan, (2) would materially increase the number of securities which may be issued under the Amended 2019 Plan, (3) would materially modify the requirements for participation in the Amended 2019 Plan, or (4) must otherwise be approved by our stockholders in order to comply with applicable law or the rules of the New York Stock Exchange, or, if the Common Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Shares are traded or quoted, all as determined by the Board, then such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.

Further, subject to the Amended 2019 Plan’s prohibition on repricing, the Committee generally may amend the terms of any award prospectively or retroactively. Except in the case of certain adjustments permitted under the Amended 2019 Plan, no such amendment may be made that would materially impair the rights of any participant without his or her consent. If permitted by Section 409A of the Code and subject to certain other limitations set forth in the Amended 2019 Plan, including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a change in control, the Committee may provide for continued vesting or accelerate the vesting of certain awards granted under the Amended 2019 Plan or waive any other limitation or requirement under any such award.

The Board may, in its discretion, terminate the Amended 2019 Plan at any time. Termination of the Amended 2019 Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. No grant will be made under the Amended 2019 Plan on or after the tenth anniversary of the effective date of the Amended 2019 Plan, but all grants made prior to such date will continue in effect thereafter subject to their terms and the terms of the Amended 2019 Plan.

Allowances for Conversion Awards and Assumed Plans. Common Shares issued or transferred under awards granted under the Amended 2019 Plan in substitution for or conversion of, or in connection with an assumption of, stock options, SARs, restricted shares, RSUs, or other share or share-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against (or be added to) the aggregate share limit or other Amended 2019 Plan limits described above. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the Amended 2019 Plan, under circumstances further described in the Amended 2019 Plan, but will not count against the aggregate share limit or other Amended 2019 Plan limits described above.

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New Plan Benefits

It is not possible to determine the specific amounts and types of awards that may be awarded in the future under the Amended 2019 Plan because the grant and actual settlement of awards under the Amended 2019 Plan are subject to the discretion of the plan administrator.

U.S. Federal Income Tax Consequences

The following is a brief summary of certain of the Federal income tax consequences of certain transactions under the Amended 2019 Plan based on Federal income tax laws in effect. This summary, which is presented for the information of stockholders considering how to vote on this proposal and not for Amended 2019 Plan participants, is not intended to be complete and does not describe Federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.

Tax Consequences to Participants

Restricted Shares. The recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the recipient for such restricted shares) at such time as the restricted shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.

Performance Shares, Performance Units and Cash Incentive Awards. No income generally will be recognized upon the grant of performance shares, performance units or cash incentive awards. Upon payment in respect of the earn-out of performance shares, performance units or cash incentive awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted Common Shares received.

Nonqualified Stock Options. In general:

•	no income will be recognized by an optionee at the time a non-qualified stock option is granted;

•

at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and

•

at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an “incentive stock option” as defined in Section 422 of the Code. If Common Shares are issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If Common Shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

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SARs. No income will be recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted Common Shares received on the exercise.

RSUs. No income generally will be recognized upon the award of RSUs. The recipient of an RSU award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted Common Shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.

Tax Consequences to the Company or its Subsidiaries

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1,000,000 limitation on certain executive compensation under Section 162(m) of the Code.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of Common Shares under the Amended 2019 Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the Amended 2019 Plan by our stockholders.

Vote Required for Approval

Stockholders may vote “FOR,” “AGAINST,” OR “ABSTAIN” with respect to the proposal to approve the PGT Innovations, Inc. Amended and Restated 2019 Equity and Incentive Compensation Plan. Assuming a quorum is present, the proposal to approve the Amended and Restated 2019 Equity and Incentive Compensation Plan will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Meeting in favor of the proposal exceed the votes cast against the proposal. Any shares that are not voted, whether by abstention or otherwise, will have no impact on the outcome of the vote with respect to this proposal.

✓	OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL APPROVING THE PGT INNOVATIONS, INC. AMENDED AND RESTATED 2019 EQUITY AND INCENTIVE COMPENSATION PLAN.

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    Proposal 4 - Ratification of Appointment of

    Independent Registered Public Accounting Firm

General

The Audit Committee has appointed Ernst & Young LLP (“EY”) as the independent registered public accounting firm to audit the Company’s consolidated financial statements for our 2022 fiscal year ending December 31, 2022.

EY was previously appointed as our independent registered public accounting firm effective on March 2, 2021, upon our filing of the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2021. Prior to the appointment of KPMG LLP (“KPMG”) as auditor of the Company’s consolidated financial statements beginning with our 2014 fiscal year, EY was our independent registered public accounting firm.

We are asking our stockholders to ratify the appointment of EY as our independent registered public accounting firm, because we value our stockholders’ views on our independent registered public accounting firm and view the ratification as a matter of good corporate governance. Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the total number of votes cast by the holders of shares of our common stock. If stockholders fail to ratify the selection of EY as the independent registered public accounting firm for 2022, the Audit Committee will reconsider whether to retain that firm. Even if EY’s appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company.

A representative of EY is expected to be present during the Annual Meeting, not to make a statement, but to be available to answer appropriate questions.

The Audit Committee approves the annual audit fee of the Company’s independent auditors. The Audit Committee also establishes pre-approved limits for which the Company’s management may engage the Company’s independent auditors for specific services. Any work which exceeds these pre-approved limits requires the advance approval of the Audit Committee. Each quarter, the Audit Committee reviews all work done by the independent auditors during the previous quarter. All fees paid to EY for fiscal year 2021 were pre-approved by the Audit Committee.

Change in Independent Registered Public Accounting Firm

As previously reported on our Current Report on Form 8-K/A filed on March 4, 2021 (the “Auditor 8-K”), the Audit Committee chose not to renew the engagement of KPMG as our independent registered public accounting firm, effective upon the filing of our Annual Report on Form 10-K for the fiscal year ended January 2, 2021. On March 2, 2021, we filed our Annual Report on Form 10-K for the fiscal year ended January 2, 2021, at which time retention of KPMG as our independent registered public accounting firm ended. We notified KPMG on November 16, 2020 that it would be dismissed as our independent registered public accounting firm. The decision to dismiss KPMG as our independent registered public accounting firms was at the direction of and approved by the Audit Committee on November 13, 2020.

KPMG’s reports on our financial statements for the two fiscal years ended December 28, 2019, and January 2, 2021, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except for changes due to our adoption of Accounting Standards Update No. 2016-02, Leases (Topic 842), and several related amendments. During our two fiscal years ended December 28, 2019, and January 2, 2021, and the subsequent interim period through March 4, 2021, there were no disagreements, within the meaning of Item 304(a)(1)(iv) of Regulation S-K, and the related instructions thereto, with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreements in connection with its reports. Also, during this same period, there were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K and the related instructions thereto.

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We previously provided KPMG with a copy of the disclosures regarding the dismissal reproduced in this Proxy Statement and received a letter from KPMG addressed to the SEC stating that they agree with the above statements. This letter was filed as an exhibit to the Auditor 8-K.

During our two fiscal years ended December 28, 2019, and January 2, 2021, and the subsequent interim period through March 4, 2021, we did not consult EY with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and no written report or oral advice was provided to us by EY that EY concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Principal Accountant Fees and Services

The Audit Committee is responsible for the appointment, oversight, and evaluation of our independent registered public accounting firm. The Audit Committee has the sole and direct authority to engage, appoint, and replace our independent auditors. In addition, the Audit Committee has established in its charter a policy that every engagement of the Company’s independent registered public accounting firm to perform audit or permissible non-audit services on behalf of the Company or any of its subsidiaries requires pre-approval from the Audit Committee or its designee before such independent registered public accounting firm is engaged to provide those services. Our independent registered public accounting firm may not be retained to perform the non-audit services specified in Section 10A(g) of the Exchange Act. Pursuant to the Audit Committee charter, the Audit Committee reviews and, in its sole discretion, approves in advance the Company’s independent registered public accounting firm’s annual engagement letter, including the proposed fees contained therein, as well as all audit and, as provided in the Sarbanes-Oxley Act of 2002 and the SEC rules and regulations promulgated thereunder, all permitted non-audit engagements and relationships between the Company and such independent registered public accounting firm (which approval may be made after receiving input from the Company’s management, if desired).

With respect to the audits for the years ended January 1, 2022, the Audit Committee approved the audit services performed by Ernst & Young LLP.

Fees Paid to the Principal Accountant

Aggregate fees for professional services rendered by Ernst & Young LLP for the year ended January 1, 2022, and by KPMG LLP for the year ended January 2, 2021, were (in thousands):

Type of Fee	2021(2)	2020(1)

Audit Fees	$2,013	$2,195

Audit-Related Fees(3)	169	143

Tax Fees	302	-

All Other Fees(4)	217	-

Total Fees	$2,701	$2,338

(1)

Audit fees for fiscal 2020, consist of the audit of the consolidated financial statements included in the Annual Reports on Form 10-K for the year ended January 2, 2021, and reviews of the interim condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q during that year. All fees relate to KPMG LLP.

(2)

Audit fees for fiscal 2021 consist of the audit of the consolidated financial statements included in the Annual Reports on Form 10-K for the year ended January 1, 2022, and reviews of the interim condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q during that year. All fees relate to Ernst & Young LLP.

(3)

Audit-related fees for fiscal 2021 and 2020 consist primarily of comfort-letter services provided by Ernst & Young LLP in 2021 and KPMG LLP in 2020 for issuances and refinancings of our debt in those years.

(4)	All other fees in 2021 relates to acquisition-related due diligence services provided by Ernst & Young LLP relating to our acquisition of Anlin.

✓	OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2022.

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    Audit Committee Report*

Our Board of Directors has ultimate authority and responsibility for effective corporate governance, including the role of oversight of the management of the Company. The Audit Committee’s purpose is to assist our Board of Directors in fulfilling its responsibilities to the Company and its stockholders by overseeing the accounting and financial reporting processes of the Company, the audits of the Company’s consolidated financial statements and the qualifications, selection and performance of the Company’s independent registered public accounting firm.

The Audit Committee reviews our financial reporting process on behalf of the Board. The Audit Committee relies on the expertise and knowledge of management and the independent registered public accounting firm in carrying out its oversight responsibilities. Management has the primary responsibility for establishing and maintaining effective systems of internal and disclosure controls, for preparing financial statements, and for the public reporting process. Ernst & Young LLP, the Company’s independent registered public accounting firm for 2021, was responsible for expressing opinions on the conformity of the Company’s audited financial statements for the year ended January 1, 2022, with generally accepted accounting principles and on the effectiveness of internal control over our financial reporting.

With respect to the fiscal year ended January 1, 2022, the Audit Committee, among other things, oversaw the integrity of the Company’s financial statements and financial reporting processes, oversaw compliance with legal and regulatory requirements, reviewed the qualifications and independence of the independent registered public accounting firm, and evaluated the performance of the independent registered public accounting firm and received reports and presentations from the Company’s internal audit department and discussed the nature and quality of the work performed by the internal audit department.

The Audit Committee has reviewed and discussed with management and Ernst & Young LLP the audited consolidated financial statements for the year ended January 1, 2022. The Audit Committee also discussed with Ernst & Young LLP all matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, the Audit Committee has received from Ernst & Young LLP the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Ernst & Young LLP its independence from the Company and the Company’s management.

Based on the reviews and discussions described above, the Audit Committee recommended to our Board of Directors, and our Board of Directors approved, inclusion of the audited consolidated financial statements for the fiscal year ended January 1, 2022, in our Annual Report on Form 10-K for the year ended January 1, 2022 for filing with the SEC.

Submitted by the Audit Committee

William J. Morgan (Chairman)

Richard D. Feintuch

Frances Powell Hawes

*

The information contained in this section shall not be deemed to be soliciting material or to be filed or incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically requests that the information contained in this section be treated as soliciting material or specifically incorporates the information contained in this section by reference.

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Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our common stock as of April 11, 2022, unless otherwise noted, for (a) each person who is known by us to own beneficially more than 5% of our common stock, (b) each of our current and incumbent directors named above, (c) each of our Named Executive Officers (“NEOs”) named in the Summary Compensation Table below, and (d) all of our directors and executive officers as a group.

The percentages of voting shares provided in the table are based on 61,181,145 shares of our common stock issued and outstanding as of April 11, 2022. Beneficial ownership is determined in accordance with SEC rules and regulations and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of our common stock listed as owned by that person. The number of shares shown does not include the interest of certain persons in shares held by a family member in their own right. Shares of our common stock issuable upon the exercise of options that are currently exercisable or exercisable within sixty days of April 11, 2022 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned		Percentage of Voting Shares

Beneficial Owners of More Than 5%:

BlackRock, Inc.	9,337,524	(2)	15.3%

Wellington Management Group LLP	7,643,815	(3)	12.5%

Cooke & Bieler LP	3,807,871	(4)	6.2%

The Vanguard Group	3,781,138	(5)	6.2%

Non-Employee Directors and Nominees:

Rodney Hershberger	1,373,554		2.2%

Sheree L. Bargabos	30,012		*

Alexander R. Castaldi	142,596		*

Richard D. Feintuch	114,740	(6)(7)	*

Frances Powell Hawes	15,660	(7)	*

Brett N. Milgrim	67,747		*

William J. Morgan	54,085		*

Floyd F. Sherman	100,814		*

Xavier F. Boza	4,680		*

Named Executive Officers:

Jeffrey T. Jackson	600,709		*

Mike Wothe	42,459		*

Robert A. Keller	74,025		*

Ryan Quinn	18,009		*

Brad West (PFO from January 8, 2021 to January 17, 2022)	73,146	(8)	*

Brent Boydston	47,529	(9)	*

Sherri Baker (PFO from April 8, 2019 to January 8, 2021)	-	(10)	*

Directors and executive officers as a group	2,759,765	(11)	4.5%

*	Percentage does not exceed one percent of the total shares eligible to vote.

(1)	Unless otherwise indicated, the business address of each person is PGT Innovations, Inc., 1070 Technology Drive, North Venice, Florida, 34275.

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(2)

The information reported is based on a Schedule 13G/A (Amendment No. 2) filed on January 27, 2022, with the SEC, in which BlackRock, Inc. reported that at December 31, 2021, it had sole voting power over 9,237,205 shares and sole dispositive power over 9,337,524 shares. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(3)

The information reported is based on a Schedule 13G/A (Amendment No.2) filed on February 4, 2022, with the SEC, in which Wellington Management Group LLP reported that at December 31, 2021, it had shared voting power over 6,720,993 shares and shared dispositive power over 7,643,815 shares. The principal business address of Wellington Management Group LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210.

(4)

The information reported is based on a Schedule 13G/A (Amendment No. 2) filed on February 11, 2022, with the SEC, in which Cooke & Bieler LP reported that at December 31, 2021, it had shared voting power over 3,036,961 shares and shared dispositive power over 3,807,871 shares. The principal business address of Cooke & Bieler LP is 2001 Market Street, Suite 4000, Philadelphia, Pennsylvania 19103.

(5)

The information reported is based on a Schedule 13G/A (Amendment No. 4) filed on February 10, 2022, with the SEC, in which The Vanguard Group reported that at December 31, 2021, it had shared voting power over 77,039 shares, sole dispositive power over 3,658,273 shares, and shared dispositive power over 122,865 shares. The principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(6)	Includes 13,727 shares of common stock of the Company owned directly by this member of the BOD, and 96,993 shares owned indirectly through the Feintuch 2007 Dynasty Trust.

(7)

Includes 4,020 restricted share units (“RSU”) (i.e. the right to receive shares of common stock of the Company) as this member of the BOD wishes to defer the income from the equity portion of his/her compensation for service on the BOD until the member’s separation from service on the BOD through retirement, death, or involuntary separation, whichever comes first. Because RSU’s represent the right to receive common stock at some future point in time, and not actual common stock, these shares are not eligible to vote at the 2022 Annual Meeting.

(8)

Mr. West served as the Company’s PFO on an interim basis for the period from January 8, 2021 to January 17, 2022. As such, Mr. West was serving as the Company’s PFO on January 1, 2022, the last day of the Company’s 2021 fiscal year. As announced on January 6, 2022, the Company appointed John Kunz as its Senior Vice President and Chief Financial Officer, effective on January 17, 2022. As such, he became the Company’s PFO effective on that date.

(9)	Includes 5,543 shares in the 401K plan of the named executive officer.

(10)

During the Company’s 2021 fiscal year, Sherri Baker was PFO of the Company from January 3, 2021 to January 8, 2021, the date on which she was succeeded as PFO on an interim basis by Brad West, the Company’s former PFO prior to the employment of Sherri Baker as the Company’s PFO on April 9, 2019. Her last day of employment with the Company was February 7, 2021. She has no beneficial ownership of any kind in the Company as of the April 11, 2022 record date.

(11)	This group is comprised of 15 individuals which excludes Sherri Baker.

We know of no arrangements, the operation of which may at a subsequent date result in the change in control of the Company.

Information About the Meeting, Voting and Proxies

DATE, TIME AND PLACE OF MEETING

We are holding the Annual Meeting virtually via live webcast on June 10, 2022 at 3:00 p.m. Eastern Time, and you are encouraged to access the Annual Meeting prior to the start time. If you experience technical difficulties during the log-in process or during the Annual Meeting, please call the technical support number that will be posted on the Annual Meeting log-in page for assistance. Technical assistance will be available through the conclusion of the Annual Meeting. We have first released this Proxy Statement to PGT stockholders beginning on April 29, 2022 at www.proxydocs.com/PGTI. You will not be able to attend in person. You will have the opportunity to ask questions during the Annual Meeting.

INTERNET AVAILABILITY OF PROXY MATERIALS

The Securities and Exchange Commission approved “Notice and Access” rules relating to the delivery of proxy materials over the Internet. These rules permit us to furnish proxy materials, including this Proxy Statement and our 2021 Annual Report to Stockholders, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. All stockholders will not receive printed copies of the Proxy Materials unless they request them. Instead, the Notice of Internet Availability, which we are mailing to most of our stockholders, will instruct you as to how you may access and review all of the Proxy Materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper copy of our Proxy Materials, you should follow the instructions for requesting such materials in the Notice of Internet Availability.

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RECORD DATE, OUTSTANDING SHARES AND QUORUM

Holders of PGT common stock at the close of business on April 11, 2022, the record date for the Annual Meeting established by our Board of Directors, are entitled to receive notice of the Annual Meeting, the Notice of Internet Availability of Proxy Materials and to vote their shares at the Annual Meeting and any related adjournments or postponements. The Notice of Internet Availability, Notice of Annual Meeting, and Proxy Statement are first expected to be made available to stockholders on or about April 29, 2022.

As of the close of business on the record date, there were 61,181,145 shares of our common stock outstanding and entitled to vote. Holders of our common stock are entitled to one vote per share.

You may examine a list of the stockholders of record as of the close of business on April 11, 2022 for any purpose germane to the Annual Meeting during normal business hours during the 10-day period preceding the date of the meeting at our corporate headquarters at 1070 Technology Drive, N. Venice, Florida 34275. We intend to place the list at our principal place of business as required by Delaware General Corporation Law Section 219. This list will also be made available on the virtual Annual meeting website at www.virtualshareholdermeeting.com/PGTI2021.

HOW TO KNOW IF YOU’RE A STOCKHOLDER OF RECORD OR A BENEFICIAL OWNER

Stockholder of record (also known as a record holder). If your shares are registered in your name, you are a stockholder of record. If you are a stockholder of record, you will receive the Notice of Internet Availability of these Proxy Materials for all PGT shares that you hold directly. If you have requested printed Proxy Materials, we have enclosed a proxy card for you to use.

Beneficial owner of shares held in street name. If your shares are held in the name of your broker, bank or another holder of record, these shares are held in “street name.” If you hold our shares in street name through one or more banks, brokers and/or other holders of record, you will receive the Notice of Internet Availability or these Proxy Materials, together with voting instructions and information regarding the consolidation of your votes, from the third party or parties through which you hold your shares.

If you are a stockholder of record and hold additional PGT shares in street name, you will receive the Notice of Internet Availability of these Proxy Materials. If you requested printed Proxy Materials, your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares.

REQUIRED VOTE

Attendance by holders of our common stock, or by proxy of holders having a majority of the total votes entitled to be cast by holders of our common stock at the Annual Meeting constitutes a quorum. Shares of our common stock are counted as present at the Annual Meeting for purposes of determining whether there is a quorum (1) if you attend the virtual Annual Meeting, (2) if you vote by telephone or on the Internet or (3) if a signed proxy card has been properly submitted by you or on your behalf prior to the Annual Meeting, without regard to whether the proxy is marked as casting a vote or abstaining.

A broker non-vote occurs when a broker or other nominee submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker or nominee has not received voting instructions from the beneficial owner or the persons entitled to vote those shares and for which the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers. Abstain votes and proxies containing broker non-votes are counted for purposes of establishing a quorum but are not counted in the election of director nominees and therefore have no effect on their election. For both the vote on the approval of PGT’s executive compensation (say-on-pay) and on the vote of approval of an Amendment and Restatement of the 2019 Equity and Incentive Compensation Plan, abstentions and broker non-votes are counted for purposes of establishing a quorum, and abstentions will count as a vote against the proposal while broker non-votes will have no effect. The ratification of Ernst & Young LLP as our independent public accounting firm is a routine matter for which brokerage firms may vote on behalf of their clients if no voting instructions are provided.

For the vote on the election of director nominees, you may vote “for” all nominees, or “withhold” your vote from any or all of the nominees. Withhold votes have no effect on the election of director nominees other than as described in “Proposal 1 - Election

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of Directors - Election Mechanics - Plurality Plus” on page 26 of this Proxy Statement. For the vote on approval of PGT’s executive compensation (say-on-pay), you may vote in favor of approval, vote against approval or abstain from voting. For the vote on approval of an Amendment and Restatement of the 2019 Equity and Incentive Compensation Plan, you may vote in favor of approval, vote against approval or abstain from voting. For the vote on the ratification of the appointment of EY as our independent registered public accounting firm for fiscal 2022, you may vote in favor of the ratification, vote against the ratification or abstain from voting on the ratification.

The table below shows the voting options, voting requirement, and effect of abstentions and broker non-votes for each proposal to be presented at the Annual Meeting.

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”(1)

1. Election of directors	For all, withhold all, or for all except	A nominee for director will be elected if he or she receives the greatest number of affirmative votes cast (up to the number of directors being elected).	No effect	No effect

2. Advisory vote to approve PGT’s executive compensation (say-on-pay)	For, against, or abstain	The affirmative vote of a majority of the total number of votes cast by holders of share of our common stock represented and entitled to vote on the proposal.	A vote to abstain will count as a vote against this proposal	No effect

3. Approval of the Amendment and Restatement of the 2019 Equity and Incentive Compensation Plan	For, against, or abstain	The affirmative vote of a majority of the total number of votes cast by holders of shares of our common stock represented and entitled to vote on the proposal.	A vote to abstain will count as a vote against this proposal	No effect

4. Ratification of selection of Ernst & Young LLP	For, against, or abstain	The affirmative vote of a majority of the total number of votes cast by holders of shares of our common stock represented and entitled to vote on the proposal.	A vote to abstain will count as a vote against this proposal	Not applicable

(1)

If you hold your shares through third parties or in street name and do not provide voting instructions to the broker, bank or other nominee that holds your shares, the nominee has discretionary authority to vote on Proposal No. 4 but not for any of the other proposals. See “Voting and Revoking Proxies” below.

VOTING AND REVOKING PROXIES

The Board of Directors is soliciting proxies to vote your shares at the Annual Meeting. Please act as soon as possible to vote your shares, even if you plan to attend the virtual Annual Meeting. All stockholders of record have four options for submitting their vote:

•

Vote on the Internet. If you have Internet access, you may submit your proxy by following the instructions provided in the Notice of Internet Availability, or if you request printed Proxy Materials, by following the instructions provided on your proxy card. If you vote on the Internet, you can also request electronic delivery of future proxy materials.

•

Vote by Telephone. You can also vote by telephone by following the instructions provided on the Internet voting site, or if you requested printed Proxy Materials, by following the instructions provided on your proxy card or voting instruction card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

•

Vote by Mail. If you elected to receive printed Proxy Materials by mail, you may choose to vote by mail by marking your proxy card, dating and signing it, and returning it to Vote Processing c/o Broadridge, 51 Mercedes Way, Ridgewood, NY 11717 in the postage paid envelope provided. Please allow sufficient time for mailing if you decide to vote by mail.

•

Vote at the virtual Annual Meeting. The method or timing of your vote will not limit your right to vote at the Annual Meeting if you attend the Webcast and vote online. To participate in the virtual Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials.

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We encourage you to vote via the Internet before the Annual Meeting.

If you hold your shares in street name, you must provide your broker, bank or other nominee with instructions in order to vote these shares. To do so, you should follow the directions regarding voting instructions provided to you by your bank, broker or other nominee. Street name holders may submit a proxy by telephone or the Internet if their bank or broker makes these methods available, in which case the bank or broker will enclose related instructions with this Proxy Statement. If you hold your shares through a bank, broker or other nominee, you should follow the voting instructions you receive from your bank, broker or other nominee.

If your bank, broker or nominee holds your shares in its name and you do not instruct them how to vote, they will have discretion to vote your shares on routine matters, including the ratification of the selection of the Company’s independent public accounting firm (Proposal 4). However, they will not have discretion to vote on non-routine matters without direction from you, including the election of directors (Proposal 1), the advisory vote to approve PGT’s executive compensation (Proposal 2) and the Amendment and Restatement of the 2019 Equity and Incentive Compensation Plan (Proposal 3). Accordingly, broker non-votes will not occur at the Annual Meeting in connection with Proposal 4. Broker non-votes may occur in connection with Proposals 1, 2 and 3; however, broker non-votes will have no effect on the outcome of Proposals 1, 2 and 3.

If you do not give specific instructions, proxies that are signed and returned will be voted FOR the election of all director nominees named in the Proxy Statement, FOR approval of PGT’s executive compensation (say-on-pay), FOR approval of an Amendment and Restatement of the 2019 Equity and Incentive Compensation Plan, and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2022.

Whether you submit your proxy online, by telephone or by mail, you may revoke it at any time before voting takes place at the Meeting by:

•	Submitting a later-dated proxy relating to the same shares by mail, telephone or the Internet prior to the vote at the Annual Meeting; or

•	Attending the virtual Annual Meeting and voting online (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

SOLICITING PROXIES

We will bear all expenses incurred in connection with the solicitation of proxies. Our directors, officers and employees may also solicit proxies from stockholders by telephone, letter, facsimile or in person. In addition, we have retained MacKenzie Partners, Inc. to act as proxy solicitor in conjunction with the Annual Meeting. We have agreed to pay that firm an estimated $7,500, plus reasonable out-of-pocket expenses, for proxy solicitation services. Following the original mailing of the Notice of Internet Availability, we will request brokers, custodians, nominees and other record holders to forward their own notice and, upon request, to forward copies of the Proxy Statement and related soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable expenses.

VOTING RESULTS

We will file a Form 8-K announcing the voting results within four business days after the Annual Meeting.

ANNUAL REPORT ON FORM 10-K AND ADDITIONAL MATERIALS

Upon request to our Corporate Secretary at rquinn@pgtinnovations.com, we will provide without charge to each person solicited an additional copy of our 2021 Annual Report on Form 10-K, including the financial statements and financial statement schedule filed therewith. Copies are also available on our website at ir.pgtinnovations.com/financial-information/sec-filings. We will furnish requesting stockholders with any exhibit not contained in our 2021 Annual Report on Form 10-K upon payment of a reasonable fee.

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“HOUSEHOLDING” OF PROXY MATERIALS AND ANNUAL REPORTS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” is intended to provide extra convenience for stockholders and reduce costs.

We and a number of brokers with account holders who are our stockholders will be householding our Proxy Materials. We will deliver a single set of Proxy Materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of Proxy Materials, or if you are receiving multiple sets of Proxy Materials and would like to receive only one, please notify your broker, bank or other nominee if you are a beneficial stockholder or notify us if you are a registered stockholder. Registered stockholders can notify us by sending a written request to PGT Innovations, Inc., 1070 Technology Drive, North Venice, FL 34275, Attention: General Counsel and Corporate Secretary, and we will promptly deliver any additional Proxy Materials requested.

The Notice of Internet Availability of Proxy Materials contains instructions on how to access our Proxy Statement and our 2021 Annual Report to Stockholders on how to receive a paper copy of the Proxy Materials. If you request paper copies of the Proxy Materials, please complete, sign, date and return the accompanying proxy in the postage-paid envelope provided. See “VOTING AND REVOKING PROXIES” in the Proxy Statement for more details.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS

Pursuant to Rule 14a-8 under the Exchange Act, we must receive any proposals from stockholders intended for inclusion in the proxy statement for our 2023 Annual Meeting of Stockholders no later than 120 days before the anniversary date of the distribution of this Proxy Statement (i.e., December 30, 2022). Holders of common stock who wish to have proposals submitted for inclusion in the proxy statement for our 2023 Annual Meeting of Stockholders should consult the applicable rules and regulations of the SEC with respect to such proposals, including certain information required to be in the proposal, the permissible number and length of proposals, and other matters governed by such rules and regulations, and should also consult our by-laws. Stockholders should submit their proposals to our Corporate Secretary at rquinn@pgtinnovations.com.

Stockholders who intend to present a proposal at our 2023 Annual Meeting of Stockholders without inclusion of the proposal in our Proxy Materials are required to provide notice of such proposal to our Corporate Secretary so that such notice is received by our Corporate Secretary at our principal executive offices no later than March 12, 2023, and no earlier than February 10, 2023; provided, however, that if the date of the 2023 Annual Meeting of Stockholders is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the 2022 Annual Meeting of Stockholders, notice to be timely must be so delivered not later than the close of business on the later of (i) the 60th day prior to the 2023 Annual Meeting of Stockholders or (ii) the 10th day following the day on which such notice of the date of the 2023 Annual Meeting of Stockholders was mailed or such public disclosure of the date of the 2023 Annual Meeting of Stockholders was made, whichever first occurs. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including those set forth in our by-laws.

Our stockholders can find our by-laws on file with the SEC.

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Appendix A

AMENDED AND RESTATED

PGT INNOVATIONS, INC.

2019 EQUITY AND INCENTIVE COMPENSATION PLAN

1. Purpose. The purpose of the Amended and Restated PGT Innovations, Inc. 2019 Equity and Incentive Compensation Plan (the “Plan”) is to permit award grants to non-employee Directors, officers and other employees of the Company and its Subsidiaries, and certain consultants to the Company and its Subsidiaries, and to provide to such persons incentives and rewards for service and/or performance.

2. Definitions. As used in this Plan:

(a) “Appreciation Right” means a right granted pursuant to Section 5 of this Plan.

(b) “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of an Appreciation Right.

(c) “Board” means the Board of Directors of the Company.

(d) “Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.

(e) “Change in Control” has the meaning set forth in Section 12 of this Plan.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder, as such law and regulations may be amended from time to time.

(g) “Committee” means the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 10 of this Plan.

(h) “Common Shares” means the shares of common stock, par value $0.01 per share, of the Company or any security into which such common shares may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.

(i) “Company” means PGT Innovations, Inc., a Delaware corporation, and its successors.

(j) “Date of Grant” means the date provided for by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 9 of this Plan, or a grant or sale of Restricted Shares, Restricted Share Units, or other awards contemplated by Section 9 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).

(k) “Director” means a member of the Board.

(l) “Effective Date” means the date this Plan is adopted by the Board and approved by the Shareholders.

(m) “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under this Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(o) “Incentive Stock Option” means an Option Right that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision. Incentive Stock Options may be granted only to employees of the Company or of a parent or subsidiary corporation (as defined in Section 424(a) of the Code).

(p) “Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Shares, Restricted Share Units, dividend equivalents or other awards pursuant to this Plan. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the goals or actual levels of achievement regarding the Management Objectives, in whole or in part, as the Committee deems appropriate and equitable.

(q) “Market Value per Share” means, as of any particular date, the closing price of a Common Share as reported for that date on the New York Stock Exchange or, if the Common Shares are not then listed on the New York Stock Exchange, on any other national securities exchange on which the Common Shares are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Common Shares, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the applicable Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(r) “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(s) “Option Price” means the purchase price payable on exercise of an Option Right.

(t) “Option Right” means the right to purchase Common Shares upon exercise of an award granted pursuant to Section 4 of this Plan.

(u) “Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) a non-employee Director, (ii) an officer or other employee of the Company or any Subsidiary, including a person who has agreed to commence serving in such capacity within 90 days of the Date of Grant, or (iii) a person, including a consultant, who provides services to the Company or any Subsidiary that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an “employee”).

(v) “Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.

(w) “Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 8 of this Plan.

(x) “Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.

(y) “Plan” means this Amended and Restated PGT Innovations, Inc. 2019 Equity and Incentive Compensation Plan, as may be amended or amended and restated from time to time.

(z) “Predecessor Plans” means the PGT, Inc. 2014 Omnibus Equity Incentive Plan and the PGT, Inc. 2006 Equity Incentive Plan, in each case including as amended or amended and restated.

(aa) “Restricted Shares” means Common Shares granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.

(bb) “Restricted Share Units” means an award made pursuant to Section 7 of this Plan of the right to receive Common Shares, cash or a combination thereof at the end of the applicable Restriction Period.

(cc) “Restriction Period” means the period of time during which Restricted Share Units are subject to restrictions, as provided in Section 7 of this Plan.

(dd) “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Base Price provided for with respect to the Appreciation Right.

(ee) “Stockholder” means an individual or entity that owns one or more Common Shares.

(ff) “Subsidiary” means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company at the time owns or controls, directly or indirectly, more than 50% of the total combined Voting Power represented by all classes of stock issued by such corporation.

(gg) “Voting Power” means, at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company or members of the board of directors or similar body in the case of another entity.

3. Shares Available Under this Plan.

(a) Maximum Shares Available Under this Plan.

(i)	Subject to adjustment as provided in Section 11 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of Common Shares available under this Plan for awards of (A) Option Rights or Appreciation Rights, (B) Restricted Shares, (C) Restricted Share Units, (D) Performance Shares or Performance Units, (E) awards contemplated by Section 9 of this Plan, or (F) dividend equivalents paid with respect to awards made under this Plan will not exceed in the aggregate (x) 4,550,000 Common Shares. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii)

Subject to the share counting rules set forth in Section 3(b) of this Plan, the aggregate number of Common Shares available under Section 3(a)(i) of this Plan will be reduced by one Common Share for every one Common Share subject to an award granted under this Plan.

(b) Share Counting Rules.

(i)

Except as provided in Section 23 of this Plan, if any award granted under this Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under Section 3(a)(i) above.

(ii)

If, after the Effective Date, any Common Shares subject to an award granted under the Predecessor Plans are forfeited, or an award granted under the Predecessor Plans (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under this Plan.

(iii)

Notwithstanding anything to the contrary contained in this Plan: (A) Common Shares withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan; (B) Common Shares withheld by the Company, tendered or otherwise used to satisfy tax withholding will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan; (C) Common Shares subject to a share-settled Appreciation Right that are not actually issued in connection with the settlement of such Appreciation Right on the exercise thereof will not be added back to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan; and (D) Common Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan.

(iv)

If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate limit under Section 3(a)(i) of this Plan.

(c) Limit on Incentive Stock Options. Notwithstanding anything to the contrary contained in this Plan, and subject to adjustment as provided in Section 11 of this Plan, the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 4,550,000 Common Shares. Notwithstanding any designation as an Incentive Stock Option, to the extent that the aggregate fair market value of Common Shares subject to a Participant’s Incentive Stock Options that become exercisable for the first time during any calendar year exceeds $100,000, such excess Option Rights shall be treated as Non-Qualified Stock Options. For purposes of the foregoing, Incentive Stock Options shall be taken into account in the order in which they were granted, and the fair market value of the Common Shares shall be determined as of the date of the grant of such Option Rights. No Incentive Stock Options may be issued more than ten years following the earlier of (i) the date of adoption or (ii) the most recent date of approval of the Plan by the shareholders of the Company.

(d) Limit on non-employee Director Compensation. A Participant who is a non-employee Director may not receive compensation for any calendar year in excess of $750,000 in the aggregate, including cash payments and equity awards.

4. Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant will specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b) Each grant will specify an Option Price per Common Share, which Option Price (except with respect to awards under Section 23 of this Plan) may not be less than the Market Value per Share on the Date of Grant.

(c) Each grant will specify whether the Option Price will be payable (i) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Shares owned by the Optionee having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, by the withholding of Common Shares otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Common Shares so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.

(d) To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the Common Shares to which such exercise relates.

(e) Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary, if any, that is necessary before any Option Rights or installments thereof will vest. Option Rights may provide for continued vesting or the earlier vesting of such Option Rights, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(f) Any grant of Option Rights may specify Management Objectives regarding the vesting of such rights.

(g) Option Rights granted under this Plan may be (i) options, including Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended to so qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(h) No Option Right will be exercisable more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Option Right upon such terms and conditions as established by the Committee.

(i) Except as set forth in Section 11, Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(j) Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

5. Appreciation Rights.

(a) The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to any Participant of Appreciation Rights. An Appreciation Right will be the right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise.

(b) Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i)	Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, Common Shares or any combination thereof.

(ii)

Each grant will specify the period or periods of continuous service by the Participant with the Company or any Subsidiary, if any, that is necessary before the Appreciation Rights or installments thereof will vest. Appreciation Rights may provide for continued vesting or the earlier vesting of such Appreciation Rights, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(iii)	Any grant of Appreciation Rights may specify Management Objectives regarding the vesting of such Appreciation Rights.

(iv)	Except as set forth in Section 11, Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(v)

Each grant of Appreciation Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

(c) Also, regarding Appreciation Rights:

(i)

Each grant will specify in respect of each Appreciation Right a Base Price, which (except with respect to awards under Section 23 of this Plan) may not be less than the Market Value per Share on the Date of Grant; and

(ii)

No Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Appreciation Right upon such terms and conditions as established by the Committee.

6. Restricted Shares. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Shares to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each such grant or sale will constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter described.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c) Each such grant or sale will provide that the Restricted Shares covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant or until achievement of Management Objectives referred to in Section 6(e) of this Plan.

(d) Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares will be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Date of Grant (which restrictions may include rights of repurchase or first refusal of the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture while held by any transferee).

(e) Any grant of Restricted Shares may specify Management Objectives regarding the vesting of such Restricted Shares.

(f) Notwithstanding anything to the contrary contained in this Plan, Restricted Shares may provide for the earlier vesting of such Restricted Shares, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(g) Any such grant or sale of Restricted Shares may require that any and all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional Restricted Shares, which will be subject to the same restrictions as the underlying award. For the avoidance of doubt, any such dividends or other distributions on Restricted Shares shall be deferred until, and paid contingent upon, the vesting of such Restricted Shares.

(h) Each grant or sale of Restricted Shares will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Shares will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Shares will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Shares.

7. Restricted Share Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Share Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each such grant or sale will constitute the agreement by the Company to deliver Common Shares or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding Management Objectives) during the Restriction Period as the Committee may specify.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c) Notwithstanding anything to the contrary contained in this Plan, Restricted Share Units may provide for continued vesting or the earlier lapse or other modification of the Restriction Period, including in the event of the retirement, death, disability or termination or employment of service of a Participant or in the event of a Change in Control.

(d) During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Common Shares deliverable upon payment of the Restricted Share Units and will have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Share Units on a deferred and contingent basis, either in cash or in additional Common Shares; provided, however, that dividend equivalents or other distributions on Common Shares underlying Restricted Share Units shall be deferred until and paid contingent upon the vesting of such Restricted Share Units.

(e) Each grant or sale of Restricted Share Units will specify the time and manner of payment of the Restricted Share Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Common Shares or cash, or a combination thereof.

(f) Each grant or sale of Restricted Share Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

8. Cash Incentive Awards, Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant will specify the number or amount of Performance Shares or Performance Units, or amount payable with respect to a Cash Incentive Award, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

(b) The Performance Period with respect to each Cash Incentive Award or grant of Performance Shares or Performance Units will be such period of time as will be determined by the Committee, which may be subject to continued vesting or earlier lapse or other modification, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(c) Each grant of a Cash Incentive Award, Performance Shares or Performance Units will specify Management Objectives regarding the earning of the award.

(d) Each grant will specify the time and manner of payment of a Cash Incentive Award, Performance Shares or Performance Units that have been earned.

(e) The Committee may, on the Date of Grant of Performance Shares or Performance Units, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional Common Shares, which dividend equivalents shall be subject to deferral and payment on a contingent basis based on the Participant’s earning and vesting of the Performance Shares or Performance Units, as applicable, with respect to which such dividend equivalents are paid.

(f) Each grant of a Cash Incentive Award, Performance Shares or Performance Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

9. Other Awards.

(a) Subject to applicable law and the applicable limits set forth in Section 3 of this Plan, the Committee may authorize the grant to any Participant of Common Shares or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the Common Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 9 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Shares, other awards, notes or other property, as the Committee determines.

(b) Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 9.

(c) The Committee may authorize the grant of Common Shares as a bonus, or may authorize the grant of other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.

(d) The Committee may, at or after the Date of Grant, authorize the payment of dividends or dividend equivalents on awards granted under this Section 9 on a deferred and contingent basis, either in cash or in additional Common Shares; provided, however, that dividend equivalents or other distributions on Common Shares underlying awards granted under this Section 9 shall be deferred until and paid contingent upon the earning and vesting of such awards.

(e) Each grant of an award under this Section 9 will be evidenced by an Evidence of Award. Each such Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve, and will specify the time and terms of delivery of the applicable award.

(f) Notwithstanding anything to the contrary contained in this Plan, awards under this Section 9 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

10. Administration of this Plan.

(a) This Plan will be administered by the Committee. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.

(b) The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be binding, final and conclusive on all persons. No member of the Committee shall be liable for any such action or determination made in good faith.

In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

(c) To the extent permitted by law, the Committee may delegate to one or more of its members, to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee: (i) designate employees to be recipients of awards under this Plan; and (ii) determine the size of any such awards; provided, however, that (A) the Committee will not delegate such responsibilities to any such officer for awards granted to an employee who is an officer (for purposes of Section 16 of the Exchange Act), Director, or more than 10% “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act; (B) the resolution providing for such authorization shall set forth the total number of Common Shares such officer(s) may grant; and (C) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.

11. Adjustments. The Committee shall make or provide for such adjustments in the number of and kind of Common Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Shares, Restricted Share Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of and kind of Common Shares covered by other awards granted pursuant to Section 9 of this Plan, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, respectively, in Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the number of Common Shares specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, determines is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the number specified in Section 3(c) of this Plan will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.

12. Change in Control.

(a) “Change in Control” Definition. For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan, a “Change in Control” will be deemed to have occurred upon the occurrence (after the Effective Date) of any of the following events:

(i)

any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or any Affiliate thereof) representing 50% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of subsection (iii) below;

(ii)

the following individuals cease for any reason to constitute a majority of the number of Directors then serving on the Board: individuals who, on the Effective Date, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of Directors of the Company) whose appointment or election by the Board or nomination for election by the Stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended (“Incumbent Directors”);

(iii)

there is consummated a merger or amalgamation or consolidation of the Company or any direct or indirect Subsidiary with any other corporation or other entity, other than (A) a merger or amalgamation or consolidation which results in (1) the voting securities of the Company outstanding immediately prior to such merger or amalgamation or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, more than 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or amalgamation or consolidation and (2) the Incumbent Directors continuing immediately thereafter to represent at least a majority of the board of directors of the Company, the entity surviving such merger or amalgamation or consolidation or, if the Company or the entity surviving such merger or amalgamation or consolidation is then a Subsidiary, the ultimate parent thereof, or (B) a merger or amalgamation or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(iv)

there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than (A) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by Stockholders following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof; or

(v)	the Stockholders approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, (I) a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of Common Shares immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions and (II) for each award under the Plan that constitutes deferred compensation under Section 409A of the Code, and to the extent required to avoid adverse tax consequences under Section 409A of the Code, a Change in Control shall be deemed to have occurred under the Plan with respect to such award only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code.

(b) Treatment on Qualifying Termination Following Change in Control. Unless otherwise determined by the Committee and evidenced in an Evidence of Award, in the event that (x) a Change in Control occurs, and (y) a Participant’s employment or service is terminated by the Company, its successor or an Affiliate thereof without Cause or by the Participant for Good Reason (if applicable) on or after the effective date of the Change in Control but prior to twelve (12) months following the Change in Control, then:

(i)	any unvested or unexercisable portion of any award under the Plan carrying a right to exercise shall become fully vested and exercisable; and

(ii)

the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to an award granted under the Plan shall lapse and such awards shall be deemed fully vested and any performance conditions imposed with respect to such awards shall be deemed to be achieved at the target level.

If the Committee determines in its discretion pursuant to Section 19(c) hereof to accelerate the vesting of Option Rights or Appreciation Rights in connection with a Change in Control, the Committee shall also have discretion in connection with such action to provide that all Option Rights and/or Appreciation Rights outstanding immediately prior to such Change in Control shall expire on the effective date of such Change in Control.

(c) Certain Defined Terms. For purposes of this Section 12, the following terms shall have the following meanings:

(i)	“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

(ii)	“Beneficial Owner” (or any variant thereof) has the meaning defined in Rule 13d-3 under the Exchange Act.

(iii)

“Cause” has the meaning assigned to such term in the Evidence of Award or in any individual employment or severance agreement with the Participant or, if any such agreement does not define “Cause,” Cause means: (A) the commission of fraud or dishonesty by the Participant in the course of the Participant’s employment; (B) the indictment of, or conviction of or entering of a plea of nolo contendere by, the Participant for a crime constituting a felony or in respect of any fraud or dishonesty; (C) the commission of an act by the Participant which would make the Participant or the Company (including any of its Subsidiaries or Affiliates) subject to being enjoined, suspended, barred or otherwise disciplined for violation of federal or state securities laws, rules or regulations, including a statutory disqualification or any other misconduct by the Participant which is materially injurious to the Company (including any of its Subsidiaries or Affiliates); (D) gross negligence or willful misconduct in connection with the Participant’s performance of his or her duties in connection with the Participant’s employment by the Company (including any of its Subsidiaries or Affiliates) or the Participant’s failure to comply with any of the restrictive covenants to which the Participant is subject; (E) the Participant’s willful failure to comply with any policies or procedures of the Company as in effect from time to time provided that the Participant shall have been delivered a copy of such policies or procedures or such policies or procedures shall have been posted on a Company intranet or website; or (F) the Participant’s failure to perform the material duties in connection with the Participant’s position, unless the Participant remedies the failure referenced in this clause (F) no later than ten (10) days following delivery to the Participant of a written notice from the Company (including any of its Subsidiaries or Affiliates) describing such failure in reasonable detail (provided that the Participant shall not be given more than one opportunity in the aggregate to remedy failures described in this clause (F)).

(iv)

“Good Reason” has the meaning set forth in any individual employment or severance agreement with the Participant, provided that if any such agreement does not define “Good Reason,” Good Reason and any provision of this Plan that refers to Good Reason shall not be applicable to such Participant.

(v)	“Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.

13. Minimum Vesting Requirements. Notwithstanding anything to the contrary herein, and subject to Section 12, awards shall vest over a period of not less than one year following the date of grant (the “Minimum Vesting Requirements”); provided, however, that the Committee may, in its sole discretion, (i) accelerate the vesting of awards or otherwise lapse or waive the Minimum Vesting Requirements upon (A) the Participant’s death or disability or (B) a Change in Control (subject to the requirements of Section 12) and (ii) grant awards that are not subject to the Minimum Vesting Requirements with respect to 5% or less of the Common Shares available for issuance under the Plan (as set forth in Section 3(a), as may be adjusted pursuant to Section 3(b)).

14. Detrimental Activity and Recapture Provisions. Any Evidence of Award may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either (a) during employment or other service with the Company or a Subsidiary, or (b) within a specified period after termination of such employment or service, engages in any detrimental activity, as described in the applicable Evidence of Award or such clawback policy. In addition, notwithstanding anything in this Plan to the contrary, any Evidence of Award or such clawback policy may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any Common Shares issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded.

15. Non-U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company or any Subsidiary under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Shareholders.

16. Transferability.

(a) Except as otherwise determined by the Committee, and subject to compliance with Section 18(b) of this Plan and Section 409A of the Code, no Option Right, Appreciation Right, Restricted Share, Restricted Share Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 9 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except by will or the laws of descent and distribution. In no event will any such award granted under this Plan be transferred for value. Where transfer is permitted, references to “Participant” shall be construed, as the Committee deems appropriate, to include any permitted transferee to whom such award is transferred. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.

(b) The Committee may specify on the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Share Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer, including minimum holding periods.

17. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Common Shares, and such Participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, the Company will withhold Common Shares having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the Participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the Common Shares required to be delivered to the Participant, Common Shares having a value equal to the amount required to be withheld or by delivering to the Company other Common Shares held by such Participant. The Common Shares used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Shares on the date the benefit is to be included in Participant’s income. In no event will the fair market value of the Common Shares to be withheld and delivered pursuant to this Section 17 exceed the minimum amount required to be withheld, unless (i) an additional amount can be withheld and not result in adverse accounting consequences, (ii) such additional withholding amount is authorized by the Committee, and (iii) the total amount withheld does not exceed the Participant’s estimated tax obligations attributable to the applicable transaction. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of Option Rights.

18. Compliance with Section 409A of the Code.

(a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b) Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its Subsidiaries.

(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid adverse tax consequences under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the tenth business day of the seventh month after such separation from service. If an award includes a “series of installment payments” (within the meaning of Treasury Regulations §1.409A-2(b)(2)(iii)), a Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if an award includes “dividend equivalents” (within the meaning of Treasury Regulations §1.409A-3(e)), a Participant’s right to such dividend equivalents shall be treated separately from the right to other amounts under the award.

(d) Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such award.

(e) Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid adverse tax consequences under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes, interests and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any adverse tax consequences under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

19. Amendments.

(a) The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan, for purposes of applicable stock exchange rules and except as permitted under Section 11 of this Plan, (i) would materially increase the benefits accruing to Participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the Shareholders in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Shares are traded or quoted, all as determined by the Board, then, such amendment will be subject to Shareholder approval and will not be effective unless and until such approval has been obtained.

(b) Except in connection with a corporate transaction or event described in Section 11 of this Plan or in connection with a Change in Control, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding “underwater” Option Rights or Appreciation Rights (including following a Participant’s voluntary surrender of “underwater” Option Rights or Appreciation Rights) in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without Shareholder approval. This Section 19(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 19(b) may not be amended without approval by the Shareholders.

(c) If permitted by Section 409A of the Code, but subject to the paragraph that follows, including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Share Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any dividend equivalents or other awards made pursuant to Section 9 of this Plan subject to any vesting schedule or transfer restriction, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 16(b) of this Plan, the Committee may, in its sole discretion, provide for continued vesting (other than in the case of Restricted Shares) or accelerate the time at which such Option Right, Appreciation Right or other award may vest or be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

(d) Subject to Section 19(b) of this Plan, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Except for adjustments made pursuant to Section 11 of this Plan, no such amendment will materially impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

20. Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

21. Effective Date/Termination. This Plan will be effective as of the Effective Date. No grants will be made on or after the Effective Date under the Predecessor Plans, provided that outstanding awards granted under the Predecessor Plans will continue unaffected following the Effective Date. No grant will be made under this Plan on or after the tenth anniversary of the Effective Date, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan. For clarification purposes, the terms and conditions of this Plan shall not apply to or otherwise impact previously granted and outstanding awards under the Predecessor Plans, as applicable.

22. Miscellaneous Provisions.

(a) The Company will not be required to issue any fractional Common Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

(b) This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c) Except with respect to Section 22(e) of this Plan, to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d) No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or shares thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e) Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.

(f) No Participant will have any rights as a Shareholder with respect to any Common Shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such Common Shares upon the share records of the Company.

(g) The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(h) Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of Common Shares under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the crediting of dividend equivalents or interest on the deferral amounts.

(i) If any provision of this Plan is or becomes invalid or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect. Notwithstanding anything in this Plan or an Evidence of Award to the contrary, nothing in this Plan or in an Evidence of Award prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

23. Share-Based Awards in Substitution for Awards Granted by Another Company. Notwithstanding anything in this Plan to the contrary:

(a) Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted shares, restricted share units or other share or share-based awards held by awardees of an entity engaging in a corporate acquisition, merger, amalgamation or consolidation transaction (any such transaction, an “Acquisition Transaction”) with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the Acquisition Transaction, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b) In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges, amalgamates or consolidates has shares available under a pre-existing plan previously approved by shareholders and not adopted in contemplation of such Acquisition Transaction, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such Acquisition Transaction under this Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the Acquisition Transaction, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such Acquisition Transaction.

(c) Any Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) of this Plan will not reduce the Common Shares available for issuance or transfer under this Plan or otherwise count against the limits contained in Section 3 of this Plan. In addition, no Common Shares subject to an award that is granted by, or becomes an obligation of, the Company under Sections 22(a) or 22(b) of this Plan, will be added to the aggregate limit contained in Section 3(a)(i) of this Plan.

PGT INNOVATIONS, INC.
ATTN: RYAN QUINN
1070 TECHNOLOGY DRIVE
NORTH VENICE, FL 34275
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Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 9, 2022 for shares held directly and by 11:59 p.m. Eastern Time on June 7, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/PGTI2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 9, 2022 for shares held directly and by 11:59 p.m. Eastern Time on June 7, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D85392-P68615 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY PGT INNOVATIONS, INC. The Board of Directors recommends you vote “FOR ALL” the following:
1. To elect three Class I directors, nominated by the Board of Directors, each to serve until the 2025 Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified: Nominees: 01) Xavier F. Boza 02) Alexander R. Castaldi 03) William J. Morgan The Board of Directors recommends you vote “FOR” proposals 2, 3 and 4: 2. To approve the compensation of our Named Executive Officers on an advisory basis. 3. To approve the amendment and restatement of the 2019 Equity and Incentive Compensation Plan. 4. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2022 fiscal year. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report on Form 10-K and Proxy Statement are available at www.proxydocs.com/PGTI D85393-P68615
PGT INNOVATIONS, INC.
Proxy Card
This proxy is solicited on behalf of the Board of Directors of PGT INNOVATIONS, INC. for the Annual Meeting of Stockholders to be held on June 10, 2022 The undersigned stockholder of PGT Innovations, Inc. hereby appoints Jeffrey T. Jackson and John Kunz, and each of them, acting individually, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of PGT Innovations, Inc. Common Stock which the undersigned may be entitled to vote during the Meeting, on June 10, 2022 at 3:00 PM Eastern Time and at any adjournment or postponement thereof, as indicated on the reverse side. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted “FOR ALL” three nominees set forth in proposal 1, and “FOR” proposals 2, 3 and 4. The undersigned hereby acknowledges receipt of PGT Innovations, Inc.’s Annual Report for the 2021 fiscal year ended January 1, 2022 and the accompanying Notice of Annual Meeting and Proxy Statement and hereby revokes any other proxy or proxies given with respect to the matters set forth on the reverse side. (Continued and to be signed on reverse side.)